Exhibit 2.1

AGREEMENT AND PLAN

OF

MERGER

SMARTFINANCIAL, INC.

SMARTBANK

CAPSTONE BANCSHARES, INC.

AND

CAPSTONE BANK

May 22, 2017

Exhibit(s)

Exhibit A	Form of Voting Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of the 22nd day of May, 2017, is made and entered into by and among SmartFinancial, Inc., a Tennessee corporation (“SmartFinancial”), SmartBank, a Tennessee-chartered commercial bank and wholly-owned subsidiary of SmartFinancial (“SmartBank”), Capstone Bancshares, Inc., an Alabama corporation (“Bancshares”), and Capstone Bank, an Alabama-chartered commercial bank and wholly-owned subsidiary of Bancshares (“Capstone”), under authority of resolutions of their respective boards of directors duly adopted.

R E C I T A L S

A. The board of directors of each of SmartFinancial, SmartBank, Bancshares, and Capstone has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of SmartFinancial, SmartBank, Bancshares, and Capstone, respectively, and their respective shareholders.

B. As a material inducement for SmartFinancial and SmartBank to enter into this Agreement, certain holders of Bancshares Class A Stock (as defined below) have entered into Voting Agreements dated as of the date hereof and substantially in the form attached hereto as Exhibit A pursuant to which such Persons have agreed, among other things, to vote their shares of Bancshares Class A Stock in favor of approval of this Agreement and the transactions contemplated hereby.

C. For United States federal income tax purposes, the Parties (as defined below) intend for the Parent Merger (as defined below) provided for herein to qualify as a “reorganization” under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations and formal guidance issued thereunder (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants, representations, warranties, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. For purposes of and as used in this Agreement, the terms defined below shall, when capitalized, have the indicated meanings.

“Acquisition Proposal” means, with respect to a Party, any inquiry, indication, proposal, solicitation, or offer, or the filing of any regulatory application, notice, waiver, or request (whether in draft or final form), from or by any Person relating to (i) any direct or indirect sale, acquisition, purchase, lease, exchange, mortgage, pledge, transfer, or other disposition of 15% or more of such Party’s consolidated assets in a single transaction or series of transactions; (ii) any tender offer (including a self-tender) or exchange offer with respect to, or direct or indirect purchase or acquisition of, 15% or more of any class of equity or voting securities of such Party; or (iii) any merger, share exchange, consolidation, business combination, reorganization, recapitalization, or similar transaction involving such Party or any of its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person. For this purpose, the terms “controls,” “controlled by,” and “under common control with” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Alabama Corporation Act” means the Alabama Business Corporation Law, Ala. Code § 10A-1-1.01 et seq. (to the extent applicable to business corporations) and § 10A-2-1.01 et seq.

“Bancshares Class A Stock” means the Class A voting common stock, par value $0.01 per share, of Bancshares.

“Bancshares Class B Stock” means the Class B non-voting common stock, par value $0.01 per share, of Bancshares.

“Bancshares Class C Stock” means the Class C stock, par value $0.01 per share, of Bancshares.

“Bancshares Financial Statements” means, collectively, the Audited Bancshares Financials and the Interim Bancshares Financials.

“Bancshares Loan Property” means any property in which Bancshares or a Subsidiary of Bancshares holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Bancshares Material Adverse Effect” means an effect, circumstance, occurrence, event, development, or change that, individually or in the aggregate with one or more other effects, circumstances, occurrences, events, developments, or changes, (i) has had or could reasonably be expected to have a material and adverse effect on the business, condition (financial or otherwise), operations, or results of operations of Bancshares and its Subsidiaries taken as a whole or (ii) materially impairs the ability of Bancshares or Capstone to perform its obligations under this Agreement or prevents or materially impedes the consummation by Bancshares or Capstone of the transactions contemplated by this Agreement; provided, however, that, with respect to clause (i), the term Bancshares Material Adverse Effect shall not be deemed to include the impact of any effect, circumstance, occurrence, event, development, or change resulting from (A) changes after the date hereof in Laws of general applicability that apply to insured depository institutions and/or registered bank holding companies generally, or interpretations thereof by Governmental Entities, (B) changes after the date hereof in GAAP or regulatory accounting requirements applicable to insured depository institutions and/or registered bank holding companies generally, (C) changes in economic conditions, or changes in global, national, or regional political or market conditions (including changes in prevailing interest or exchange rates), in either case affecting the banking and financial services industry generally, (D) any failure by Bancshares or Capstone to meet any internal or published industry analyst projections, forecasts, or estimates of revenue, earnings, or other financial or operating metrics for any period (it being understood that any facts or circumstances giving rise to or contributing to any such failure that are not otherwise excluded from the definition of Bancshares Material Adverse Effect may be taken into account in determining whether there exists or has occurred a Bancshares Material Adverse Effect), or (E) actions or omissions of SmartFinancial, SmartBank, Bancshares, and Capstone required under this Agreement or taken or omitted to be taken with the prior written consent of the SmartBank Parties (in the case of actions or omissions by the Capstone Parties) or the Capstone Parties (in the case of actions or omissions by the SmartFinancial Parties); provided that effects, circumstances, occurrences, events, developments, and changes resulting from the changes or other matters described in clauses (A), (B), and (C) shall not be excluded in determining whether there exists or has occurred a Bancshares Material Adverse Effect to the extent of any materially disproportionate impact they have on Bancshares and its Subsidiaries taken as a whole as measured relative to similarly situated companies in the banking and financial services industry.

“Bancshares Option” means an option to acquire shares of Bancshares Class A Stock under the Capstone Bancshares, Inc. 2008 Long-Term Incentive Plan, as amended.

“Bancshares Participation Facility” means any facility in which Bancshares or a Subsidiary of Bancshares participates in the management thereof (including all property held as trustee or in any other fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Bancshares Stock” means, collectively, the Bancshares Class A Stock, the Bancshares Class B Stock, and the Bancshares Class C Stock.

“Banking Act” means the Tennessee Banking Act, Tenn. Code Ann. § 45-1-101 et seq.

“Banking Code” means the Alabama Banking Code, Ala. Code § 5-1A-1 et seq.

“Banking Department” means the State of Alabama State Banking Department.

“BHCA” means the Bank Holding Company Act of 1956, as amended (12 U.S.C. § 1841 et seq.)

“Book-Entry Shares” means non-certificated shares of Bancshares Class A Stock immediately prior to the Effective Time.

“Business Day” means Monday through Friday of each week, excluding legal holidays recognized as such by the United States government and any day on which banking institutions in the State of Tennessee are authorized or obligated to close.

“Capstone Parties” means, collectively, Bancshares and Capstone.

“Capstone Stock” means the capital stock, par value $1.00 per share, of Capstone.

“Certificate” means a certificate which prior to the Effective Time represents shares of Bancshares Class A Stock.

“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement dated March 11, 2016, as amended, among SmartFinancial, SmartBank, Bancshares, and Capstone.

“Contract” means any contract, lease, deed, deed of trust, mortgage, license, instrument, note, commitment, undertaking, indenture, or other agreement, understanding, or legally binding arrangement, whether written or oral.

“Disclosure Memoranda” means, collectively, the SmartFinancial Disclosure Memorandum and the Capstone Disclosure Memorandum.

“Environmental Law” means any Law relating to (i) pollution, the protection, preservation, or restoration of the indoor or outdoor environment, human health and safety, or natural resources, (ii) the handling, use, storage, recycling, treatment, generation, transportation, processing, production, presence, disposal, release, or threatened release of or exposure to any Hazardous Substance or (iii) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, without limitation, (i) the following statutes, as amended, any successors thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations, and the like addressing similar matters: the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and

Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and (ii) any common Law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that is considered one employer with a Party or any of such Party’s Subsidiaries under Section 4001(b)(1) of ERISA or Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Shares” means shares of Bancshares Class A Stock that, immediately prior to the Effective Time, are owned or held, other than in a bona fide fiduciary or agency capacity, by SmartFinancial, SmartBank, Bancshares, or Capstone, or any Subsidiary of SmartFinancial, SmartBank, Bancshares, or Capstone, including shares of Bancshares Class A Stock held by Bancshares as treasury stock.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“GAAP” means accounting principles generally accepted in the United States.

“Governmental Entity” means any federal, state, provincial, local, or foreign court, agency, arbitrator, mediator, tribunal, commission, governmental or regulatory authority, or other governmental or administrative body, instrumentality, or authority, including without limitation the SEC, the Federal Trade Commission, the United States Department of Justice, the United States Department of Labor, the IRS, the Federal Reserve, the FDIC, the TDFI, and the Banking Department.

“Hazardous Substance” means any and all substances (whether solid, liquid, or gas) defined, listed, designated, classified, or otherwise regulated as pollutants, hazardous or toxic wastes, hazardous or toxic substances, hazardous or toxic materials, extremely hazardous or toxic wastes, flammable or explosive materials, radioactive materials, or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including without limitation oil, petroleum and petroleum products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter, and airborne pathogens (naturally occurring or otherwise).

“Intellectual Property” means (i) all inventions, whether or not patentable and whether or not reduced to practice, and all improvements thereon, and all patents, patent applications, and patent disclosures, together with all re-issues, continuations, continuations-in-part, divisions, extensions, and re-examinations thereof; (ii) all trademarks, whether registered or unregistered, service marks, logos, domain names, rights in or to Internet web sites, and corporate, fictitious, assumed, and trade names; (iii) all copyrights, whether registered or unregistered, and all applications, registrations, and renewals relative thereto; (iv) all datasets, databases, and related information and documentation; and (v) any and all other intellectual property and proprietary rights.

“IRS” means the United States Internal Revenue Service.

“Joint Proxy Statement/Prospectus” means the joint proxy statement prepared by SmartFinancial and Bancshares to solicit approval of this Agreement and the transactions contemplated hereby by the shareholders of SmartFinancial and Bancshares, which will include the prospectus of SmartFinancial relating to the issuance by SmartFinancial of SmartFinancial Common Stock to holders of Bancshares Class A Stock pursuant to and in accordance with Article III of this Agreement.

“Knowledge” means, with respect to a Party, the actual knowledge of the chairman, president, chief executive officer, chief financial officer, chief operating officer, chief lending officer, and chief credit officer of such Party, and other Persons performing similar functions for such Party. In addition, with respect to the Capstone Parties, the term “Knowledge” shall also include the actual knowledge of the operations officer, director of human resources, and branch administrator of Capstone.

“Laws” means any and all federal, state, provincial, local, and foreign laws, constitutions, common law principles, ordinances, codes, statutes, judgments, determinations, injunctions, decrees, orders, rules, and regulations.

“Liability” means any debt, liability, commitment, or obligation of any kind, character, or nature whatsoever (whether accrued, contingent, absolute, known, unknown, or otherwise and whether due or to become due).

“Lien” means any lien, claim, attachment, garnishment, imperfection of title, defect, pledge, mortgage, deed of trust, hypothecation, security interest, charge, option, restriction, easement, reversionary interest, right of refusal, voting trust arrangement, buy-sell agreement, preemptive right, or other adverse claim, encumbrance, or right of any nature whatsoever.

“Loan” means a loan, commitment, lease, advance, credit enhancement, guarantee, or other extension of credit or borrowing arrangement.

“Mailing Date” means the date on which the Joint Proxy Statement/Prospectus is first mailed to holders of Bancshares Class A Stock.

“Nasdaq” means The Nasdaq Capital Market.

“Parties” means, collectively, SmartFinancial, SmartBank, Bancshares, and Capstone.

“Permitted Exceptions” means (i) Liens for Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (ii) mechanics’, carriers’, workers’, repairers’, and similar inchoate liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested in good faith by appropriate proceedings being diligently conducted (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (iii) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over the subject Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (iv) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to the subject Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s business; (v) any right of way or easement related to public roads and highways, which does not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with the subject Person’s business; and (vi) inchoate liens arising or incurred in the ordinary course of business under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation for amounts that are not delinquent.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust, and any other entity or organization, whether or not incorporated, including without limitation any Governmental Entity.

“Registration Statement” means the registration statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed by SmartFinancial with the SEC under the Securities Act with respect to the shares of SmartFinancial Common Stock to be issued by SmartFinancial to the holders of Capstone Class A Stock in connection with the transactions contemplated by this Agreement.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“SmartBank Common Stock” means the common stock, par value $1.00 per share, of SmartBank.

“SmartBank Preferred Stock” means the preferred stock, par value $1.00 per share, of SmartBank.

“SmartBank Stock” means, collectively, the SmartBank Common Stock and the SmartBank Preferred Stock.

“SmartFinancial Common Stock” means the common stock, par value $1.00 per share, of SmartFinancial.

“SmartFinancial Material Adverse Effect” means an effect, circumstance, occurrence, event, development, or change that, individually or in the aggregate with one or more other effects, circumstances, occurrences, events, developments, or changes, (i) has had, or could reasonably be expected to have, a material and adverse effect on the business, condition (financial or otherwise), operations, or results of operations of SmartFinancial and its Subsidiaries taken as a whole or (ii) materially impairs the ability of SmartFinancial or SmartBank to perform its obligations under this Agreement or prevents or materially impedes the consummation by SmartFinancial or SmartBank of the transactions contemplated by this Agreement; provided, however, that, with respect to clause (i), the term SmartFinancial Material Adverse Effect shall not be deemed to include the impact of any effect, circumstance, occurrence, event development, or change resulting from (A) changes after the date of this Agreement in Laws of general applicability that apply to insured depository institutions and/or registered bank holding companies generally, or interpretations thereof by Governmental Entities, (B) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to insured depository institutions and/or registered bank holding companies generally, (C) changes in economic conditions, or changes in global, national, or regional political or market conditions (including changes in prevailing interest or exchange rates), in either case affecting the banking and financial services industry generally, (D) actions or omissions of SmartFinancial, SmartBank, Bancshares, and Capstone required under this Agreement or taken or omitted to be taken with the prior consent of the SmartFinancial Parties (in the case of actions or omissions by the Capstone Parties) or the Capstone Parties (in the case of actions or omissions by the SmartFinancial Parties), (E) any failure by SmartFinancial or SmartBank to meet any internal or published industry analyst projections, forecasts, or estimates of revenue, earnings, or other financial or operating metrics for any period (it being understood that any facts or circumstances giving rise to or contributing to any such failure that are not otherwise excluded from the definition of SmartFinancial Material Adverse Effect may be taken into account in determining whether there exists or has occurred a SmartFinancial Material Adverse Effect), or (F) changes in the trading price or trading volume of the SmartFinancial Common Stock (it being understood that any facts or circumstances giving rise to or contributing to any change in the trading price of the SmartFinancial Common Stock that are not otherwise excluded from the definition of SmartFinancial Material Adverse Effect may be taken into account in determining whether there exists or has occurred a SmartFinancial Material Adverse Effect); provided that effects, circumstances, occurrences, events, developments, and changes resulting from the changes or other matters described in clauses (A), (B), and (C) shall not be excluded in determining whether there exists or has occurred a SmartFinancial Material Adverse Effect to the extent of any materially disproportionate impact they have on SmartFinancial and its Subsidiaries taken as a whole as measured relative to similarly situated companies in the banking and financial services industry.

“SmartFinancial Option” means an option to acquire shares of SmartFinancial Common Stock under the Cornerstone Bancshares, Inc. Statutory-NonStatutory Stock Option Plan, as amended; the Cornerstone Bancshares, Inc. 2002 Long Term Incentive Plan, as amended; the SmartBank Stock Option Plan, as amended; the SmartFinancial, Inc. 2010 Incentive Plan, as amended; or the SmartFinancial, Inc. 2015 Stock Incentive Plan, as amended.

“SmartFinancial Parties” means, collectively, SmartFinancial and SmartBank.

“SmartFinancial Preferred Stock” means the preferred stock, par value $1.00 per share, of SmartFinancial, including the SmartFinancial Series B Stock.

“SmartFinancial Series B Stock” means the Non-Cumulative Perpetual Preferred Stock, Series B, par value $1.00 per share, of SmartFinancial.

“SmartFinancial Stock” means, collectively, the SmartFinancial Common Stock and the SmartFinancial Preferred Stock.

“Subsidiary” means any corporation, limited liability company, partnership, joint venture, or other entity in which SmartFinancial, SmartBank, Bancshares, or Capstone, as the case may be, has, directly or indirectly, an equity or ownership interest representing 50% or more of any class of the capital stock thereof or other equity or ownership interests therein.

“Superior Proposal” means any bona fide written proposal made by a third party for or with respect to an Acquisition Proposal which the Bancshares board of directors determines in good faith, after taking into account all legal, financial, regulatory, and other aspects of the proposal (including without limitation the amount, form, and timing of payment of consideration, the financing thereof, any associated break-up or termination fees, including those provided for in this Agreement, expense reimbursement provisions, and all conditions to consummation) and the Person making the proposal, and after taking into account the advice of Bancshares’ financial advisor (which shall be a nationally recognized investment banking firm) and outside legal counsel, is (i) more favorable from a financial point of view to the shareholders of Bancshares than the transactions contemplated by this Agreement and (ii) is reasonably likely to be consummated on the terms set forth; provided, however, that for purposes of this definition of Superior Proposal, references to “10% or more” in the definition of Acquisition Proposal shall be deemed to be references to “a majority.”

“Tax” or “Taxes” means any and all federal, state, provincial, local, and foreign taxes, including without limitation (i) any income, profits, alternative or add-on minimum, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, net worth, premium, real property, personal property, vehicle, airplane, boat, vessel, or other title or registration, environmental, or windfall profit tax, custom, or duty, or any other tax, fee, assessment, levy, tariff, or charge of any kind whatsoever, together with any interest or penalty, addition to tax, or other additional amount imposed by any Governmental Entity or other Person responsible for the imposition or collection of any such tax, and (ii) any Liability for the payment of any amounts of the type described in clause (i) above as a result of any express or implied agreement or obligation to indemnify any other Person or any contractual arrangement or agreement.

“Tax Return” means any return (including any amended return), declaration, or other report, including without limitation elections, claims for refunds, schedules, estimates, and information returns and statements, with respect to any Taxes (including estimated Taxes).

“TDFI” means the Tennessee Department of Financial Institutions.

“Tennessee Corporation Act” means the Tennessee Business Corporation Act, Tenn. Code Ann. § 48-11-101 et seq.

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, as amended.

Section 1.2 Other Definitions. Capitalized terms used in this Agreement and not defined in Section 1.1, but otherwise defined in this Agreement, shall have the meanings otherwise ascribed thereto.

ARTICLE II

THE MERGERS

Section 2.1 The Parent Merger. Subject to and upon the terms and conditions set forth in this Agreement, at the Effective Time (as defined below), Bancshares shall be merged with and into SmartFinancial in accordance with, and with the effects provided in, this Agreement and applicable provisions of the Tennessee Corporation Act and the Alabama Corporation Act (the “Parent Merger”). At the Effective Time, the separate corporate existence of Bancshares shall cease and SmartFinancial shall continue, as the surviving corporation of the Parent Merger, as a corporation chartered under the laws of the State of Tennessee unaffected and unimpaired by the Parent Merger (SmartFinancial in such capacity as the surviving corporation of the Parent Merger is sometimes referred to herein as the “Surviving Corporation”).

Section 2.2 Closing. Subject to the satisfaction or waiver (subject to applicable Law) of the conditions precedent set forth in Article VIII hereof (other than those conditions that by their nature are to be satisfied at the Closing), the closing of the transactions contemplated by this Agreement, including without limitation the Parent Merger (the “Closing”), shall take place at the offices of Butler Snow LLP, The Pinnacle at Symphony Place, Suite 1600, 150 3rd Avenue South, Nashville, Tennessee 37201, at 10:00 a.m. Central Time on such date as is mutually agreed upon by the Parties, provided that such date shall be not more than 30 days after the satisfaction or waiver (subject to applicable Law) of all of the conditions precedent set forth in Article VIII hereof (other than those conditions that by their nature are to be satisfied at the Closing), or at such other place, at such other time, or on such other date as the Parties may otherwise agree. Notwithstanding the foregoing, the Parties expressly agree that the Closing may take place by the electronic, facsimile, and/or overnight courier exchange of executed documents. The actual date on which the Closing shall occur is referred to in this Agreement as the “Closing Date.”

Section 2.3 Effective Time. Prior to or at the Closing, and in order to effect the Parent Merger, SmartFinancial and Bancshares shall duly execute and deliver articles of merger for filing with the Tennessee Secretary of State (the “Tennessee Articles of Merger”) and articles of merger for filing with the Alabama Secretary of State (the “Alabama Articles of Merger”), such articles of merger to be in such form and of such substance as is consistent with applicable provisions of the Tennessee Corporation Act and the Alabama Corporation Act and otherwise mutually agreed upon by SmartFinancial and Bancshares. The Parent Merger shall become effective on such date and at such time as set forth in the Tennessee Articles of Merger and Alabama Articles of Merger (the date and time the Parent Merger becomes effective being referred to in this Agreement as the “Effective Time”).

Section 2.4 Effects of the Parent Merger. The Parent Merger shall have the effects set forth in this Agreement and applicable provisions of the Tennessee Corporation Act and the Alabama Corporation Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, interests, privileges, powers, and franchises of Bancshares shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities, and duties of Bancshares shall become and be debts, liabilities, obligations, restrictions, disabilities, and duties of the Surviving Corporation.

Section 2.5 Name of Surviving Corporation. The legal name of the Surviving Corporation at and after the Effective Time of the Parent Merger will be “SmartFinancial, Inc.”

Section 2.6 Charter and Bylaws of Surviving Corporation. The charter and bylaws of SmartFinancial as in effect immediately prior to the Effective Time shall at and after the Effective Time be the charter and bylaws of the Surviving Corporation until such time as the same shall be amended in accordance with applicable Law.

Section 2.7 The Bank Merger. Simultaneously with the Parties’ execution of this Agreement, SmartBank and Capstone have executed and delivered an agreement and plan of merger dated the date hereof (the “Bank Merger Agreement”), which provides for the merger of Capstone with and into SmartBank immediately following the Parent Merger in accordance with the terms and conditions of, and with the effects provided by, the Bank Merger Agreement and applicable provisions of the Banking Act and the Banking Code (the “Bank Merger”). SmartBank will be the banking corporation to survive the Bank Merger, and at the effective time of the Bank Merger, the separate corporate existence of Capstone will cease. As soon as reasonably practicable following the date of this Agreement, SmartFinancial shall approve the Bank Merger Agreement as the sole shareholder of SmartBank and Bancshares shall approve the Bank Merger Agreement as the sole shareholder of Capstone. Prior to or at the Closing, SmartFinancial shall cause SmartBank, and Bancshares shall cause Capstone, to execute and deliver such articles or certificates of merger and such other documents and certificates as are necessary or appropriate to effectuate the Bank Merger (the “Bank Merger Certificates”).

ARTICLE III

MERGER CONSIDERATION

Section 3.1 Conversion of Bancshares Stock. Subject to the other provisions of this Article III, solely by virtue and as a result of the Parent Merger, each share of Bancshares Class A Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall at the Effective Time, automatically and without any action on the part of the holder(s) thereof, be converted into and canceled in exchange for, at the election of the holder(s) thereof as provided and subject to the limitations set forth in this Agreement, the right to receive either (a) $18.50 in cash, without interest (the “Cash Consideration”), or (ii) 0.85 shares (the “Exchange Ratio”) of SmartFinancial Common Stock (the “Stock Consideration”). The aggregate Cash Consideration and Stock Consideration payable or issuable by SmartFinancial to holders of Bancshares Class A Stock in accordance with this Agreement is referred to herein as the “Merger Consideration.”

Section 3.2 Election Procedures.

(a) An election form, in such form as SmartFinancial and Bancshares shall mutually agree (the “Election Form”), shall be mailed or delivered by Bancshares no later than the Mailing Date to each holder of record of shares of Bancshares Class A Stock as of the record date for determining Bancshares shareholders entitled to notice of and to vote on this Agreement at the Bancshares Meeting (the “Record Date”). Additionally, Bancshares shall make Election Forms available, upon request, to all Persons who become holders of Bancshares Class A Stock after the Record Date.

(b) The Election Form shall entitle each holder of shares of Bancshares Class A Stock (or the beneficial owner of such shares through appropriate and customary documentation and instructions) to (i) elect to receive Cash Consideration for all of such holder’s shares of Bancshares Class A Stock (a “Cash Election”), (ii) elect to receive Stock Consideration for all of such holder’s shares of Bancshares Class A Stock (a “Stock Election”), (iii) elect to receive Cash Consideration for 20% of such holder’s shares of Bancshares Class A Stock and Stock Consideration for the remaining 80% of such holder’s shares of Bancshares Class A Stock (a “Mixed Election”), or (iv) indicate that such holder has no preference, or makes no election, as to the receipt of Cash Consideration or Stock Consideration for such holder’s shares of Bancshares Class A Stock (a “Non-Election”). Holders of record of shares of Bancshares Class A Stock who hold such shares as nominees, trustees, or in other representative capacities (each a “Representative”) may submit multiple Election Forms, provided that any such Representative certifies that each such Election Form covers all of the shares of Bancshares Class A Stock held by that Representative for a particular beneficial owner. Shares of Bancshares Class A Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as “Cash Election Shares.” Shares of Bancshares Class A Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as “Stock Election Shares.” Shares of Bancshares Class A Stock as to which no election has been made, including shares issued in connection with the exercise after the Election Deadline (as defined below) of Bancshares Options, are referred to herein as “Non-Election Shares.” The aggregate number of shares of Bancshares Class A Stock with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.” All Dissenting Shares shall be deemed to be Cash Election Shares.

(c) To be effective, a properly completed Election Form must be received by the Exchange Agent (as defined below) prior to 5:00 p.m. Eastern Time on the fifth Business Day immediately following the date of the Bancshares Meeting, or such other time and/or date as SmartFinancial and Bancshares may mutually agree (the “Election Deadline”). An election shall be deemed to have been properly made only if the agent designated by SmartFinancial (who, if other than SmartFinancial’s then acting transfer agent, is reasonably acceptable to Bancshares) to act as the exchange agent for purposes of this Agreement (the “Exchange Agent”) shall have actually received a properly completed Election Form by the Election Deadline. A Bancshares shareholder shall be permitted to, at any time prior to the Election Deadline, change such shareholder’s election by written notice actually received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed substitute Election Form. A Bancshares shareholder shall be permitted to, at any time prior to the Election Deadline, revoke such shareholder’s election by written notice actually received by the Exchange Agent prior to the Election Deadline. All elections shall be deemed revoked automatically if the Exchange Agent is notified in writing by SmartFinancial and Bancshares that this Agreement has been terminated. If a Bancshares shareholder either (i) does not submit a properly completed Election Form by the Election Deadline, (ii) revokes such shareholder’s Election Form prior to the Election Deadline and does not submit a properly executed substitute Election Form prior to the Election Deadline, or (iii) asserts but fails to perfect such shareholder’s right to dissent from the Parent Merger under applicable Law, the shares of Bancshares Class A Stock held by such shareholder shall be designated Non-Election Shares. Subject to the terms and conditions of this Agreement, the Exchange Agent shall have reasonable discretion to determine whether any election, change, or revocation has been properly and timely made and received and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither the SmartFinancial Parties nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

Section 3.3 Allocation Procedures.

(a) Notwithstanding any other provision contained in this Agreement, 80% of the aggregate number of shares of Bancshares Class A Stock issued and outstanding immediately prior to the Effective Time, other than Excluded Shares (the “Stock Conversion Number”), shall be converted into and canceled in exchange for the right to receive Stock Consideration, and the remaining shares of Bancshares Class A Stock issued and outstanding immediately prior to the Effective Time, other than Excluded Shares, shall be converted into and canceled in exchange for the right to receive Cash Consideration.

(b) Within five Business Days after the later to occur of the Election Deadline and the Effective Time, SmartFinancial shall cause the Exchange Agent to effect the allocation among holders of Bancshares Class A Stock of rights to receive the Cash Consideration and the Stock Consideration in accordance with the Election Forms and the following allocation procedures:

(i) If the Stock Election Number exceeds the Stock Conversion Number, then (A) all Cash Election Shares and all Non-Election Shares shall be converted into and canceled in exchange for the right to receive Cash Consideration and (B) each holder of Stock Election Shares will be entitled to receive (1) Stock Consideration in respect of the number of Stock Election Shares held by such holder multiplied by a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, and (2) Cash Consideration in respect of the remainder of such holder’s Stock Election Shares;

(ii) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into and canceled in exchange for the right to receive Stock Consideration and the Cash Election Shares and the Non-Election Shares shall be treated in the following manner:

(A) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then (1) all Cash Election Shares shall be converted into and canceled in exchange for the right to receive Cash Consideration and (2) each holder of Non-Election Shares shall receive (y) Stock Consideration in respect of the number of Non-Election Shares held by such holder multiplied by a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, and (z) Cash Consideration in respect of the remainder of such holder’s Non-Election Shares; or

(B) If the Shortfall Number exceeds the number of Non-Election Shares, then:

(1) all Non-Election Shares shall be converted into and cancelled in exchange for the right to receive Stock Consideration;

(2) with respect to each holder of Bancshares Class A Stock who has made a Stock Election, such holder’s Stock Election Shares shall be converted into and canceled in exchange for the right to receive Stock Consideration;

(3) with respect to each holder of Bancshares Class A Stock who has made a Mixed Election, such holder’s Cash Election Shares shall be converted into and cancelled in exchange for the right to receive Cash Consideration and such holder’s Stock Election Shares shall be converted into and cancelled in exchange for the right to receive Stock Consideration; and

(4) with respect to each holder of Bancshares Class A Stock who has made a Cash Election, such holder shall receive (y) Stock Consideration in respect of the number of Cash Election Shares held by such holder multiplied by a fraction, the numerator of which is the amount by which the Stock Conversion Number exceeds the sum of (i) Non-Election Shares and (ii) Stock Election Shares held by holders of Bancshares Class A Stock who have made either a Stock Election or a Mixed Election, and the denominator of which is the total number of shares of Bancshares Class A Stock held by holders of Bancshares Class A Stock who have made a Cash Election, and (z) Cash Consideration in respect of the remainder of such holder’s Cash Election Shares.

Section 3.4 Exchange Procedures.

(a) Deposit with Exchange Agent. At or prior to the Closing, SmartFinancial shall deliver or cause to be delivered to the Exchange Agent, for the benefit of holders of Bancshares Class A Stock (other than holders of Excluded Shares and holders of Dissenting Shares), (i) a certificate or certificates or, at SmartFinancial’s option, evidence of shares in book entry form representing the number of shares of SmartFinancial Common Stock issuable to holders of Bancshares Class A Stock (other than holders of Excluded Shares and holders of Dissenting Shares) in the form of Merger Consideration and (ii) the cash portion of the Merger Consideration payable to holders of Bancshares Class A Stock (other than holders of Excluded Shares and holders of Dissenting Shares) pursuant to this Article III. The Exchange Agent shall not be entitled to vote or exercise any other rights of ownership with respect to the shares of SmartFinancial Common Stock held by it from time to time hereunder, provided that the Exchange Agent shall receive and hold all dividends and other distributions payable or distributable with respect to such shares for the account of the Persons entitled thereto.

(b) Letter of Transmittal. Provided that Bancshares has delivered or caused to be delivered to the Exchange Agent all information which is reasonably necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall, and SmartFinancial shall cause the Exchange Agent to, mail or deliver to each holder of record of shares of Bancshares Class A Stock (other than holders of Excluded Shares and holders of Dissenting Shares), simultaneously with the mailing or delivery of the Election Forms or at such other time as mutually agreed upon by the Parties, a letter of transmittal in customary form and containing such provisions as SmartFinancial shall reasonably require (including provisions confirming that delivery of Certificates and Book-Entry Shares shall be effected, and that risk of loss of and title to Certificates and Book-Entry Shares shall pass, only upon proper delivery of the Certificates or Book-Entry Shares to the Exchange Agent) and instructions for use in effecting the surrender of Certificates and Book-Entry Shares in exchange for that portion of the Merger Consideration payable or issuable in respect of the shares of Bancshares Class A Stock previously represented by such Certificates or in respect of such Book-Entry Shares, as applicable, pursuant to the provisions of this Agreement.

(c) Payment of Merger Consideration.

(i) At the Effective Time, each holder of a Certificate or Book-Entry Shares who has properly surrendered such Certificate or Book Entry Shares to the Exchange Agent in accordance with the provisions of this Agreement along with a properly completed and duly executed letter of transmittal (and such other documents as may reasonably be required by the Exchange Agent) shall become entitled to receive in exchange therefor that portion of the Merger Consideration payable or issuable in respect of the shares of Bancshares Class A Stock formerly represented by such Certificate or such Book-Entry Shares, without interest, in full satisfaction of all rights pertaining to the shares of Bancshares Class A Stock formerly represented by such Certificate or to such Book-Entry Shares.

(ii) If the holder of a Certificate or Book-Entry Shares properly surrenders such Certificate or Book-Entry Shares, along with a properly completed and duly executed letter of transmittal, to the Exchange Agent at least five Business Days prior to the Closing Date, then SmartFinancial will use commercially reasonable efforts to cause the Exchange Agent to deliver to such holder within five Business Days immediately following the Closing Date that portion of the Merger Consideration into which the shares of Bancshares Class A Stock formerly represented by such Certificate or such Book-Entry Shares have been converted pursuant to this Article III. If the holder of a Certificate or Book-Entry Shares properly surrenders such Certificate or Book-Entry Shares, along with a properly completed and duly executed letter of transmittal, to the Exchange Agent at any time later than five Business Days prior to the Closing Date, then SmartFinancial will use commercially reasonable efforts to cause the Exchange Agent to promptly, but in no event later than 10 Business Days following receipt of such Certificate or Book-Entry Shares and letter of transmittal, deliver to such holder that portion of the Merger Consideration into which the shares of Bancshares Class A Stock formerly represented by such Certificate or such Book-Entry Shares have been converted pursuant to this Article III.

(iii) In the event Merger Consideration or any other amounts issuable or payable under this Agreement to a holder of shares of Bancshares Class A Stock is to be issued in the name of or paid to a Person other than the Person in whose name such shares are registered, it shall be a condition to the issuance or payment of such Merger Consideration or other amounts that the Certificate(s) formerly representing such shares, or, in the case of non-certificated shares, the Book-Entry Shares, be presented to the Exchange Agent together with evidence of or appropriate documents or instruments for transfer and evidence that any applicable stock transfer or other Taxes have been paid or are not applicable, all in such form as the Exchange Agent shall reasonably require.

(d) Closing of Stock Transfer Books. At the Effective Time, the stock transfer books of Bancshares shall be closed and there shall thereafter be no further transfers of shares of Bancshares Stock on the books or records of Bancshares, and, if any shares of Bancshares Stock are thereafter presented to the SmartFinancial Parties or the Exchange Agent for transfer, such shares shall be cancelled against delivery of that portion of the Merger Consideration payable or issuable in respect thereof as herein provided. Until duly surrendered to the Exchange Agent in accordance with the provisions of this Agreement, Certificates and Book-Entry Shares shall, at and after the Effective Time, evidence and represent only the right to receive that portion of the Merger Consideration payable or issuable in respect thereof (or the Bancshares Class A Stock previously represented thereby) in accordance with this Agreement. No dividends or other distributions payable or distributable on or with respect to shares of SmartFinancial Common Stock that are issued or issuable in connection with the Parent Merger in accordance with this Agreement will be remitted to any Person entitled to receive such shares of SmartFinancial Common Stock until such Person surrenders his or her Certificate(s) previously representing the shares of Bancshares Class A Stock converted into such SmartFinancial Common Stock, or his or her Book-Entry Shares converted into such SmartFinancial Common Stock, as applicable, at which time such dividends and other distributions shall be remitted to such Person, without interest. No interest will be paid or will accrue on any amounts payable to holders of Bancshares Class A Stock under or in accordance with this Agreement.

(e) Lost, Stolen, or Destroyed Certificates. In the event any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and the execution by such Person of an indemnity agreement and/or the posting by such Person of a bond in such form and amount as SmartFinancial or the Exchange Agent may reasonably require as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen, or destroyed Certificate that portion of the Merger Consideration deliverable in respect of the shares of Bancshares Class A Stock previously represented thereby pursuant to this Agreement.

(f) Unclaimed Merger Consideration. Any portion of the Merger Consideration, and any other amounts payable by SmartFinancial to the holders of shares of Bancshares Stock in accordance with this Agreement, in each case that remain(s) unclaimed by former shareholders of Bancshares for nine months after the Effective Time (as well as any dividends or other distributions payable in respect thereof) shall at the request of SmartFinancial be delivered by the Exchange Agent to SmartFinancial. Any former shareholder of Bancshares who has not theretofore complied with the exchange procedures provided for in this Agreement shall thereafter look only to SmartFinancial for that portion of the Merger Consideration (and any other amounts) deliverable in respect of the shares of Bancshares Stock previously held by such shareholder, as determined pursuant to this Agreement, without any interest thereon. If the Merger Consideration or any other amounts payable under this Agreement in respect of any shares of Bancshares Class A Stock is not claimed prior to the date on which such Merger Consideration or other amounts would otherwise escheat to any Governmental Entity, such Merger Consideration or other amounts shall, to the extent permitted by abandoned property, escheat, and other applicable Laws, become the property of SmartFinancial (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interests of any Person previously entitled to such property. Neither the Exchange Agent nor any Party to this Agreement shall be liable to any holder of Bancshares Stock for any portion of the Merger Consideration (or any other amounts) properly paid to a Governmental Entity pursuant to applicable abandoned property, escheat, or similar Laws. SmartFinancial and the Exchange Agent shall be entitled to rely upon the stock transfer books and records of Bancshares to establish the identity of those Persons entitled to receive the Merger Consideration (and any other amounts) specified in this Agreement, which books and records shall be conclusive with respect thereto. In the event of a dispute regarding the ownership of Bancshares Stock, SmartFinancial and the Exchange Agent shall be entitled to deposit any portion of the Merger Consideration (or any other amounts) payable in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

Section 3.5 Rights as Bancshares Shareholders. Holders of Bancshares Stock immediately prior to the Effective Time shall, at and after the Effective Time, cease to be shareholders of Bancshares and have no further rights as shareholders of Bancshares, other than the right to receive the Merger Consideration and any other amounts payable or issuable in respect of such holders’ Bancshares Stock in accordance with this Article III.

Section 3.6 No Fractional Shares. Notwithstanding any other provision of this Agreement, no fraction of a share of SmartFinancial Common Stock, and no certificate or scrip therefor, will be issued in connection with the Parent Merger to any holder of shares of Bancshares Class A Stock. Instead, SmartFinancial shall pay to each holder of Bancshares Class A Stock who would otherwise be entitled to a fraction of a share of SmartFinancial Common Stock (after aggregating and taking into account all Certificates and/or Book-Entry Shares delivered by such holder) cash, without interest, in an amount (rounded to the nearest whole cent) determined by multiplying (a) the fractional share interest to which such holder would otherwise be entitled by (b) the volume weighted average closing price of SmartFinancial Common Stock on Nasdaq (or such other securities market or stock exchange on which the SmartFinancial Common Stock then principally trades) for the ten consecutive trading days ending on and including the Business Day immediately preceding the Closing Date.

Section 3.7 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, but subject to Section 3.7(b), each issued and outstanding share of Bancshares Stock the holder of which has perfected his or her right to dissent from the Parent Merger pursuant to Article 13 of the Alabama Corporation Act and has not effectively withdrawn or lost such right as of the Effective Time (collectively, the “Dissenting Shares”), shall not be converted into and canceled in exchange for, or represent a right to receive, any portion of the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are afforded to such holder by the Alabama Corporation Act. SmartFinancial shall be entitled to retain any Merger Consideration not paid on account of Dissenting Shares, and the shareholders of Bancshares shall not be entitled to any portion of such retained Merger Consideration. Any payments made in respect of Dissenting Shares shall be made by SmartFinancial within the time periods set forth in, and otherwise in accordance with, the Alabama Corporation Act.

(b) If any holder of shares of Bancshares Stock who asserts such holder’s right to dissent from the Parent Merger pursuant to Article 13 of the Alabama Corporation Act shall have effectively withdrawn or lost his or her right to dissent (through failure to perfect or otherwise), then, as of the Effective Time or the occurrence of such event, whichever occurs later, the shares of Bancshares Stock held by such holder shall be converted into and canceled in exchange for, on a share by share basis, the right to receive the Merger Consideration payable or issuable in respect thereof in accordance with the applicable provisions of this Agreement.

Section 3.8 Excluded Shares. At the Effective Time, each Excluded Share shall, for no consideration, be automatically canceled and retired and shall cease to exist, and, for the avoidance of doubt, no exchange or payment shall be made with respect thereto or in respect thereof.

Section 3.9 Adjustments Upon Change in Capitalization. If during the period from the date of this Agreement until immediately prior to the Effective Time the outstanding shares of SmartFinancial Common Stock or Bancshares Class A Stock are increased, decreased, or changed into or exchanged for a different number or kind of securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an equitable and proportionate adjustment shall be made to the Exchange Ratio and the per share Cash Consideration payable pursuant to this Agreement. For the avoidance of doubt, neither the issuance of shares of SmartFinancial Common Stock upon the exercise of SmartFinancial Options nor the issuance of shares of Bancshares Class A Stock upon the exercise of Bancshares Options shall cause or result in an adjustment of or to the Exchange Ratio or the per share Cash Consideration payable pursuant to this Agreement.

Section 3.10 Bancshares Options.

(a) At the Effective Time, solely by virtue and as a result of the Parent Merger and without any action on the part of the holder thereof, each outstanding Bancshares Option, whether vested or unvested immediately prior to the Effective Time, shall be assumed by SmartFinancial, and each Bancshares Option so assumed shall at and after the Effective Time be and represent an option to purchase that number of shares of SmartFinancial Common Stock equal to the number of shares of Bancshares Class A Stock issuable upon the exercise of such Bancshares Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and the per share exercise price of the resulting option to purchase shares of SmartFinancial Common Stock shall be equal to the per share exercise price of the Bancshares Option immediately prior to the Effective Time divided by the Exchange Ratio (carried to three decimal places with the third decimal place rounded up to the nearest whole number). Any Bancshares Option that immediately prior to the Effective Time is an incentive stock option (as defined in Section 422 of the Code) shall, at the Effective Time upon assumption by SmartFinancial as provided in this Section 3.10(a), maintain its qualified status as such in accordance and compliance with Sections 422 and 424 of the Code, and, prior to the Effective Time, Bancshares shall take all action necessary to provide for the assumption of any such Bancshares Options by SmartFinancial in such manner.

(b) Promptly after the Effective Time, SmartFinancial shall prepare and file with the SEC a registration statement on Form S-8 registering a number of shares of SmartFinancial Common Stock necessary to fulfill SmartFinancial’s obligations under this Section 3.10. SmartFinancial shall maintain the effectiveness of such registration statement for so long as any Bancshares Options assumed by SmartFinancial pursuant to Section 3.10(a) remain outstanding.

Section 3.11 Withholding Rights. SmartFinancial (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of shares of Bancshares Class A Stock or Bancshares Options such amounts as SmartFinancial is required under the Code or any other applicable Law to deduct and withhold. Any amounts so deducted and withheld shall be timely remitted to the appropriate Governmental Entity and, to the extent so remitted, shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 3.12 SmartFinancial Stock. The shares of SmartFinancial Stock issued and outstanding immediately prior to the Effective Time shall not be affected by the Parent Merger, and, accordingly, each share of SmartFinancial Stock issued and outstanding immediately prior to the Effective Time shall, at and after the Effective Time, remain issued and outstanding.

Section 3.13 Availability of Dissenters’ Rights. Holders of shares of Bancshares Class A Stock shall have such rights to dissent from the Parent Merger and obtain payment of the fair value of their shares as are afforded to such holders by Article 13 of the Alabama Corporation Act.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CAPSTONE PARTIES

Section 4.1 Capstone Disclosure Memorandum. Prior to or simultaneously with the Parties’ execution and delivery of this Agreement, Bancshares and Capstone have delivered to the SmartFinancial Parties a confidential memorandum (the “Capstone Disclosure Memorandum”) setting forth, among other things, items the disclosure of which is necessary either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties of the Capstone Parties contained in this Article IV or to one or more covenants of the Capstone Parties contained in Article VI, making specific reference in such Capstone Disclosure Memorandum to the Section(s) of this Agreement to which such items relate.

Section 4.2 Bancshares and Capstone Representations and Warranties. Each of Bancshares and Capstone hereby represents and warrants to the SmartFinancial Parties as follows:

(a) Organization and Qualification. Bancshares is a corporation duly organized, validly existing, and in good standing under the laws of the State of Alabama and is duly registered as a bank holding company under the BHCA. Capstone is a banking corporation duly organized, validly existing, and in good standing under the laws of the State of Alabama. Each of Bancshares and Capstone

has the power and authority to own, lease, and operate its properties and assets and to conduct its respective business as presently conducted. Each of Bancshares and Capstone is duly licensed and qualified to transact business and is in good standing in each jurisdiction in which the character of the properties or assets owned or leased by it or the nature of the business conducted by it makes such licensing and qualification necessary, except where the failure to be so qualified or licensed or to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Bancshares Material Adverse Effect. The copies of the articles of incorporation, bylaws, and other organizational documents of Bancshares and Capstone and their respective Subsidiaries previously provided or made available to the SmartFinancial Parties are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. Neither Bancshares or Capstone nor any Subsidiary of Bancshares or Capstone is in violation of its respective articles of organization, bylaws, or other organizational documents. The minute books of Bancshares and Capstone and their Subsidiaries previously provided or made available to the SmartFinancial Parties constitute a true, complete, and correct record of all meetings of and material corporate actions taken by their respective boards of directors (and each committee thereof), shareholders, and other governing bodies for the periods covered thereby.

(b) Subsidiaries and Other Interests. Set forth on Schedule 4.2(b) of the Capstone Disclosure Memorandum is a true, correct, and complete list of all Subsidiaries of Bancshares (other than Capstone) and/or Capstone, as well as each such Subsidiary’s jurisdiction of incorporation, organization, or formation and Bancshares’ and/or Capstone’s percentage ownership of each such Subsidiary. Each of Bancshares and Capstone owns beneficially and of record the capital stock or other equity or ownership interest it owns in each of its respective Subsidiaries free and clear of any and all Liens. There are no Contracts relating to the right of Bancshares or Capstone to vote or dispose of any capital stock or other equity or ownership interest of any Subsidiary of Bancshares or Capstone. The ownership interests of Bancshares and Capstone in their respective Subsidiaries are in compliance with all applicable Laws. Each of the Subsidiaries of Bancshares and/or Capstone (i) is a corporation, limited liability company, or other entity duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, organization, or formation, (ii) has all requisite power and authority to own, lease, and operate its properties and assets and to conduct its business as presently conducted, and (iii) is duly licensed and qualified to transact business and is in good standing in each jurisdiction in which the character of the properties or assets owned or leased by it or the nature of the business conducted by it makes such licensing or qualification necessary, except, for purposes of this clause (iii) only, where the failure to be so licensed or qualified or to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Bancshares Material Adverse Effect. The outstanding capital stock or other outstanding equity or ownership interests of each Subsidiary of Bancshares and/or Capstone have been validly authorized and are validly issued, fully paid, and non-assessable. No shares of capital stock or other equity or ownership interests of any Subsidiary of Bancshares and/or Capstone are or may be required to be issued by virtue of any options, warrants, or other rights; no securities exist that are convertible into or exchangeable for any shares of capital stock or other equity or ownership interests of any Subsidiary of Bancshares and/or Capstone, or any other debt or equity security of any Subsidiary of Bancshares and/or Capstone; and there are no Contracts for the issuance of any additional capital stock or other equity or ownership interests, or any other debt or equity securities, of any Subsidiary of Bancshares and/or Capstone or any options, warrants, or other rights with respect to such securities. Except (i) as set forth on Schedule 4.2(b) of the Capstone Disclosure Memorandum and (ii) for securities and other interests held in a fiduciary capacity and beneficially owned by third parties, neither Bancshares nor Capstone owns, beneficially or of record, directly or indirectly, any equity securities of or any other equity or ownership interest in any Person.

(c) Capitalization. The authorized capital stock of Bancshares consists of (i) 30,000,000 shares of Class A voting common stock, par value $0.01 per share, of which 4,263,393 shares were issued and outstanding as of the date of this Agreement; (ii) 15,000,000 shares of Class B non-voting common stock, par value $0.01 per share, of which zero shares were issued and outstanding as of the date of this Agreement; and (iii) 15,000,000 shares of Class C stock, par value $0.01 per share, of which zero shares were issued and outstanding as of the date of this Agreement. The authorized capital stock of Capstone consists of 50,000 shares of capital stock, par value $1.00 per share, of which 40,000 shares were issued and outstanding as of the date of this Agreement and are owned by Bancshares. There are no other classes or series of authorized, issued, or outstanding capital stock of Bancshares or Capstone. Except as set forth on Schedule 4.2(c) of the Capstone Disclosure Memorandum, no shares of Bancshares Stock are held in treasury by Bancshares or otherwise owned, directly or indirectly, by Bancshares, and no shares of Capstone Stock are held in treasury by Capstone or otherwise owned, directly or indirectly, by Capstone. All of the issued and outstanding shares of Bancshares Stock and Capstone Stock have been duly and validly authorized and issued in full compliance with all applicable Laws and are fully paid and non-assessable with no personal liability attaching to the ownership thereof, and none of the issued and outstanding shares of Bancshares Stock or Capstone Stock have been issued in violation of the preemptive or other rights of any Person. Except as set forth on Schedule 4.2(c) of the Capstone Disclosure Memorandum, (i) there are no outstanding options, warrants, subscriptions, agreements, contracts, rights, calls, or commitments, of any kind or character, that require or obligate or could require or obligate Bancshares to issue, deliver, or sell, or cause to be issued, delivered, or sold, any additional shares of Bancshares capital stock, or securities convertible into or exercisable for shares of Bancshares capital stock, or that require or obligate or could require or obligate Bancshares to grant, extend, or enter into any such option, warrant, subscription, agreement, contract, right, call, or commitment, and (ii) there are no outstanding options, warrants, subscriptions, agreements, contracts, rights, calls, or commitments, of any kind or character, that require or obligate or could require or obligate Capstone to issue, deliver, or sell, or cause to be issued, delivered, or sold, any additional shares of Capstone capital stock, or securities convertible into or exercisable for shares of Capstone capital stock, or that require or obligate or could require or obligate Capstone to grant, extend, or enter into any such option, warrant, subscription, agreement, contract, right, call, or commitment. There are no outstanding obligations of Bancshares or Capstone to repurchase, redeem, or otherwise acquire any shares of its capital stock. Set forth on Schedule 4.2(c) of the Capstone Disclosure Memorandum is a true, correct, and complete list, as of the date hereof, of all outstanding Bancshares Options, including for each Bancshares Option the name of the optionee, the date of grant, the exercise price, the date(s) of vesting, the date(s) of termination, the number and class or series of shares subject to such Bancshares Option, and whether such Bancshares Option is an “incentive stock option” under Section 422 of the Code. No bonds, debentures, notes, or other indebtedness having the right to vote on any matters on which shareholders of Bancshares or Capstone may vote are issued or outstanding. Set forth on Schedule 4.2(c) of the Capstone Disclosure Memorandum is a listing of all cash, stock, and other dividends or distributions on or with respect to Bancshares Stock or Capstone Stock that have been declared, set aside, or paid since January 1, 2016, as well as all shares of Bancshares capital stock and all shares of Capstone capital stock that have been purchased, redeemed, or otherwise acquired, directly or indirectly, by Bancshares and Capstone, respectively, since January 1, 2016.

(d) Authority. Each of Bancshares and Capstone has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the consents, approvals, waivers, and filings referred to in Section 4.2(f), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Capstone Parties and the consummation by the Capstone Parties of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the boards of directors of Bancshares and Capstone, and no other corporate actions or proceedings on the part of Bancshares or Capstone are necessary to authorize the execution and delivery of this Agreement by the Capstone Parties and the consummation by the Capstone Parties of the transactions contemplated hereby, other than the approval of this Agreement by the shareholders of Bancshares in accordance with the articles of incorporation and bylaws of Bancshares and applicable Law and the approval of the Bank Merger Agreement by Bancshares as the sole shareholder of Capstone in accordance with the articles of incorporation and bylaws of Capstone and applicable Law. The board of directors of Bancshares has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Bancshares and its shareholders and has directed that this Agreement be submitted to Bancshares’ shareholders for approval, and has duly and validly adopted resolutions to the foregoing effect and to recommend that the shareholders of Bancshares approve this Agreement. This Agreement has been duly and validly executed and delivered by each of Bancshares and Capstone and constitutes a valid and legally binding obligation of each of Bancshares and Capstone enforceable against each of Bancshares and Capstone in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, and similar Laws affecting creditors’ rights and remedies generally or general principles of equity, whether applied in a court of law or a court of equity.

(e) No Violations. Neither the execution, delivery, or performance of this Agreement by Bancshares or Capstone nor the consummation of the transactions contemplated by this Agreement will (i) assuming the approval of this Agreement by the shareholders of Bancshares in accordance with the articles of incorporation and bylaws of Bancshares and applicable Law and the approval of the Bank Merger Agreement by Bancshares as the sole shareholder of Capstone in accordance with the articles of incorporation and bylaws of Capstone and applicable Law, violate the articles of incorporation, bylaws, or other organizational documents of Bancshares or Capstone or any of their Subsidiaries or (ii) assuming that the consents, approvals, waivers, and filings referred to in Section 4.2(f) have been obtained and made and all applicable waiting periods have expired, (A) violate any Law, permit, or license to which the Capstone Parties or any of their Subsidiaries (or the properties or assets of the Capstone Parties or any of their Subsidiaries) are subject or by which the Capstone Parties or any of their Subsidiaries (or the properties or assets of the Capstone Parties or any of their Subsidiaries) are bound or (B) constitute a breach or violation of or a default under (or an event which, with notice or lapse of time or both, could constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Bancshares or Capstone or any of their Subsidiaries under, any of the terms, conditions, or provisions of any Contract to which Bancshares or Capstone, or any of their Subsidiaries, is a party or to or by which any of the properties or assets of Bancshares or Capstone, or any of their Subsidiaries, may be subject or bound, except, in the case of clause (ii)(B) only, for breaches, violations, defaults, terminations, accelerations, or Liens that would not reasonably be expected to have, individually or in the aggregate, a Bancshares Material Adverse Effect.

(f) Consents and Approvals. No consents or approvals of, waivers by, notices to, or filings or registrations with any Governmental Entity or other Person are required to be obtained, given, or made by Bancshares or Capstone, or any of their Subsidiaries, in connection with the execution and delivery of this Agreement by the Capstone Parties or the consummation by the Capstone Parties of the Parent Merger, the Bank Merger, or the other transactions contemplated hereby, except (i) applications, notices, and waiver requests required to be filed with or given or made to and consents, approvals, and waivers required from, and the expiration of related waiting periods imposed by, the Federal Reserve, the TDFI, the Banking Department, and the United States Department of Justice (collectively, the “Regulatory Approvals”); (ii) the filing of the Tennessee Articles of Merger with the Tennessee Secretary of State and the Alabama Articles of Merger with the Alabama Secretary of State and the filing of the Bank Merger Certificates; (iii) the approval of this Agreement by the shareholders of Bancshares and the approval of the Bank Merger Agreement by Bancshares as the sole shareholder of Capstone; and (iv) as set forth on Schedule 4.2(f) of the Capstone Disclosure Memorandum. As of the date hereof, neither Bancshares nor Capstone is aware of any reason why any of the consents, approvals, or waivers referred to in this Section 4.2(f) will not be obtained or received in a timely manner without the imposition of any Burdensome Condition (as defined in Section 8.1(b)).

(g) Reports. Bancshares and Capstone, and each of their Subsidiaries, have timely filed or furnished, as applicable, all reports, notices, applications, schedules, registration and proxy statements, and other filings, documents, and instruments (together with any amendments required to be made with respect thereto) that they have been required to file or furnish since January 1, 2014, with or to the Federal Reserve, the FDIC, the Banking Department, or any other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, notices, applications, schedules, registration and proxy statements, and other filings, documents, and instruments were complete and accurate in all material respects and complied in all material respects with all applicable Laws.

(h) Securities Filings. Bancshares and Capstone, and each of their Subsidiaries, have filed with or furnished to the SEC, the Federal Reserve, the FDIC, and state securities commissions and authorities all reports, schedules, registration statements, definitive proxy statements, exhibits, and other filings and materials, if any, that they have been required to file or furnish under the Securities Act or the Exchange Act, or the rules and regulations promulgated thereunder, or applicable state securities Laws since January 1, 2014 (collectively, the “Capstone Securities Filings”). None of the Capstone Securities Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates of filing, all of the Capstone Securities Filings complied in all material respects with applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, as applicable, and applicable state securities Laws.

(i) Financial Statements. The Capstone Parties have previously delivered to the SmartFinancial Parties true, complete, and correct copies of (i) the consolidated statements of financial condition of Bancshares and its Subsidiaries as of the fiscal years ended December 31, 2016, 2015, and 2014, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the fiscal years then ended, together with the notes thereto, accompanied by the audit reports of Bancshares’ independent registered public accounting firm (the “Audited Bancshares Financials”), and (ii) the unaudited consolidated statement of financial condition of Bancshares and its Subsidiaries as of March 31, 2017 (the “Interim Financials Date”), and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the three-month period ended March 31, 2017 (the “Interim Bancshares Financials”). The Bancshares Financial Statements were prepared from and in accordance with the books and records of Bancshares and its Subsidiaries, fairly present in all material respects the consolidated financial position of Bancshares and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity, and cash flows of Bancshares and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes to the extent permitted under applicable regulations. No financial statements of any entity or enterprise other than Bancshares and its Subsidiaries are required by GAAP to be included in the financial statements of Bancshares. The books and records of Bancshares and its Subsidiaries have been, and are being, maintained in accordance with GAAP consistently applied and other legal, accounting, and regulatory requirements and reflect only actual transactions. True, complete, and correct copies of the Bancshares Financial Statements are included as Schedule 4.2(i) of the Capstone Disclosure Memorandum.

(j) Undisclosed Liabilities. Neither Bancshares nor any of its Subsidiaries has, or has incurred, any Liability required to be reflected or disclosed on, or reserved against in, a balance sheet prepared in accordance with GAAP, other than (i) Liabilities reflected on or reserved against in the

Interim Bancshares Financials, (ii) Liabilities incurred since the Interim Financials Date in the ordinary course of business consistent with past practice that, either individually or in the aggregate, have not had, and would not reasonably be expected to have, a Bancshares Material Adverse Effect; (iii) Liabilities incurred in connection with this Agreement or the transactions contemplated hereby, or (iv) as set forth on Schedule 4.2(j) of the Capstone Disclosure Memorandum.

(k) Absence of Certain Changes or Events.

(i) Since December 31, 2016, there has been no effect, circumstance, occurrence, event, development, or change that, individually or taken together with all other effects, circumstances, occurrences, events, developments, and changes, has had or could reasonably be expected to have a Bancshares Material Adverse Effect.

(ii) Since December 31, 2016, Bancshares and Capstone and their Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practices. Since December 31, 2016, neither Bancshares nor Capstone, nor any of their Subsidiaries, has taken or permitted, or entered into any Contract with respect to, or otherwise agreed or committed to do or take, or failed or omitted to take, any action that, if taken or omitted after the date hereof, would constitute a breach of any of the covenants set forth in Section 6.1, except as set forth on Schedule 4.2(k)(ii) of the Capstone Disclosure Memorandum.

(l) Litigation. Except as set forth on Schedule 4.2(l)(i) of the Capstone Disclosure Memorandum, there are no suits, actions, claims, investigations, or legal, administrative, arbitration, or other proceedings pending or, to the Knowledge of the Capstone Parties, threatened against or affecting Bancshares or Capstone or any of their Subsidiaries or any property, asset, right, or interest of Bancshares or Capstone or any of their Subsidiaries which, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Bancshares Material Adverse Effect, and, to the Knowledge of the Capstone Parties, there are no facts or circumstances that could reasonably be expected to give rise to any such suit, action, claim, investigation, or legal, administrative, arbitration, or other proceeding. Set forth on Schedule 4.2(l)(ii) of the Capstone Disclosure Memorandum is a true, correct, and complete list, as of the date of this Agreement, of each suit, action, claim, investigation, or legal, administrative, arbitration, or other proceeding pending or, to the Knowledge of the Capstone Parties, threatened against or affecting Bancshares or Capstone or any of their Subsidiaries or any property, asset, right, or interest of Bancshares or Capstone or any of their Subsidiaries. Neither Bancshares or Capstone nor any of their Subsidiaries, nor any of the properties or assets of Bancshares or Capstone or any of their Subsidiaries, is a party or subject to or bound by any judgment, decree, injunction, order, or ruling of any Governmental Entity.

(m) Regulatory Actions. Except as set forth on Schedule 4.2(m) of the Capstone Disclosure Memorandum, since January 1, 2014, neither Bancshares nor Capstone, nor any of their Subsidiaries, has been a party to or subject to any cease and desist order, prompt correction action directive, written agreement, or memorandum of understanding issued by or with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order, or directive by, any Governmental Entity, or has adopted any board resolutions at the request of any Governmental Entity, or has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, cease and desist order, prompt correction action directive, written agreement, memorandum of understanding, commitment letter, board resolutions, or similar undertaking. To the Knowledge of the Capstone Parties, there are no facts or circumstances which could reasonably be expected to result in any Governmental Entity issuing or requesting any such action, proceeding, order, directive, cease and desist order, prompt correction action directive, written agreement, memorandum of understanding, commitment letter, board resolutions, or similar undertaking. There are no material unresolved violations, criticisms, or exceptions noted by any Governmental Entity in or with respect to any report or statement relating to any examination or inspection of Bancshares or Capstone or any of their Subsidiaries. Since January 1, 2014, there have been no material formal or informal inquires by (other than in the ordinary course of routine regulatory examinations and visitations), or material disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies, or procedures of Bancshares or Capstone or any of their Subsidiaries.

(n) Compliance with Laws; Deposit Insurance.

(i) The Capstone Parties and their Subsidiaries have at all times since January 1, 2014, complied with, and are currently in compliance with, in all material respects, all applicable Laws, including without limitation Section 23A and Section 23B of the Federal Reserve Act and the regulations promulgated pursuant thereto; the Equal Credit Opportunity Act, as amended; the Fair Housing Act, as amended; the Fair Credit Reporting Act, as amended; the Truth in Lending Act of 1968, as amended; the Community Reinvestment Act of 1977, as amended (the “CRA”); the Home Mortgage Disclosure Act of 1975, as amended; the Bank Secrecy Act of 1970, as amended; the USA PATRIOT Act; the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended; all Laws relating to data protection or privacy; and all other applicable anti-money laundering Laws, fair lending Laws, and Laws relating to discriminatory lending, financing, leasing, or business practices or the origination, sale, or servicing of mortgage loans. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Bancshares Material Adverse Effect, the Capstone Parties and their Subsidiaries have, and have at all times had, all permits, licenses, franchises, certificates of authority, orders, authorizations, and approvals, and have made all filings, applications, and registrations with all Governmental Entities, that are required in order to permit them to own, lease, and operate their properties and assets and to carry on their respective businesses as heretofore or presently conducted, and all such permits, licenses, franchises, certificates of authority, orders, authorizations, and approvals are in full force and effect and, to the Knowledge of the Capstone Parties, no suspension or cancellation of any of them is threatened.

(ii) The deposits of Capstone are insured by the FDIC in accordance with the Federal Deposit Insurance Act (the “FDIA”) to the full extent permitted by Law, and Capstone has paid all premiums and assessments and filed all reports required by the FDIA. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of the Capstone Parties, threatened.

(o) Taxes.

(i) Except as set forth on Schedule 4.2(o)(i) of the Capstone Disclosure Memorandum, the Capstone Parties and their Subsidiaries have timely filed all Tax Returns required to be filed by or with respect to them (the “Capstone Returns”). Neither the Capstone Parties nor any of their Subsidiaries currently are the beneficiary of any extension of time within which to file any Capstone Returns. Except as set forth on Schedule 4.2(o)(i) of the Capstone Disclosure Memorandum, all of the Capstone Returns are true, correct, and complete in all material respects, and all Taxes due and payable by the Capstone Parties and their Subsidiaries with respect to the periods covered by such Capstone Returns have been paid (whether or not shown on any Capstone Returns). Except as set forth on Schedule 4.2(o)(i) of the Capstone Disclosure Memorandum, the accruals and reserves for Taxes reflected in the Interim Bancshares Financials are adequate, in accordance with GAAP, to cover all unpaid Taxes of Bancshares and its Subsidiaries for periods ending on or prior to the date(s) of the Interim Bancshares Financials, and all such accruals and reserves for Taxes, as adjusted for operations and transactions and the passage of time for periods ending on or prior to the Closing Date in accordance with past custom and practice of Bancshares and its Subsidiaries, will be adequate, in accordance with GAAP, to cover all unpaid Taxes of Bancshares and its Subsidiaries accruing through the Closing Date. No claim (whether formal or informal) has ever been made against the Capstone Parties or any of their Subsidiaries by an authority in a jurisdiction where Bancshares or Capstone or their Subsidiaries do not file Tax Returns that Bancshares or Capstone or any of their Subsidiaries are or may be subject to taxation in that jurisdiction. No outstanding agreement, arrangement, extension, or waiver of or with respect to the limitation period applicable to any Capstone Return has been agreed to or entered into or granted (by the Capstone Parties or any other Person), and no such agreement, arrangement, extension, or waiver has been requested, formally or informally, by or from the Capstone Parties or any of their Subsidiaries, and neither the Capstone Parties nor any of their Subsidiaries has executed or is bound by any extension or waiver of any statute of limitations on the assessment or collection of any Tax.

(ii) Except as set forth on Schedule 4.2(o)(ii) of the Capstone Disclosure Memorandum, all estimated Taxes required to be paid by or with respect to, or in respect of the operations of, the Capstone Parties or any of their Subsidiaries have been paid to the proper taxing authorities. All Taxes that the Capstone Parties or any of their Subsidiaries are or were required to withhold or collect in connection with any amounts paid or owing to any employee, director, independent contractor, shareholder, nonresident, creditor, or other third party (including amounts paid or owing by or to the Capstone Parties or any of their Subsidiaries and any such Taxes due as a result of a plan intended to be a “nonqualified deferred compensation plan” under Section 409A(d)(1) of the Code that has not been operated in good faith compliance with Section 409A of the Code and associated guidance) have been duly withheld or collected and have been paid, to the extent required, to the proper taxing authorities; the Capstone Parties and their Subsidiaries have complied in all material respects with all information reporting and backup withholding requirements, including the maintenance of required records, with respect to such amounts; and the Capstone Parties and their Subsidiaries have paid all employer contributions and premiums and filed all Tax Returns with respect to any employee income Tax withholding, and social security and unemployment Taxes and premiums, all in compliance in all material respects with the withholding provisions of the Code and other applicable Laws.

(iii) Except as set forth on Schedule 4.2(o)(iii) of the Capstone Disclosure Memorandum, all of the Capstone Returns have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired. The Capstone Parties have delivered or made available to the SmartFinancial Parties true, correct, and complete copies of all audit reports, statements of deficiencies, and similar documents issued by a Governmental Entity relating to the Capstone Returns which the Capstone Parties have in their possession or control. Set forth on Schedule 4.2(o)(iii) of the Capstone Disclosure Memorandum is a true, correct, and complete list of all deficiencies proposed as a result of Governmental Entity audits, all of which have been paid or, as set forth on such schedule, have been settled or are being contested in good faith in appropriate proceedings. Set forth on Schedule 4.2(o)(iii) of the Capstone Disclosure Memorandum is a true, correct, and complete list of all Capstone Returns filed by or with respect to the Capstone Parties or any of their Subsidiaries during the past five years.

(iv) No audit, investigation, examination, deficiency assessment, refund litigation, or other proceeding is pending or, to the Knowledge of the Capstone Parties, threatened against or with respect to the Capstone Parties or any of their Subsidiaries in respect of any Taxes or Tax matters, and, except as set forth on Schedule 4.2(o)(iv) of the Capstone Disclosure Memorandum, to the Knowledge of the Capstone Parties there are no facts or circumstances that could reasonably be expected to give rise to any such audit, investigation, examination, deficiency assessment, refund litigation, or other proceeding. There are no unsatisfied Liabilities for Taxes with respect to any written notice of deficiency or similar document received by the Capstone Parties or any of their Subsidiaries with respect to any Taxes. No deficiencies have been asserted against the Capstone Parties or any of their Subsidiaries as a result of an examination by a taxing authority and no issue has been raised by any examination conducted by any taxing authority that, by application of the same principles, might result, individually or in the aggregate, in a proposed material deficiency for any other period not so examined. There are no Liens for Taxes upon any of the properties or assets of the Capstone Parties or any of their Subsidiaries, other than statutory Liens for current Taxes not yet due and payable for which adequate reserves have been established.

(v) Except as set forth on Schedule 4.2(o)(v) of the Capstone Disclosure Memorandum, neither Bancshares nor Capstone, nor any of their Subsidiaries, has granted to any Person a power of attorney with respect to any Taxes or Tax matters that is currently in effect. Neither Bancshares nor Capstone, nor any of their Subsidiaries, is subject to any private letter ruling of the IRS or any comparable ruling of any other taxing authority, and no request for any such ruling is pending. No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision), or any similar provision of Law, has been entered into by or with respect to Bancshares or Capstone or any of their Subsidiaries.

(vi) There is no Contract or plan (including without limitation this Agreement and the arrangements contemplated hereby) covering any director, officer, employee, or independent contractor, or any former director, officer, employee, or independent contractor, of Bancshares or Capstone or any of their Subsidiaries that, individually or collectively with any other such Contracts or plans, will, or could reasonably be expected to, (A) give rise, directly or indirectly, to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code (as determined without regard to Section 280G(b)(4) of the Code), except those payments that will not be made in the absence of shareholder approval in accordance with the requirements of Section 280G(b)(5)(B) of the Code, or (B) subject any such Person to additional taxes under Section 409A of the Code. Neither Bancshares nor Capstone, nor any of their Subsidiaries, is a party to or bound by any Contract or plan, or has any obligation (current or contingent), to compensate any Person for Tax-related payments, including Taxes paid pursuant to Section 4999 of the Code and Taxes under Section 409A of the Code. All Persons deemed disqualified individuals (as defined in Section 280G(c) of the Code) with respect to Bancshares and Capstone and each of their Subsidiaries are set forth on Schedule 4.2(o)(vi) of the Capstone Disclosure Memorandum.

(vii) Except as set forth on Schedule 4.2(o)(vii) of the Capstone Disclosure Memorandum, (A) neither Bancshares nor Capstone, nor any of their Subsidiaries, has at any time been a member of a group with which it has filed or been included in a combined, consolidated, or unitary Tax Return; (B) neither Bancshares nor Capstone, nor any of their Subsidiaries, is or has ever been a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement, or similar Contract; and (C) neither Bancshares nor Capstone, nor any of their Subsidiaries, is liable for the Taxes of any other Person, whether as a transferee or successor, by Contract (including any Tax allocation agreement, Tax sharing agreement, or Tax indemnity agreement), or otherwise.

(viii) The Capstone Parties and their Subsidiaries are, and have at all times been, in compliance with the provisions of Section 6011, Section 6111, and Section 6112 of the Code relating to tax shelter disclosure, registration, list maintenance, and record keeping, and with the Treasury Regulations thereunder (including any predecessor or successor Code provisions or Treasury Regulations, as applicable), and neither the Capstone Parties nor their Subsidiaries have at any time engaged in or entered into (A) any transaction that would be defined as a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b), (B) any confidential corporate tax shelter within the meaning of Treasury Regulations Section 1.6111-2, or (C) any “listed transaction” within the meaning of Treasury Regulations Section 1.6011, Section 301.6111, or Section 301.6112, or any transaction that would have been such a “listed transaction” if current Law was in effect at the time the transaction was entered into.

No IRS Form 8886 has been filed with respect to the Capstone Parties or any of their Subsidiaries. Neither Bancshares nor Capstone, nor any of their Subsidiaries, has entered into any tax shelter or listed transaction with the sole or dominant purpose of the avoidance or reduction of a Tax Liability in a jurisdiction outside the United States with respect to which there is a significant risk of challenge of such transaction by a Governmental Entity in a jurisdiction outside the United States. The Capstone Parties and their Subsidiaries have disclosed on all Capstone Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code. Neither Bancshares nor Capstone, nor any of their Subsidiaries, has incurred, and no state of affairs exist that could result in Bancshares or Capstone, or any of their Subsidiaries, incurring, any penalty under Section 6662(e) of the Code.

(ix) None of the assets, properties, or rights of the Capstone Parties or their Subsidiaries (A) are “tax-exempt use property” within the meaning of Section 168(h) of the Code, (B) are assets, properties, or rights required to be treated as owned by any other Person pursuant to the so-called “safe harbor lease” provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986, or (C) directly or indirectly secure any debt the interest on which is Tax-exempt under Section 103(a) of the Code. Neither the Capstone Parties nor any of their Subsidiaries have participated in or cooperated with an international boycott within the meaning of Section 999 of the Code. Neither Bancshares nor Capstone, nor any of their Subsidiaries, has a “permanent establishment” within the meaning of any applicable Tax law in any foreign jurisdiction, nor is Bancshares or Capstone, or any of their Subsidiaries, required to file any Tax Returns in any foreign jurisdiction. No Subsidiary of Bancshares or Capstone which is not a “United States Person” within the meaning of Section 7701(a)(30) of the Code has a permanent establishment within the United States or derives any income effectively connected with the conduct of a trade or business within the United States.

(x) Set forth on Schedule 4.2(o)(x) of the Capstone Disclosure Memorandum is a true, correct, and complete list of (i) all Tax abatement, Tax reduction, Tax credit, and similar agreements or programs to which the Capstone Parties or their Subsidiaries are parties or in which the Capstone Parties or their Subsidiaries participate and (ii) the amount of each Tax abatement, Tax reduction, Tax credit, or similar benefit that the Capstone Parties or their Subsidiaries have received as of the date hereof and the period(s) to which each such Tax abatement, Tax reduction, Tax credit, or similar benefit applied. The consummation of the transactions contemplated by this Agreement will not result in any recoupment, claw-back, or decrease in any such Tax abatement, Tax reduction, Tax credit, or similar benefit.

(xi) Neither Bancshares or Capstone nor any of their Subsidiaries has ever distributed stock of another Person or had its stock distributed by another Person in a transaction that purported or was intended to be governed in whole or in part by Section 355 or Section 361 of the Code. Neither Bancshares or Capstone nor any of their Subsidiaries is required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Capstone Parties or their Subsidiaries, and the IRS has not proposed any such change in accounting method. Neither Bancshares or Capstone nor any of their Subsidiaries is or, during the five-year period immediately preceding the date of this Agreement, has been an “S” corporation within the meaning of Section 1361(a)(1) of the Code.

(xii) For purposes of this Section 4.2(o), (A) references to Bancshares shall be deemed to include any predecessor to Bancshares, any Person which merged or was liquidated with or into Bancshares, any direct or indirect Subsidiary of Bancshares, and any Person from which Bancshares has incurred any Liability for Taxes as a result of transferee liability and (B) references to Capstone shall be deemed to include any predecessor to Capstone, any Person which merged or was liquidated with or into Capstone, any direct or indirect Subsidiary of Capstone, and any Person from which Capstone has incurred any Liability for Taxes as a result of transferee liability.

(p) Material Contracts.

(i) Set forth on Schedule 4.2(p)(i) of the Capstone Disclosure Memorandum is a true, correct, and complete list of the following Contracts to which Bancshares or Capstone, or any of their Subsidiaries, is a party, by which Bancshares or Capstone, or any of their Subsidiaries, is bound, or to which Bancshares or Capstone, or any of their Subsidiaries, or any of the properties or assets of Bancshares or Capstone, or any of their Subsidiaries, are subject (whether or not actually set forth on such schedule, collectively, the “Capstone Material Contracts”):

(A) Any Contract (other than Contracts for Capstone Loans made in the ordinary course of business) that involves, or could reasonably be expected to involve, annual receipts or disbursements of $50,000 or more;

(B) Any Contract that requires Bancshares or Capstone, or any of their Subsidiaries, to purchase all of its requirements for a given product, good, or service from a given Person;

(C) Any Contract that provides for the indemnification by Bancshares or Capstone, or any of their Subsidiaries, of any Person, or the express assumption by Bancshares or Capstone, or any of their Subsidiaries, of any Tax, environmental, or other Liability of any Person;

(D) Any Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by Bancshares or Capstone, or any of their Subsidiaries, after the date of this Agreement of properties, assets, or securities with a fair market value of $50,000 or more;

(E) Any employment agreement, consulting agreement, severance agreement, change of control agreement, change in control agreement, bonus agreement, salary continuation agreement, deferred compensation agreement, stock option agreement, restricted stock agreement, non-competition agreement, non-solicitation agreement, confidentiality or non-disclosure agreement, or other Contract with any current or former director, officer, employee, or independent contractor of or to Bancshares or Capstone or any of their Subsidiaries, other than confidentiality and non-disclosure agreements included in vendor agreements entered into by the Capstone Parties in the ordinary course of business;

(F) Any Contract not disclosed under Section 4.2(p)(i)(E) with or for the benefit of any shareholder, director, officer, employee, or Affiliate of Bancshares or Capstone or any of their Subsidiaries, or any Affiliate of or member of the immediate family of any such Person;

(G) Any Contract under which any payment (whether change of control, severance, or otherwise) will become due to any current or former director, officer, employee, independent contractor, or other service provider as of result of or upon the execution or delivery of this Agreement or the consummation of the any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events);

(H) Any Contract that provides for compensation or benefits that will be increased, or under which compensation or benefits will be accelerated, as of result of or upon the execution or delivery of this Agreement or the consummation of the any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events), or that provides for compensation or benefits the value of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(I) Any Contract that provides for any payments by Bancshares or Capstone, or any of their Subsidiaries, upon a change of control or change in control;

(J) Any Contract that limits or purports to limit the right of Bancshares or Capstone, or any of their Subsidiaries, to engage in any line of business, compete with any Person, or operate in any geographic location;

(K) Any partnership, joint venture, limited liability company, or similar Contract;

(L) Any Contact with respect to the ownership, occupancy, management, lease, or operation of real property;

(M) Any data processing or information technology Contract (1) under which any vendor or other third party is granted access to any Bancshares or Capstone information technology or computer system or information or data of Bancshares or Capstone or pertaining to customers of Bancshares or Capstone or (2) involving payments of $50,000 or more per annum;

(N) Any Contract that grants to any Person any right of first refusal, right of first offer, or similar right with respect to any assets, rights, properties, or securities of Bancshares or Capstone or any of their Subsidiaries;

(O) Any Contract that relates to indebtedness of or borrowings of money by Bancshares or Capstone, or any of their Subsidiaries, in excess of $50,000 (other than Federal Home Loan Bank borrowings and repurchase agreements with customers entered into in the ordinary course of business);

(P) Any Contract relating to the acquisition, transfer, sale, or issuance of, or affecting or dealing with, any securities of Bancshares or Capstone or any of their Subsidiaries, including without limitation any voting, shareholders, or underwriting agreement; and

(Q) Any Contract not terminable on 30 days or less notice without any payment or penalty and involving disbursements or payments by Bancshares or Capstone or any of their Subsidiaries in excess of $50,000 per annum.

(ii) A true, correct, and complete copy (or, in the case of any oral Contract, a complete and accurate written description) of each Capstone Material Contract, as amended through the date of this Agreement, has been previously provided or made available to the SmartFinancial Parties. Each of the Capstone Material Contracts is in full force and effect and is a valid and binding obligation of Bancshares or Capstone or their Subsidiaries, as applicable, and each of the other parties thereto, enforceable against Bancshares or Capstone or their Subsidiaries, as applicable, and each of the other parties thereto in accordance with its terms. Bancshares and Capstone and their Subsidiaries have performed all duties and obligations required to be performed by them under each Capstone Material Contract. Neither Bancshares or Capstone or any of their Subsidiaries nor any other party thereto is in breach or violation of or default under any Capstone Material Contact, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach, violation, or default. No event has occurred and no circumstance or condition exists that, with or without notice or lapse of time or both, gives any Person, or will or could give any Person, (A) the right to declare a breach or default or exercise any remedy under any Capstone Material Contract, (B) the right to accelerate the maturity of or performance under any Capstone Material Contract, or (C) the right to cancel, terminate, or modify any Capstone Material Contract.

(iii) Except as set forth on Schedule 4.2(p)(iii) of the Capstone Disclosure Memorandum, (A) no consents, approvals, waivers, or notices are required to be obtained, given, or delivered pursuant to the terms of any Capstone Material Contract as a result of the Capstone Parties’ execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated hereby and (B) assuming the consents, approvals, waivers, and notices referred to in clause (A) are obtained, given, and delivered, neither the Capstone Parties’ execution, delivery, or performance of this Agreement nor the consummation of the transactions contemplated hereby will result in any Person having the right to declare a breach or default or exercise any remedy under any Capstone Material Contract; accelerate the maturity of or performance under any Capstone Material Contract; or cancel, terminate, or modify any Capstone Material Contract.

(q) Intellectual Property; Information Technology Systems.

(i) Set forth on Schedule 4.2(q)(i) of the Capstone Disclosure Memorandum is a true, correct, and complete list, and where appropriate a description, of registered or recorded Intellectual Property and any material unregistered or unrecorded Intellectual Property, in each case owned, leased, or licensed by Bancshares or Capstone or any of their Subsidiaries, or used by Bancshares or Capstone or any of their Subsidiaries in the conduct of their respective businesses (collectively, the “Capstone Intellectual Property”). All required filings and fees related to Capstone Intellectual Property registrations have been timely filed with and paid to the relevant Governmental Entities and authorized registrars, and all Capstone Intellectual Property registrations are in good standing.

(ii) Set forth on Schedule 4.2(q)(ii) of the Capstone Disclosure Memorandum is a true, correct, and complete list of all Contracts relating to or affecting the Capstone Intellectual Property. There is no breach or default or alleged breach or default by the Capstone Parties or, to the Knowledge of the Capstone Parties, any third-party of or under any such Contract, and to the Knowledge of the Capstone Parties there is no state of facts or circumstances which with notice or lapse of time or both would constitute such a breach or default. The Capstone Parties have previously provided to the SmartFinancial Parties true, correct, and complete copies (or, in the case of any oral Contract, a complete and accurate written description) of the above-mentioned Contracts, including all modifications, amendments, and supplements thereto and waivers thereunder.

(iii) Bancshares or Capstone, or one of their Subsidiaries, is the sole and exclusive owner of all of the Capstone Intellectual Property not leased or licensed to Bancshares or Capstone or one of their Subsidiaries, free and clear of any Liens, and, with respect to any Capstone Intellectual Property leased or licensed to Bancshares or Capstone or one of their Subsidiaries, has a valid and enforceable lease, license, or other right to use such Capstone Intellectual Property, and except as set forth on Schedule 4.2(q)(iii) of the Capstone Disclosure Memorandum, no leases, licenses, or other rights have been granted by Bancshares or Capstone or their Subsidiaries to third Persons with respect to any such Capstone Intellectual Property. Bancshares and Capstone and their Subsidiaries own or possess all requisite rights to use all of the registered or recorded Capstone Intellectual Property required or necessary for the conduct of the business of Bancshares and Capstone and their Subsidiaries as presently conducted, without any conflict with the rights of others or any known use by others which conflicts with the rights of Bancshares or Capstone or any of their Subsidiaries. To the Knowledge of the Capstone Parties, Bancshares and Capstone and their Subsidiaries own or possess all requisite rights to use all of the unregistered or unrecorded Capstone Intellectual Property required or necessary for the conduct of the business of Bancshares and Capstone and their Subsidiaries as presently conducted, without any conflict with the rights of others or any known use by others which conflicts with the rights of Bancshares or Capstone or any of their Subsidiaries. Neither Bancshares nor Capstone, nor any of their Subsidiaries, owes any royalties, honoraria, or fees to any Person by reason of the use by Bancshares or Capstone or any of their Subsidiaries of any of the registered or recorded Capstone Intellectual Property or, to the Knowledge of the Capstone Parties, the unregistered or unrecorded Capstone Intellectual Property. Neither Bancshares nor Capstone, nor any of their Subsidiaries, has received notice of, and to the Knowledge of the Capstone Parties there is no basis for, any claimed conflict with respect to any of the Capstone Intellectual Property or any claim against Bancshares or Capstone or any of their Subsidiaries that their respective operations, activities, products, publications, goods, or services infringe upon any patent, trademark, trade name, copyright, or other intellectual property or proprietary right of a third party, or that Bancshares or Capstone or any of their Subsidiaries is illegally or otherwise impermissibly using any patent, trademark, trade name, copyright, trade secret, or other intellectual property or proprietary right of others, nor has there been any claim or assertion that any of the Capstone Intellectual Property is invalid or defective in any way.

(iv) Set forth on Schedule 4.2(q)(iv) of the Capstone Disclosure Memorandum is a true, correct, and complete list of all consents, waivers, authorizations, and approvals with respect to or involving the Capstone Intellectual Property that must be obtained, and all filings that must be made and all other actions that must be taken in respect of the Capstone Intellectual Property, in connection with the Parties’ execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated by this Agreement; provided that the need to record the transactions contemplated by this Agreement against all registered or recorded Capstone Intellectual Property does not have to be expressly identified on Schedule 4.2(q)(iv) of the Capstone Disclosure Memorandum.

(v) All information technology and computer systems (including software, information technology and telecommunications hardware, and other equipment) relating to or for the transmission, storage, maintenance, organization, presentation, generation, processing, or analysis of data and information, whether or not in electronic format, necessary for or used in the conduct of the businesses of the Capstone Parties and their Subsidiaries (collectively, the “Capstone IT Systems”) have, to the Knowledge of the Capstone Parties, been properly maintained by technically competent personnel, in accordance with standards set by manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring, and use. The Capstone IT Systems are in good working condition to effectively perform all information technology (including data processing) operations necessary to conduct business as currently conducted. Except as set forth on Schedule 4.2(q)(v) of the Capstone Disclosure Memorandum, since January 1, 2014, neither Bancshares nor Capstone, nor any of their Subsidiaries, has experienced any material disruption to, or material interruption in, the conduct of its business attributable to a defect, bug, breakdown, or other failure or deficiency in or of the Capstone IT Systems. The Capstone Parties and their Subsidiaries have taken reasonable measures to provide for the back-up and recovery of the data and information necessary for the conduct of their respective businesses (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of their respective businesses. Neither Bancshares nor Capstone, nor any of their Subsidiaries, is in breach of or default under any Contract relating to any of the Capstone IT Systems.

(vi) The Capstone Parties and their Subsidiaries have in place commercially reasonable data protection and privacy policies and procedures to protect, safeguard, and maintain the confidentiality, integrity, and security of (A) their information technology systems and software owned or purported to be owned by them and (B) all information, data, and transactions stored or contained therein or transmitted thereby, including personally identifiable information, financial information, and credit card data (as such information or terms are defined and/or regulated under applicable Laws (the

“Capstone Data”), against any unauthorized or improper use, access, transmittal, interruption, modification, or corruption. The Capstone Parties and their Subsidiaries are in compliance with applicable federal and state confidentiality and data security Laws, including without limitation Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Capstone Parties pursuant to 12 C.F.R. Part 364, and all industry standards applicable to the Capstone Data, including card association rules and the payment card industry data security standards. There currently are not any, and since January 1, 2014, there have not been any, pending or, to the Knowledge of the Capstone Parties, threatened claims or written complaints with respect to unauthorized access to or breaches of the security of (A) any of the Capstone Parties’ or their Subsidiaries’ information technology systems or (B) Capstone Data or any other such information collected, maintained, or stored by or on behalf of the Capstone Parties or their Subsidiaries (or any unlawful acquisition, use, loss, destruction, compromise, or disclosure thereof).

(r) Labor and Employment Matters.

(i) The Capstone Parties and their Subsidiaries are in compliance in all material respects with all applicable Laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Neither Bancshares nor Capstone, nor any of their Subsidiaries, is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement or contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is Bancshares or Capstone, or any of their Subsidiaries, the subject of any proceeding in which it is asserted that Bancshares or Capstone, or any of their Subsidiaries, has committed an unfair labor practice or seeking to compel Bancshares or Capstone, or any of their Subsidiaries, to bargain with any labor organization as to wages and conditions of employment, nor, to the Knowledge of the Capstone Parties, has any such proceeding been threatened, nor is there any strike, labor dispute, or organizational effort involving Bancshares or Capstone, or any of their Subsidiaries, pending or, to the Knowledge of the Capstone Parties, threatened.

(ii) Set forth on Schedule 4.2(r)(ii) of the Capstone Disclosure Memorandum is (A) a true, correct, and complete list of all employees (including any leased or temporary employees) of the Capstone Parties and their Subsidiaries; (B) each such employee’s current rate of compensation and bonus or incentive compensation arrangements; and (C) each such employee’s date of hire and accrued vacation, sick leave, personal leave, and paid time off, as applicable. Set forth or identified on Schedule 4.2(r)(ii) of the Capstone Disclosure Memorandum are the names of any employees of the Capstone Parties or any of their Subsidiaries who are absent from work due to a leave of absence (including without limitation in accordance with the requirements of the Family and Medical Leave Act or the Uniformed Services Employment and Reemployment Rights Act) or a work-related injury, or who are receiving workers’ compensation or disability compensation. There are no unpaid wages, salaries, bonuses, commissions, or other amounts owed to any employee or former employee of Bancshares or Capstone or any of their Subsidiaries.

(iii) To the Knowledge of the Capstone Parties, no director, officer, employee, or independent contractor of or to Bancshares or Capstone or any of their Subsidiaries is a party to or otherwise bound by any Contract, including without limitation any confidentiality, non-competition, non-solicitation, or proprietary rights agreement, that could adversely affect the ability of Bancshares or Capstone or any of their Subsidiaries to conduct its business as currently conducted or the ability of such Person to perform and carry out such Person’s duties or responsibilities.

(iv) Neither Bancshares nor Capstone, nor any of their Subsidiaries, has classified any Person as an “independent contractor” or any similar status who, under applicable Law or the provisions of any Capstone Benefit Plan (as defined below), should have been classified as an employee. Neither Bancshares nor Capstone, nor any of their Subsidiaries, has any material Liability for improperly excluding any Person who provides or has provided services to Bancshares or Capstone or any of their Subsidiaries in any capacity from participating in any Capstone Benefit Plan.

(v) Except as set forth on Schedule 4.2(r)(v) of the Capstone Disclosure Memorandum, to the Knowledge of the Capstone Parties as of the date of this Agreement, no officer of Bancshares or Capstone (or any of their Subsidiaries) with a title of assistant vice president or higher has informed Bancshares or Capstone (or any of their Subsidiaries) of his or her intent, and no such officer intends, to terminate his or her employment with Bancshares or Capstone (or any of their Subsidiaries) during the next 12 months.

(vi) There is no pending or, to the Knowledge of the Capstone Parties, threatened suit, action, claim, or legal, administrative, arbitration, or other proceeding by or on behalf of any current or former employee of Bancshares or Capstone or any of their Subsidiaries, including without limitation any suit, action, claim, or legal, administrative, arbitration, or other proceeding alleging noncompliance with applicable Laws respecting employment, employment practices, wages and hours, or terms and conditions of employment (but excluding workers’ compensation matters), which if adversely determined would, individually or in the aggregate, reasonably be expected to have a Bancshares Material Adverse Effect, and, to the Knowledge of the Capstone Parties, there are no facts or circumstances that could reasonably be expected to give rise to any such suit, action, claim, or legal, administrative, arbitration, or other proceeding.

(s) Benefit Plans.

(i) Set forth on Schedule 4.2(s)(i) of the Capstone Disclosure Memorandum is a true, correct, and complete list of all pension, retirement, salary continuation, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, disability, severance, change of control, change in control, fringe benefit, incentive, cafeteria or Code Section 125, welfare, and other benefit plans, contracts, agreements, and arrangements, including without limitation “employee benefit plans” as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans, and arrangements, including split dollar life insurance arrangements, and all trust agreements and funding arrangements related thereto, which are or have been maintained by, contributed to (or required to be contributed to), or sponsored by Bancshares or Capstone or an ERISA Affiliate for the benefit of or with respect to any present or former directors, officers, or employees of Bancshares or Capstone or any of their Subsidiaries (herein referred to collectively as the “Capstone Benefit Plans”), including any and all plans or policies offered to employees of Bancshares or Capstone, or any of their Subsidiaries, with respect to which Bancshares or Capstone or an ERISA Affiliate has claimed or is claiming the safe harbor for “voluntary plans” under ERISA for group and group-type insurance arrangements (“Capstone Voluntary Plans”). The Capstone Parties have previously delivered or made available to the SmartFinancial Parties true, correct, and complete copies of all plans, contracts, agreements, arrangements, and other documents required to be set forth in Schedule 4.2(s)(i) of the Capstone Disclosure Memorandum, along with, where applicable, copies of the IRS Form 5500 for the most recently completed year. There has been no announcement or commitment by Bancshares or Capstone, or any of their Subsidiaries, to create any additional Capstone Benefit Plan, to amend any Capstone Benefit Plan (except for amendments required by applicable Law), or to terminate any Capstone Benefit Plan. Each Capstone Benefit Plan that provides for the payment of “deferred compensation,” including any employment, change of control, change in control, stock option, or salary continuation agreement between Bancshares or Capstone or any of their Subsidiaries and any current or former director, officer, or employee, complies with Section 409A of the Code.

(ii) Other than routine claims for benefits, there is no pending or, to the Knowledge of the Capstone Parties, threatened or suspected claim, litigation, action, administrative action, suit, audit, arbitration, mediation, or other proceeding relating to any Capstone Benefit Plan. All of the Capstone Benefit Plans comply in all material respects with applicable requirements of ERISA and the Code and other applicable Laws (including without limitation the portability, privacy, and security provisions of the Health Insurance Portability and Accountability Act of 1996, as amended; the Patient Protection and Affordable Care Act of 2009, as amended; the coverage continuation requirements of Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; the Family and Medical Leave Act, as amended; the Mental Health Parity Act of 1996, as amended; the Mental Health Parity and Addiction Equity Act of 2008, as amended; the Uniformed Services Employment and Reemployment Rights Act, as amended; the Newborns’ and Mothers’ Health Protection Act of 1996, as amended; the Women’s Health and Cancer Rights Act, as amended; and the Genetic Information Nondiscrimination Act of 2008, as amended), and have been established, maintained, and administered in compliance, in all material respects, with all applicable requirements of ERISA and the Code and other applicable Laws and the terms and provisions of all documents, contracts, or agreements establishing the Capstone Benefit Plans or pursuant to which they are maintained or administered. There are no existing circumstances and no event has occurred that would reasonably be expected to adversely affect the qualified status of any Capstone Benefit Plan. No audit of any Capstone Benefit Plan by the IRS or the United States Department of Labor is ongoing or, to the Knowledge of the Capstone Parties, threatened or was ongoing or closed, or to the Knowledge of the Capstone Parties threatened, at any time during the past five years. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Capstone Benefit Plan that is likely to result in, or has already resulted in, the imposition of any material penalties or Taxes upon Bancshares or Capstone or any of their Subsidiaries under Section 502(i) of ERISA or Section 4975 of the Code.

(iii) No Liability to the Pension Benefit Guaranty Corporation has been, or is expected by the Capstone Parties or their Subsidiaries to be, incurred with respect to any Capstone Benefit Plan that is subject to Title IV of ERISA (a “Capstone Pension Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by Bancshares or Capstone or any ERISA Affiliate. No Capstone Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Capstone Pension Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such Capstone Pension Plan as of the end of the most recent plan year ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Capstone Pension Plan as of the date hereof; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the reporting requirement has not been waived has been required to be filed for any Capstone Pension Plan within the 12-month period ending on the date of this Agreement. Neither Bancshares nor Capstone, nor any of their Subsidiaries, has provided or is required to provide security to any Capstone Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code. Neither Bancshares nor Capstone, nor any of their Subsidiaries or any ERISA Affiliate, has contributed to or been obligated to contribute to any “multiemployer plan” as defined in Section 3(37) of ERISA.

(iv) Each Capstone Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a “Capstone Qualified Plan”) has received a current favorable determination letter from the IRS (or, in the case of an IRS pre-approved plan, the pre-approved plan has a current IRS opinion or advisory letter upon which the Capstone Parties are entitled to rely under applicable IRS guidance), and to the Knowledge of the Capstone Parties there are no facts or circumstances that could result in the revocation of any such favorable determination letter. Each Capstone Qualified Plan, if any, that is an “employee stock ownership plan” (as defined in Section 4975(e)(7) of the Code) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the Code and the regulations thereunder in all material respects, and any assets of any such Capstone Qualified Plan that, as of the end of the most recent plan year, are not allocated to participants’ individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness.

(v) Except as set forth on Schedule 4.2(s)(v) of the Capstone Disclosure Memorandum, neither Bancshares nor Capstone, nor any of their Subsidiaries, has any obligations for post-retirement or post-employment benefits under any Capstone Benefit Plan that cannot be amended or terminated upon 60 days or less notice without incurring any Liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code or similar state Laws, the cost of which is borne by the insured individuals.

(vi) All contributions and payments (both employer and employee) required to be made with respect to any Capstone Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable (both employer and employee) with respect to insurance policies funding any Capstone Benefit Plan, for any period through the date hereof have been timely made or paid in full by the applicable due date, with extensions, or to the extent not required to be made or paid on or before the date hereof, have been fully reflected or reserved against in the Interim Bancshares Financials to the extent required by GAAP or regulatory accounting requirements. Each Capstone Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (A) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (B) is unfunded. Any unfunded Capstone Benefit Plan pays benefits solely from the general assets of Bancshares or Capstone, or their applicable Subsidiary, for which arrangement the establishment of a trust under ERISA is not required. All unfunded benefits for which claims have been filed under a Capstone Benefit Plan have been or are being processed for payment or otherwise adjudicated in accordance with the terms of the applicable Capstone Benefit Plan and paid (to the extent payment is due), or will be paid, within the customary, normal, and routine claims processing and payment time frames followed by the Capstone Benefit Plan and as required by ERISA. No unfunded Capstone Benefit Plan is delinquent in the payment of benefits, and neither Bancshares nor Capstone, nor any of their Subsidiaries, is delinquent in making its required contributions to any such unfunded Capstone Benefit Plan so that the Capstone Benefit Plan can pay benefits on a timely basis.

(vii) All required reports, notice, disclosures, and descriptions (including without limitation Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1, and summary plan descriptions) have been timely filed or distributed in accordance with applicable Law with respect to each Capstone Benefit Plan. All required Tax filings with respect to each Capstone Benefit Plan have been made, and any Taxes due in connection with such filings have been paid. Since January 1, 2014, neither Bancshares nor Capstone, nor any of their Subsidiaries, has filed or been required to file with the IRS a Form 8928 in order to self-report any health plan violations which are subject to excise taxes under applicable provisions of the Code, and there are no facts or circumstances that could reasonably be expected to result in Bancshares or Capstone, or any of their Subsidiaries, being required by the Code to file any such Form 8928.

(viii) Except as set forth on Schedule 4.2(s)(viii) of the Capstone Disclosure Memorandum, neither Bancshares nor Capstone, nor any of their Subsidiaries, is a party to or bound by any Contract (including without limitation any severance, change of control, change in control, salary continuation, or employment agreement) that will, as a result or consequence of the execution or delivery of this Agreement, shareholder approval of this Agreement or the transactions contemplated hereby, or the consummation of the transactions, including the Parent Merger or the Bank Merger, contemplated hereby, either alone or in connection with any other event, (A) entitle any current or former director, officer, employee, or independent contractor of Bancshares or Capstone, or of any of their Subsidiaries, to severance pay or change of control or other benefits, or any increase in severance pay or other benefits (whether upon termination of employment or termination of such Contract after the date hereof or otherwise), (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under, or trigger any withdrawal liability under or any other material obligation pursuant to any of the Capstone Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Capstone Benefit Plans, or (D) result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code or the imposition of any Tax under Section 409A of the Code or the forgiveness of any indebtedness.

(ix) Each Capstone Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in documentary compliance with Section 409A of the Code and has been administered (A) in good faith compliance with Section 409A of the Code during the period beginning October 1, 2004, through December 31, 2008, and (B) in compliance with Section 409A of the Code since January 1, 2009.

(x) Persons being provided coverage under each Capstone Benefit Plan are described in such Capstone Benefit Plan as being eligible for coverage under such Capstone Benefit Plan, and, to the Knowledge of the Capstone Parties, neither Bancshares nor Capstone, nor any of their Subsidiaries, has any Liability for improperly including any Person as a participant in any Capstone Benefit Plan in which such Person is or was not eligible for coverage.

(xi) No Person is entitled to receive any additional payment (including without limitation any Tax gross-up or similar payment) from Bancshares or Capstone or any of their Subsidiaries as a result of the imposition of any excise Taxes under Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(xii) All of the Capstone Benefit Plans are nondiscriminatory with respect to eligibility and benefits to the extent required under applicable provisions of the Code and other applicable Laws. To the extent required by applicable Law, all of the Capstone Benefit Plans have been approved by the shareholders of Bancshares or Capstone, as applicable, or the shareholders of corporations Bancshares or Capstone has acquired.

(xiii) All Capstone Voluntary Plans satisfy the regulatory safe-harbor requirements provided by ERISA in order for such Capstone Voluntary Plans to be considered not to be or to have been established, sponsored, or maintained by Bancshares or Capstone or any of their Subsidiaries and not to constitute an “employee benefit plan” subject to ERISA.

(t) Real and Personal Property.

(i) Set forth on Schedule 4.2(t)(i) of the Capstone Disclosure Memorandum is a true, correct, and complete list (by street address) as of the date of this Agreement of all real property owned by Bancshares or Capstone or any of their Subsidiaries, including without limitation property carried on the books of Capstone as “Other Real Estate Owned” (the “Owned Real Property”), and all real property leased by Bancshares or Capstone or any of their Subsidiaries (the “Leased Real Property” and together with the Owned Real Property, collectively, the “Capstone Properties”). Except for the Capstone Properties, as of the date of this Agreement, neither Bancshares nor Capstone nor any of their Subsidiaries holds any interest (fee, leasehold, or otherwise) in any real property. Bancshares and Capstone and their Subsidiaries have good and marketable title to all of the Owned Real Property (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer), in each case free and clear of any and all Liens, except Permitted Exceptions. There are no unpaid bills or claims for work performed on or at the Capstone Properties other than bills for work that has been performed but which are not yet due and payable. Each lease pursuant to which Bancshares or Capstone or their Subsidiaries lease the Leased Real Property is valid, binding, enforceable (except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, and similar Laws affecting creditors’ rights and remedies generally or general principles of equity, whether applied in a court of law or a court of equity), and in full force and effect, and neither Bancshares nor Capstone nor any of their Subsidiaries, nor, to the Knowledge of the Capstone Parties, any other party to any such lease, is in breach or default under or in violation of any provision of any such lease. The Capstone Parties have previously delivered or made available to the SmartFinancial Parties a true, correct, and complete copy of each such lease, including any amendments thereto. Each of the Capstone Properties that is used or held for use by the Capstone Parties in connection with the current business or operations of the Capstone Parties and their Subsidiaries (the “Capstone Business Properties”) is in good condition (normal wear and tear excepted), conforms with all applicable ordinances, regulations, and zoning and other Laws, and is reasonably considered by the Capstone Parties to be adequate for the current business of the Capstone Parties and their Subsidiaries. To the Knowledge of the Capstone Parties, none of the buildings, structures, or other improvements located on any of the Capstone Business Properties encroaches upon or over any adjoining parcel of real estate or any easement or right-of-way and none of the buildings, structures, or other improvements located on any parcel adjoining the Capstone Business Properties encroaches upon or over any portion of the Capstone Business Properties.

(ii) Subject to the terms of the applicable lease, the Capstone Parties and their Subsidiaries are entitled to and have exclusive possession of the Leased Real Property. The Capstone Properties are not subject to any other legally binding lease, tenancy, or license or any legally binding agreement to grant any such lease, tenancy, or license that materially interferes with the Capstone Parties’ or their Subsidiaries’ use of the Capstone Properties. There is no Person in possession or occupation of, or who has any current right to possession or occupation of, the Capstone Properties other than the Capstone Parties and their Subsidiaries. There are no easements of any kind on, in respect of, or affecting the Capstone Properties that materially and adversely affect the rights of the Capstone Parties and their Subsidiaries to use the Capstone Properties for the conduct of their business.

(iii) To the Knowledge of the Capstone Parties, none of the Capstone Properties, nor any building, structure, fixture, or improvement thereon, is the subject of, or affected by, any condemnation, taking, eminent domain, or inverse condemnation proceeding currently instituted or pending, and the Capstone Parties have no Knowledge that any of the Capstone Properties, or any such building, structure, fixture, or improvement, will or may the subject of, or affected by, any such proceeding. There are no special, general, or other assessment proceedings affecting the Capstone Properties which, if as a result of which a special, general, or other assessment were imposed, would materially increase the cost of using and operating the Capstone Properties as currently used and operated by the Capstone Parties and their Subsidiaries.

(iv) None of the Capstone Properties are located in any wetland area as designated by the United States Army Corps of Engineers, the United States Environmental Protection Agency, or any applicable state or local agency. The Capstone Properties are appropriately zoned for each of the purposes for which they are being used by the Capstone Parties and their Subsidiaries.

(v) Neither Bancshares nor Capstone, nor any of their Subsidiaries, has experienced any material restriction in access to or from public roads or any material restriction in access to any utilities, including without limitation water, sewer, drainage, gas, electric, telephone, cable, and internet, used by Bancshares or Capstone or any of their Subsidiaries in the operation of their business as presently conducted; there is no pending or, to the Knowledge of the Capstone Parties, threatened governmental action that could prohibit or materially interfere with such access; and, to the Knowledge of the Capstone Parties, no fact or condition exists which, with the passage of time or the giving of notice, or both, may result in the termination of or material reduction or impairment of such access. All existing utilities provided at the Capstone Properties are adequate in all material respects for the Capstone Parties’ and their Subsidiaries’ existing use and operation of the Capstone Properties.

(vi) Bancshares and Capstone and their Subsidiaries have good and marketable title to all personal property owned by them, in each case free and clear of any and all Liens other than Permitted Exceptions. Each lease pursuant to which Bancshares or Capstone, or any of their Subsidiaries, leases personal property is valid, binding, enforceable (except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, and similar Laws affecting creditors’ rights and remedies generally or general principles of equity, whether applied in a court of law or a court of equity), and in full force and effect, and neither Bancshares nor Capstone, nor any of their Subsidiaries, nor, to the Knowledge of the Capstone Parties, any other party to any such lease, is in default under or in breach or violation of any provision of any such lease. The personal property owned or leased by Bancshares and Capstone and their Subsidiaries is in good condition, normal wear and tear excepted, and is sufficient for the carrying on of the business of Bancshares and Capstone and their Subsidiaries in the ordinary course consistent with past practice.

(u) Environmental Matters.

(i) Each of the Capstone Properties, each of the Bancshares Participation Facilities, and, to the Knowledge (without inquiry) of the Capstone Parties, each of the Bancshares Loan Properties is, and as applicable has been during the period of Bancshares’ or Capstone’s or their Subsidiaries’ ownership or operation thereof, in compliance in all material respects with all Environmental Laws. There is no suit, claim, action, demand, executive or administrative order, directive, or proceeding pending or, to the Knowledge of the Capstone Parties, being investigated or threatened against Bancshares or Capstone or any of their Subsidiaries, or any Bancshares Participation Facility, (A) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Substance, whether or not occurring at or on a site owned, leased, or operated by Bancshares or Capstone or any of their Subsidiaries, or any Bancshares Participation Facility. To the Knowledge of the Capstone Parties, there is no suit, claim, action, demand, executive or administrative order, directive, investigation, or proceeding pending or threatened against or relating to any Bancshares Loan Property (or Bancshares or Capstone or any of their Subsidiaries in respect of any Bancshares Loan Property) and (A) relating to alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Substance, whether or not occurring at or on a Bancshares Loan Property. Neither Bancshares nor Capstone, nor any of their Subsidiaries, has received any written notice, demand letter, executive or administrative order, directive, or request for information from any Governmental Entity or other third party indicating that it is or may be in material violation of or have any material Liability under any Environmental Law.

(ii) To the Knowledge of the Capstone Parties, there are no underground storage tanks at or on any of the Capstone Properties, any other property operated by Bancshares or Capstone or any of their Subsidiaries, or any Bancshares Participation Facility. Neither Bancshares nor Capstone nor any of their Subsidiaries, nor to the Knowledge of the Capstone Parties any other Person, has closed or removed any underground storage tank on or from any of the Capstone Properties, any other property operated by Bancshares or Capstone or any of their Subsidiaries, or any Bancshares Participation Facility.

(iii) During the period of (A) the Capstone Parties’ and their Subsidiaries’ ownership or operation of the Capstone Properties and (B) the Capstone Parties’ or their Subsidiaries’ participation in the management of any Bancshares Participation Facility, there has been no contamination by or release of Hazardous Substances in, on, under, or affecting such properties, except for releases of Hazardous Substances, individually or in the aggregate, in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release(s). To the Knowledge of the Capstone Parties, prior to the period of (A) the Capstone Parties’ and their Subsidiaries’ ownership or operation of the Capstone Properties or (B) the Capstone Parties’ or their Subsidiaries’ participation in the management of any Bancshares Participation Facility, there was no contamination by or release of Hazardous Substances in, on, under, or affecting such properties, except for releases of Hazardous Substances, individually or in the aggregate, in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release(s).

(iv) The Capstone Parties and their Subsidiaries have all permits, licenses, consents, orders, authorizations, and approvals required by the Environmental Laws for the use and occupancy of, and for all operations and activities conducted on, any properties owned, leased, operated, or occupied by the Capstone Parties or their Subsidiaries, and the Capstone Parties and their Subsidiaries are in compliance in all material respects with all such permits, licenses, consents, orders, authorizations, and approvals. All such permits, licenses, consents, orders, authorizations, and approvals were duly issued, are in full force and effect, and will remain in full force and effect as of and after the Effective Time.

(v) Except as set forth in this Section 4.2(u), no representations or warranties are being made with respect to environmental matters.

(v) Fairness Opinion. Prior to the Parties’ execution of this Agreement, the board of directors of Bancshares has received from Stephens Inc. an opinion (which, if initially rendered verbally, has been or will be confirmed in a written opinion dated the same date) to the effect that, as of the date of such opinion and subject to the assumptions and qualifications set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Bancshares Class A Stock.

(w) Broker Fees. Except as set forth on Schedule 4.2(w) of the Capstone Disclosure Memorandum, neither Bancshares or Capstone or any of their Subsidiaries, nor any of their respective officers, directors, employees, or agents, has engaged or employed any broker, investment banker, or finder or incurred any Liability for any financial advisory, investment banking, brokerage, or finder’s fees, commissions, or expenses, and no broker, investment banker, or finder has acted directly or indirectly for or on behalf of Bancshares or Capstone or any of their Subsidiaries, in connection with this Agreement or the transactions contemplated hereby.

(x) Loan Matters.

(i) All Loans made, originated, or held by Bancshares or Capstone or any of their Subsidiaries (collectively, the “Capstone Loans”) (A) were made or originated for good, valuable, and adequate consideration in the ordinary course of business; (B) were solicited and originated, and are and have been administered and, where applicable, serviced, and the relevant Loan files are and have been being maintained in all material respects in accordance with (1) the relevant notes or other credit or security documents, (2) the applicable underwriting and servicing standards of Capstone (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors), and (3) all applicable Laws. To the Knowledge of the Capstone Parties, none of such Capstone Loans are subject to any defenses, setoffs, or counterclaims, including without limitation any of such as are afforded by usury or truth in lending Laws, except, however, such as may be provided by applicable bankruptcy, insolvency, or similar Laws or by general principles of equity. The notes or other evidences of indebtedness evidencing the Capstone Loans and all pledges, mortgages, deeds of trust, and other collateral documents and security agreements related thereto are legal, valid, binding, and enforceable (except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, and similar Laws affecting creditors’ rights and remedies generally or general principles of equity, whether applied in a court of law or a court of equity).

(ii) Except as set forth on Schedule 4.2(x)(ii) of the Capstone Disclosure Memorandum, neither the terms of any Loan held, originated, made, administered, or serviced by Bancshares or Capstone or any of their Subsidiaries, any of the documentation for any such Loan, the manner in which any such Loan has been administered or serviced, nor Bancshares’ or Capstone’s or their Subsidiaries’ practices of approving or rejecting Loan applications violate any Law applicable thereto, including without limitation the Truth in Lending Act of 1968, as amended; Regulation B, Regulation O, and Regulation Z of the Federal Reserve; the CRA; the Equal Credit Opportunity Act, as amended; and any state Laws relating to consumer protection, installment sales, or usury.

(iii) The Capstone Parties’ allowance for loan and lease losses is, and shall be as of the Effective Time, in compliance with their existing methodology for determining the adequacy of their allowance for loan and lease losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board, and is and shall be adequate under all such standards.

(iv) Except as set forth on Schedule 4.2(x)(iv) of the Capstone Disclosure Memorandum, none of the Contracts pursuant to which Bancshares or Capstone or any of their Subsidiaries has sold Loans or pools of Loans, or participations in Loans or pools of Loans, contain any Liability on the part of Bancshares or Capstone or any of their Subsidiaries to repurchase such Loans or interests therein.

(v) Set forth on Schedule 4.2(x)(v) of the Capstone Disclosure Memorandum is a true, correct, and complete list of all Loans, as of the date hereof, by Bancshares or Capstone or any of their Subsidiaries to any director, executive officer, or principal shareholder (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of Bancshares or Capstone or any of their Subsidiaries. All such Loans are, and were originated, in compliance with all applicable Laws.

(vi) Set forth on Schedule 4.2(x)(vi) of the Capstone Disclosure Memorandum is a true, correct, and complete listing, as of March 31, 2017, by account of (A) each borrower, customer, or other Person who has notified Bancshares or Capstone or any of their Subsidiaries during the past 12 months of, or has asserted against Bancshares or Capstone or any of their Subsidiaries, any “lender liability” or similar claim; and (B) all Loans of Bancshares and Capstone and their Subsidiaries (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are classified as “special mention,” “substandard,” “doubtful,” “loss,” or words of similar import, (4) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the origination of the Loans due to concerns regarding the borrowers’ ability to pay in accordance with the Loans’ original terms, or (5) where a specific reserve allocation exists in connection therewith; and (C) all assets classified by Bancshares or Capstone or any of their Subsidiaries as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure, in each case including the book value thereof as of March 31, 2017.

(vii) Each Loan held by Bancshares or Capstone or their Subsidiaries (A) is evidenced by notes, agreements, or other evidences of indebtedness that are true, genuine, and what they purport to be, (B) to the extent secured, has been secured by valid Liens which have been perfected and (C) is a legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, or similar Laws and general principles of equity.

(viii) There are no material oral modifications or amendments related to any Loans held by Bancshares or Capstone or their Subsidiaries that are not reflected in the written records of the Capstone Parties or their Subsidiaries. All Loans held by Bancshares or Capstone or their Subsidiaries are owned by the Capstone Parties or their Subsidiaries free and clear of any Liens, except for Liens on Loans granted to the Federal Home Loan Bank of Atlanta. No claims of defense as to the enforcement of any Loan held by Bancshares or Capstone or their Subsidiaries have been asserted in writing against the Capstone Parties or their Subsidiaries for which there is a reasonable possibility of an adverse determination. None of the Loans held by Bancshares or Capstone or their Subsidiaries are presently serviced by third parties, and there is no obligation which could result in any such Loan becoming subject to any third party servicing.

(ix) Neither Bancshares or Capstone nor any of their Subsidiaries is now or has been since January 1, 2014, subject to any material fine, suspension, or settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale, or servicing of mortgage or consumer Loans.

(y) Material Interests of Certain Persons. Except for deposit and loan relationships entered into in the ordinary course of business in compliance with applicable Law and except as otherwise set forth on Schedule 4.2(y) of the Capstone Disclosure Memorandum, no current or former officer or director of Bancshares or Capstone or any of their Subsidiaries, or any family member or Affiliate of any such Person, has any material direct or indirect interest in any Contract or property, real or personal, tangible or intangible, of, used in or pertaining to the business of, or owned or leased by Bancshares or Capstone or any of their Subsidiaries.

(z) Insurance. Set forth on Schedule 4.2(z) of the Capstone Disclosure Memorandum is a true, correct, and complete list of all policies of insurance currently held or maintained by or providing coverage for Bancshares or Capstone or any of their Subsidiaries, including without limitation bank-owned life insurance (collectively, the “Capstone Insurance Policies”), including for each such Capstone Insurance Policy (i) the name of the insurer, (ii) the named insured(s), (iii) the nature of the coverage, (iv) the policy limits (on a per occurrence and aggregate basis), (v) the annual premiums, and (vi) the expiration date. All of the Capstone Insurance Policies are in full force and effect. Neither Bancshares or Capstone nor any of their Subsidiaries is in default under any Capstone Insurance Policy, and no event has occurred which, with notice or lapse of time or both, would constitute a default or permit a termination, modification, or acceleration under any of the Capstone Insurance Policies. All premiums due and payable with respect to the Capstone Insurance Policies have been timely and fully paid, and all material claims thereunder have been filed in a timely fashion. There is no claim for coverage by Bancshares or Capstone or any of their Subsidiaries pending under any of the Capstone Insurance Policies as to which coverage has been questioned, denied, or disputed. Neither Bancshares nor Capstone nor any of their Subsidiaries has received notice of any termination of (actual or threatened), material premium increase with respect to, or material alteration of coverage under any of the Capstone Insurance Policies.

(aa) Investment Securities; Derivatives. The Capstone Parties and their Subsidiaries have good title to all securities and commodities owned by them (except those sold under repurchase agreements), free and clear of any Liens, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Capstone Parties and their Subsidiaries.

Such securities and commodities are valued on the books of the Capstone Parties and their Subsidiaries in accordance with GAAP. The Capstone Parties and their Subsidiaries employ investment, securities, commodities, risk management, and other policies, practices, and procedures that are prudent and reasonable in the context of their respective businesses, and prior to the date of this Agreement, the Capstone Parties have made available to the SmartFinancial Parties true, correct, and complete copies of or the material terms of such policies, practices, and procedures. Except for restrictions that exist for securities that are classified as “held to maturity,” none of the investment securities held by Bancshares or Capstone or any of their Subsidiaries are subject to any restriction (whether contractual, statutory, or otherwise) that could materially impair the ability of the entity holding such investment securities freely to dispose of such investment securities at any time. Except as set forth on Schedule 4.2(aa) of the Capstone Disclosure Memorandum, neither Bancshares nor Capstone nor any of their Subsidiaries is a party to or has agreed to enter into any exchange-traded or over-the-counter equity, interest rate, foreign exchange, or other swap, forward, future, option, cap, floor, or collar, or any other Contract that is a derivative contract (including various combinations thereof), or owns securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes,” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that materially exceed normal changes in value attributable to interest or exchange rate changes.

(bb) Securities Transactions. All offers and sales of securities by Bancshares or Capstone were at all relevant times exempt from, or complied in all material respects with, the registration requirements of the Securities Act, and the rules and regulations promulgated thereunder, and applicable state securities or “blue sky” Laws. Neither the Capstone Parties nor, to the Knowledge of the Capstone Parties, any director, officer, or employee of Bancshares or Capstone, any Person related to any such director, officer, or employee by blood, marriage, or adoption and residing in the same household, or any Person who has been knowingly provided material nonpublic information by any one or more of any of the foregoing Persons has purchased or sold, or caused to be purchased or sold, any shares of Bancshares Stock or Capstone Stock (or other securities issued by Bancshares or Capstone) in violation of any applicable provision of federal or state securities Laws.

(cc) Transactions with Affiliates. All “covered transactions” between Capstone and any “affiliate” within the meaning of Section 23A and Section 23B of the Federal Reserve Act and the regulations promulgated pursuant thereto have been in compliance with such provisions of Law.

(dd) Fiduciary Accounts. Bancshares and Capstone and their Subsidiaries have properly administered all accounts, if any, for which they serve or act as a fiduciary, including without limitation accounts for which they serve as trustee, agent, custodian, personal representative, guardian, conservator, or investment advisor, in accordance with the terms of all governing documents and applicable Laws. Neither Bancshares nor Capstone nor any of their Subsidiaries, nor to the Knowledge of the Capstone Parties any of their or their Subsidiaries’ respective directors, officers, or employees, have committed any breach of trust with respect to any fiduciary account, and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(ee) Tax Treatment of Transaction. The Capstone Parties have no Knowledge of any fact or circumstance that would reasonably be expected to prevent the Parent Merger from qualifying as a “reorganization” under the provisions of Section 368(a) of the Code.

(ff) CRA, Anti-Money Laundering, OFAC, and Customer Information Security. Capstone received a rating of “Satisfactory” or better during its most recent examination or interim review with respect to the CRA. The Capstone Parties do not have Knowledge of any facts or circumstances that would be expected to cause Capstone (i) to be deemed not to be in satisfactory compliance with the CRA and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal banking regulators of lower than “Satisfactory”; (ii) to be deemed to be operating in violation, in any material respect, of the Bank Secrecy Act of 1970, as amended, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Law; or (iii) to be deemed not to be in satisfactory compliance in any material respect with applicable privacy of customer or consumer information requirements contained in any federal or state privacy Laws, including without limitation in Title V of the Gramm-Leach-Bliley Act of 1999, as amended, and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Capstone. To the Knowledge of the Capstone Parties, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which could, or could be expected to, cause Capstone to undertake any significant remedial action. The board of directors of Capstone has adopted, and Capstone has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act, and such anti-money laundering program meets the requirements of Section 352 of the USA PATRIOT Act and the regulations thereunder, and Capstone has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(gg) Internal Controls. The records, systems, controls, data, and information of the Capstone Parties and their Subsidiaries are recorded, stored, maintained, and operated under means (including any electronic, mechanical, or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Capstone Parties and their Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that has not had and would not reasonably be expected to have a material adverse effect on the Capstone Parties’ or their Subsidiaries’ system of internal accounting controls. Bancshares and Capstone and their Subsidiaries have devised and maintained a system of internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, and (iii) access to assets is permitted only in accordance with management’s general or specific authorizations. There are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which could adversely affect the ability of Bancshares or Capstone or their Subsidiaries to record, process, summarize, and report financial information. Since January 1, 2014, (i) neither the Capstone Parties nor any of their Subsidiaries, nor any director, officer, or employee of the Capstone Parties or any of their Subsidiaries, has received any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods of the Capstone Parties or any of their Subsidiaries or internal accounting controls, including any complaint, allegation, assertion, or claim that the Capstone Parties or any of their Subsidiaries have engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Capstone Parties or any of their Subsidiaries, or any other Person, whether or not employed by the Capstone Parties or any of their Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty, or violation of banking or other Laws by the Capstone Parties or any of their Subsidiaries, or any of the officers, directors, or employees of the Capstone Parties or any of their Subsidiaries, to the board of directors of Bancshares or Capstone or any of their Subsidiaries (or any committee thereof) or, to the Knowledge of the Capstone Parties, to any director or executive officer of Bancshares or Capstone or any of their Subsidiaries. There has occurred no fraud, whether or not material, that involves management or other employees who have a role in the Capstone Parties’ internal controls over financial reporting.

(hh) Regulatory Capital. Bancshares and Capstone are “well-capitalized” as such term is defined in 12 C.F.R. 225.2 and 12 C.F.R. 325.103, respectively.

(ii) Required Shareholder Vote. The affirmative vote of holders of at least two-thirds of the issued and outstanding shares of Bancshares Class A Stock is required for the approval of this Agreement and the Parent Merger by the shareholders of Bancshares under the articles of incorporation and bylaws of Bancshares and the Alabama Corporation Act.

(jj) State Antitakeover Laws. Bancshares and Capstone have taken (through their respective boards of directors or otherwise) all action required to render inapplicable to this Agreement and the transactions contemplated hereby any otherwise applicable state antitakeover Laws, including without limitation any “moratorium,” “control share,” “fair price,” or “interested shareholder” Law.

(kk) No Further Representations. Except for the representations and warranties made by the Capstone Parties in this Article IV (including the related portions of the Capstone Disclosure Memorandum), neither Bancshares nor Capstone, nor any other Person, makes or has made any express or implied representation or warranty with respect to Bancshares or Capstone or their respective Subsidiaries or the respective businesses, operations, assets, liabilities, or conditions (financial or otherwise) of the Capstone Parties and their Subsidiaries, and the Capstone Parties hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Bancshares nor Capstone, nor any other Person, makes or has made any representation or warranty to the SmartFinancial Parties or any of their Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget, or prospective information relating to the Capstone Parties or any of their Subsidiaries or the respective businesses of the Capstone Parties and their Subsidiaries or (ii) except for the representations and warranties made by the Capstone Parties in this Article IV, any oral or written information presented, delivered, or made available to the SmartFinancial Parties or any of their Affiliates or representatives in the course of their due diligence investigation of the Capstone Parties or their negotiation of this Agreement or otherwise in the course of the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SMARTFINANCIAL PARTIES

Section 5.1 SmartFinancial Disclosure Memorandum. Prior to or simultaneously with the Parties’ execution and delivery of this Agreement, SmartFinancial and SmartBank have delivered to the Capstone Parties a confidential memorandum (the “SmartFinancial Disclosure Memorandum”) setting forth, among other things, items the disclosure of which is necessary either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties of the SmartFinancial Parties contained in this Article V, making specific reference in such SmartFinancial Disclosure Memorandum to the Section(s) of this Agreement to which such items relate.

Section 5.2 SmartFinancial and SmartBank Representations and Warranties. Subject to and except as disclosed in the SmartFinancial Securities Filings (as defined below) filed prior to the date hereof (but excluding any risk factor disclosures under the heading “Risk Factors,” any forward-looking statement disclosures or disclaimers, and any other disclosures that are cautionary, predictive, or forward-looking in nature), each of SmartFinancial and SmartBank hereby represents and warrants to the Capstone Parties as follows:

(a) Organization and Qualification. SmartFinancial is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee and is duly registered as a bank holding company under the BHCA. SmartBank is a banking corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee. Each of SmartFinancial and SmartBank has the corporate power and authority to own, lease, and operate its properties and assets and to conduct its respective business as presently conducted. Each of SmartFinancial and SmartBank is duly licensed and qualified to transact business and is in good standing in each jurisdiction in which the character of the properties or assets owned or leased by it or the nature of the business conducted by it makes such licensing and qualification necessary, except where the failure to be so licensed, qualified, or in good standing would not have a SmartFinancial Material Adverse Effect. Neither SmartFinancial or SmartBank nor any Subsidiary of SmartFinancial or SmartBank is in violation of its respective charter, bylaws, or other organizational documents.

(b) Subsidiaries. Each Subsidiary of SmartFinancial (other than SmartBank) and each Subsidiary of SmartBank is a corporation, limited liability company, or other entity duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, organization, or formation; has all requisite corporate, limited liability company, or other power and authority to own, lease, and operate its properties and assets and to conduct its business as presently conducted; and is duly licensed and qualified to transact business and is in good standing in each jurisdiction in which the character of the properties or assets owned or leased by it or the nature of the business conducted by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified, or in good standing would not have a SmartFinancial Material Adverse Effect. The ownership interests of SmartFinancial and SmartBank in their respective Subsidiaries are in compliance with all applicable Laws. The outstanding capital stock or other outstanding equity or ownership interests of each Subsidiary of SmartFinancial and/or SmartBank have been validly authorized and are validly issued, fully paid, and non-assessable.

(c) Capitalization. As of the date of this Agreement, the authorized capital stock of SmartFinancial consists of (i) 40,000,000 shares of common stock, par value $1.00 per share, of which 8,215,352 shares were issued and outstanding, and (ii) 2,000,000 shares of preferred stock, par value $1.00 per share, of which 12,000 shares have been designated as Non-Cumulative Perpetual Preferred Stock, Series B, no shares of which were issued and outstanding. As of the date of this Agreement, the authorized capital stock of SmartBank consists of (i) 8,000,000 shares of common stock, par value $1.00 per share, of which 3,552,171 shares were issued and outstanding and were owned by SmartFinancial, and (ii) 2,000,000 shares of preferred stock, par value $1.00 per share, no shares of which were issued and outstanding. As of the date of this Agreement, there are no other classes or series of authorized, issued, or outstanding capital stock of SmartFinancial or SmartBank. All of the issued and outstanding shares of SmartFinancial Stock and SmartBank Stock have been duly and validly authorized and issued in compliance in all material respects with all applicable Laws and are fully paid and non-assessable with no personal liability attaching to the ownership thereof, and none of the issued and outstanding shares of SmartFinancial Stock or SmartBank Stock have been issued in violation of the preemptive or other rights of any Person. Except as set forth on Schedule 5.2(c) of the SmartFinancial Disclosure Memorandum, as of the date of this Agreement, (i) there were no outstanding options, warrants, subscriptions, agreements, contracts, rights, calls, or commitments, of any kind or character, that require or obligate or could require or obligate SmartFinancial to issue, deliver, or sell, or cause to be issued, delivered, or sold, any additional shares of SmartFinancial capital stock, or securities convertible into or exercisable for shares of SmartFinancial capital stock, or that require or obligate or could require or obligate SmartFinancial to grant, extend, or enter into any such option, warrant, subscription, agreement, contract, right, call, or commitment, and (ii) there were no outstanding options, warrants, subscriptions, agreements, contracts, rights, calls, or commitments, of any kind or character, that require or obligate or could require or obligate SmartBank to issue, deliver, or sell, or cause to be issued, delivered, or sold, any additional shares of SmartBank capital stock, or securities convertible into or exercisable for shares of SmartBank capital stock, or that require or obligate or could require or obligate SmartBank to grant, extend, or enter into any such option, warrant, subscription, agreement, contract, right, call, or commitment. As of the date of this Agreement, no bonds, debentures, notes, or other indebtedness having the right to vote on any matters on which shareholders of SmartFinancial may vote were issued or outstanding.

(d) Authority. Each of SmartFinancial and SmartBank has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the consents, approvals, waivers, and filings referred to in Section 5.2(f), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the SmartFinancial Parties and the consummation by the SmartFinancial Parties of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the boards of directors of SmartFinancial and SmartBank, and no other corporate actions or proceedings on the part of SmartFinancial or SmartBank are necessary to authorize the execution and delivery of this Agreement by the SmartFinancial Parties and the consummation by the SmartFinancial Parties of the transactions contemplated hereby, other than the approval of this Agreement by the shareholders of SmartFinancial in accordance with the charter and bylaws of SmartFinancial and applicable Law and the approval of the Bank Merger Agreement by SmartFinancial as the sole shareholder of SmartBank in accordance with the charter and bylaws of SmartBank and applicable Law. The board of directors of SmartFinancial has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of SmartFinancial and its shareholders and has directed that this Agreement be submitted to SmartFinancial’s shareholders for approval, and has duly and validly adopted resolutions to the foregoing effect and to recommend that the shareholders of SmartFinancial approve this Agreement. This Agreement has been duly and validly executed and delivered by each of SmartFinancial and SmartBank and constitutes a valid and legally binding obligation of each of SmartFinancial and SmartBank enforceable against each of SmartFinancial and SmartBank in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, and similar Laws affecting creditors’ rights and remedies generally or general principles of equity, whether applied in a court of law or a court of equity.

(e) No Violations. Neither the execution, delivery, or performance of this Agreement by SmartFinancial or SmartBank nor the consummation of the transactions contemplated by this Agreement will (i) assuming the approval of this Agreement by the shareholders of SmartFinancial in accordance with the charter and bylaws of SmartFinancial and applicable Law and the approval of the Bank Merger Agreement by SmartFinancial as the sole shareholder of SmartBank in accordance with the charter and bylaws of SmartBank and applicable Law, violate the charter or bylaws of SmartFinancial or SmartBank or (ii) assuming that the consents, approvals, waivers, and filings referred to in Section 5.2(f) have been obtained and made and all applicable waiting periods have expired, violate any Law to which the SmartFinancial Parties or any of their Subsidiaries (or the properties or assets of the SmartFinancial Parties or any of their Subsidiaries) are subject or by which the SmartFinancial Parties or any of their Subsidiaries (or the properties or assets of the SmartFinancial Parties or any of their Subsidiaries) are bound.

(f) Consents and Approvals. No consents or approvals of, waivers by, notices to, or filings or registrations with any Governmental Entity are required to be obtained, given, or made by SmartFinancial or SmartBank in connection with the execution and delivery of this Agreement by the SmartFinancial Parties or the consummation by the SmartFinancial Parties of the Parent Merger, the Bank Merger, or the other transactions contemplated hereby, except (i) the Regulatory Approvals; (ii) the filing of the Tennessee Articles of Merger with the Tennessee Secretary of State and the Alabama Articles of Merger with the Alabama Secretary of State and the filing of the Bank Merger Certificates; (iii) the filing with the SEC of the Joint Proxy Statement/Prospectus in definitive form and the Registration Statement (in which the Joint Proxy Statement/Prospectus will be included as a prospectus), and declaration of effectiveness of the Registration Statement by the SEC; (iv) such other filings, registrations, consents, declarations, and approvals as are required to be made or obtained under or pursuant to applicable federal and state securities Laws, including without limitation those required to be made or obtained in connection with the issuance by SmartFinancial of shares of SmartFinancial Common Stock as Merger Consideration pursuant to this Agreement; (v) the approval of the listing on Nasdaq of the shares of SmartFinancial Common Stock to be issued as Merger Consideration; (vi) the approval of this Agreement by the shareholders of SmartFinancial and the approval of the Bank Merger Agreement by SmartFinancial as the sole shareholder of SmartBank; and (vii) as set forth on Schedule 5.2(f) of the SmartFinancial Disclosure Memorandum. As of the date hereof, neither SmartFinancial nor SmartBank is aware of any reason why any of the consents, approvals, or waivers referred to in this Section 5.2(f) will not be obtained or received in a timely manner without the imposition of any Burdensome Condition (as defined in Section 8.1(b)).

(g) Reports. SmartFinancial and SmartBank have timely filed or furnished, as applicable, all reports, notices, applications, schedules, registration and proxy statements, and other filings, documents, and instruments (together with any amendments required to be made with respect thereto) that they have been required to file or furnish since January 1, 2014, with or to the Federal Reserve, the FDIC, the TDFI, or any other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file or furnish the same or pay such fees and assessments, individually or in the aggregate, would not reasonably be expected to have a SmartFinancial Material Adverse Effect. As of their respective dates, such reports, notices, applications, schedules, registration and proxy statements, and other filings, documents, and instruments were complete and accurate in all material respects and complied in all material respects with all applicable Laws.

(h) Securities Filings. SmartFinancial has filed with the SEC all reports, schedules, registration statements, definitive proxy statements, exhibits, and other filings and materials that SmartFinancial has been required to file under the Securities Act or the Exchange Act, or the rules and regulations promulgated thereunder, since January 1, 2014 (collectively, the “SmartFinancial Securities Filings”). True, correct, and complete copies of the SmartFinancial Securities Filings are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC. As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), none of the SmartFinancial Securities Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the SmartFinancial Securities Filings complied in all material respects with applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder applicable to such SmartFinancial Securities Filings.

(i) Financial Statements. The consolidated financial statements of SmartFinancial and its Subsidiaries included in the SmartFinancial Securities Filings (including the related notes, where applicable) (the “SmartFinancial Financial Statements”) fairly present in all material respects the financial position, results of operations, and cash flows of SmartFinancial and its Subsidiaries as of the respective dates or for the respective fiscal periods therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount). Each of the SmartFinancial Financial Statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and each of such SmartFinancial Financial Statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of SmartFinancial and its Subsidiaries have since January 1, 2014, been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Since January 1, 2014, no independent public accounting firm of

SmartFinancial has resigned (or informed SmartFinancial that it intends to resign) or been dismissed as independent public accountants of SmartFinancial as a result of or in connection with any disagreements with SmartFinancial on a matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

(j) Undisclosed Liabilities. Except as would not reasonably be expected to have, either individually or in the aggregate, a SmartFinancial Material Adverse Effect, neither SmartFinancial nor any of its Subsidiaries has, or has incurred, any Liability required to be reflected or disclosed on, or reserved against in, a balance sheet prepared in accordance with GAAP, other than (i) Liabilities reflected on or reserved against in the consolidated balance sheet of SmartFinancial and its Subsidiaries as of March 31, 2017, included in SmartFinancial’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, (ii) Liabilities incurred since March 31, 2017, in the ordinary course of business consistent with past practice, and (iii) Liabilities incurred in connection with this Agreement or the transactions contemplated hereby.

(k) Absence of Certain Changes or Events.

(i) Since December 31, 2016, there has been no effect, circumstance, occurrence, event, development, or change that, individually or taken together with all other effects, circumstances, occurrences, events, developments, and changes, has had or would reasonably be expected to have a SmartFinancial Material Adverse Effect.

(ii) Since December 31, 2016, to and including the date of this Agreement, except in regards to this Agreement and the transactions contemplated hereby, SmartFinancial and SmartBank have conducted their respective businesses only in the ordinary and usual course consistent with past practices.

(l) Litigation. There are no suits, actions, claims, investigations, or legal, administrative, arbitration, or other proceedings pending or, to the Knowledge of the SmartFinancial Parties, threatened against or affecting SmartFinancial or SmartBank or any of their Subsidiaries as to which there is reasonable probability of an adverse determination and which if adversely determined would, individually or in the aggregate, reasonably be expected to have a SmartFinancial Material Adverse Effect, and, to the Knowledge of the SmartFinancial Parties, there are no facts or circumstances that would reasonably be expected to give rise to any such suit, action, claim, investigation, or legal, administrative, arbitration, or other proceeding. Neither SmartFinancial nor SmartBank nor any of their Subsidiaries, nor any of the properties or assets of SmartFinancial or SmartBank or any of their Subsidiaries, is a party or subject to or bound by any judgment, decree, injunction, order, or ruling of any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a SmartFinancial Material Adverse Effect.

(m) Regulatory Actions. Except as set forth on Schedule 5.2(m) of the SmartFinancial Disclosure Memorandum, since January 1, 2014, neither SmartFinancial nor SmartBank has been a party to or subject to any cease and desist order, prompt correction action directive, written agreement, or memorandum of understanding issued by or with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order, or directive by, any Governmental Entity, or has adopted any board resolutions at the request of any Governmental Entity, or has been advised in writing by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, cease and desist order, prompt correction action directive, written agreement, memorandum of understanding, commitment letter, board resolutions, or similar undertaking. To the Knowledge of the SmartFinancial Parties, there are no facts or circumstances which would reasonably be expected to result in any Governmental Entity issuing or requesting any such action, proceeding, order, directive, cease and desist order, prompt correction action directive, written agreement, memorandum of understanding, commitment letter, board resolutions, or similar undertaking. There are no material unresolved violations, criticisms, or exceptions noted by any Governmental Entity in or with respect to any report or statement relating to any examination or inspection of SmartFinancial or SmartBank or any of their Subsidiaries. Since January 1, 2014, there have been no material formal or informal inquires by (other than in the ordinary course of routine regulatory examinations and visitations), or material disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies, or procedures of SmartFinancial or SmartBank or any of their Subsidiaries.

(n) Compliance with Laws; Deposit Insurance.

(i) The SmartFinancial Parties and their Subsidiaries have at all times since January 1, 2014, complied with, and are currently in compliance with, in all material respects, all applicable Laws, including without limitation Section 23A and Section 23B of the Federal Reserve Act and the regulations promulgated pursuant thereto; the Equal Credit Opportunity Act, as amended; the Fair Housing Act, as amended; the Fair Credit Reporting Act, as amended; the Truth in Lending Act of 1968, as amended; the CRA; the Home Mortgage Disclosure Act of 1975, as amended; the Bank Secrecy Act of 1970, as amended; the USA PATRIOT Act; the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended; all Laws relating to data protection or privacy; and all other applicable anti-money laundering Laws, fair lending Laws, and Laws relating to discriminatory lending, financing, leasing, or business practices or the origination, sale, or servicing of mortgage loans, except where noncompliance with such applicable Laws would not, individually or in the aggregate, reasonably be expected to have a SmartFinancial Material Adverse Effect. Except in each case as would not reasonably be expected to have a SmartFinancial Material Adverse Effect, the SmartFinancial Parties and their Subsidiaries have, and have at all times had, all permits, licenses, franchises, certificates of authority, orders, authorizations, and approvals, and have made all filings, applications, and registrations with all Governmental Entities, that are required in order to permit them to own, lease, and operate their properties and assets and to carry on their respective businesses as presently conducted, and all such permits, licenses, franchises, certificates of authority, orders, authorizations, and approvals are in full force and effect and, to the Knowledge of the SmartFinancial Parties, no suspension or cancellation of any of them is threatened.

(ii) Each of the principal executive officer and the principal financial officer of SmartFinancial (or each former principal executive officer or each former principal financial officer, as applicable) has made all certifications required by Rules 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the SmartFinancial Securities Filings, and the statements contained in such certifications are true and accurate in all material respects. SmartFinancial has, (A) since January 1, 2014, been in compliance with all other applicable provisions of the Sarbanes-Oxley Act and (B) since December 21, 2015, been in compliance with applicable listing and corporate governance rules of Nasdaq, except in each case for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a SmartFinancial Material Adverse Effect. For purposes of this Section 5.2(n)(ii), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(iii) The deposits of SmartBank are insured by the FDIC in accordance with the FDIA to the full extent permitted by Law, and SmartBank has paid all premiums and assessments and filed all reports required by the FDIA. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of the SmartFinancial Parties, threatened.

(o) Taxes.

(i) The SmartFinancial Parties have timely filed all Tax Returns required to be filed by or with respect to them (the “SmartFinancial Returns”). All of the SmartFinancial Returns were, as of their respective dates of filing, true, correct, and complete in all material respects, and all Taxes due and payable by the SmartFinancial Parties and their Subsidiaries with respect to the periods covered by such SmartFinancial Returns have been paid (whether or not shown on any SmartFinancial Returns). No claim (whether formal or informal) has ever been made against the SmartFinancial Parties or any of their Subsidiaries by an authority in a jurisdiction where SmartFinancial or SmartBank or their Subsidiaries do not file Tax Returns that SmartFinancial or SmartBank or any of their Subsidiaries are or may be subject to taxation in that jurisdiction.

(ii) All estimated Taxes required to be paid by or with respect to, or in respect of the operations of, the SmartFinancial Parties or any of their Subsidiaries have been paid to the proper taxing authorities, except to the extent failure to make any such payment, individually or in the aggregate, would not reasonably be expected to have a SmartFinancial Material Adverse Effect. All Taxes that the SmartFinancial Parties or any of their Subsidiaries are or were required to withhold or collect in connection with any amounts paid or owing to any employee, director, independent contractor, shareholder, nonresident, creditor, or other third party have been duly withheld or collected and have been paid, to the extent required, to the proper taxing authorities; the SmartFinancial Parties and their Subsidiaries have complied with all information reporting and backup withholding requirements, including the maintenance of required records, with respect to such amounts; and the SmartFinancial Parties and their Subsidiaries have paid all employer contributions and premiums and filed all Tax Returns with respect to any employee income Tax withholding, and social security and unemployment Taxes and premiums, all in compliance with the withholding provisions of the Code and other applicable Laws, except for failures to withhold, collect, pay, or file and such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a SmartFinancial Material Adverse Effect.

(iii) No audit, investigation, examination, deficiency assessment, refund litigation, or other proceeding is pending or, to the Knowledge of the SmartFinancial Parties, threatened against or with respect to the SmartFinancial Parties or any of their Subsidiaries in respect of any Taxes or Tax matters.

(p) Labor and Employment Matters. The SmartFinancial Parties are in compliance in all material respects with all applicable Laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. There is no pending or, to the Knowledge of the SmartFinancial Parties, threatened suit, action, claim, or legal, administrative, arbitration, or other proceeding by or on behalf of any current or former employee of SmartFinancial or SmartBank or any of their Subsidiaries (including without limitation any suit, action, claim, or legal, administrative, arbitration, or other proceeding alleging noncompliance with applicable Laws respecting employment, employment practices, or terms and conditions of employment, but excluding workers’ compensation matters) as to which there is reasonable probability of an adverse determination and which if adversely determined would, individually or in the aggregate, reasonably be expected to have a SmartFinancial Material Adverse Effect, and to the Knowledge of the SmartFinancial Parties, there are no facts or circumstances that would reasonably be expected to give rise to any such suit, action, claim or legal, administrative, arbitration, or other proceeding.

(q) Benefit Plans.

(i) As used in this Section 5.2(q), the term “SmartFinancial Benefit Plan” means any material pension, retirement, salary continuation, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, disability, severance, change of control, change in control, fringe benefit, incentive, cafeteria or Code Section 125, welfare, or other benefit plan, contract, agreement, or arrangement, including without limitation “employee benefit plans” as defined in Section 3(3) of ERISA, any incentive or welfare policies, contracts, plans, or arrangements, including split dollar life insurance arrangements, and all trust agreements and funding arrangements related thereto, which are or have been maintained by, contributed to (or required to be contributed to), or sponsored by SmartFinancial or SmartBank or an ERISA Affiliate with respect to any present or former directors, officers, or employees of SmartFinancial or SmartBank or any of their Subsidiaries.

(ii) Other than routine claims for benefits, there is no pending or, to the Knowledge of the SmartFinancial Parties, threatened claim, litigation, action, administrative action, suit, audit, arbitration, mediation, or other proceeding relating to any SmartFinancial Benefit Plan. All of the SmartFinancial Benefit Plans comply in all material respects with applicable requirements of ERISA and the Code and other applicable Laws (including without limitation the portability, privacy, and security provisions of the Health Insurance Portability and Accountability Act of 1996, as amended; the Patient Protection and Affordable Care Act of 2009, as amended; the coverage continuation requirements of Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; the Family and Medical Leave Act, as amended; the Mental Health Parity Act of 1996, as amended; the Mental Health Parity and Addiction Equity Act of 2008, as amended; the Uniformed Services Employment and Reemployment Rights Act, as amended; the Newborns’ and Mothers’ Health Protection Act of 1996, as amended; the Women’s Health and Cancer Rights Act, as amended; and the Genetic Information Nondiscrimination Act of 2008, as amended), and have been established, maintained, and administered in compliance, in all material respects, with all applicable requirements of ERISA and the Code and other applicable Laws and the terms and provisions of all documents, contracts, or agreements establishing the SmartFinancial Benefit Plans or pursuant to which they are maintained or administered. No audit of any SmartFinancial Benefit Plan by the IRS or the United States Department of Labor is ongoing or, to the Knowledge of the SmartFinancial Parties, threatened. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any SmartFinancial Benefit Plan that is likely to result in, or has already resulted in, the imposition of any material penalties or Taxes upon SmartFinancial or SmartBank or any of their Subsidiaries under Section 502(i) of ERISA or Section 4975 of the Code.

(iii) Except as would not, individually or in the aggregate, reasonably be expected to have a SmartFinancial Material Adverse Effect, each SmartFinancial Benefit Plan that provides for the payment of “deferred compensation,” including any employment, change of control, change in control, stock option, or salary continuation agreement between SmartFinancial or SmartBank or any of their Subsidiaries and any current or former director, officer, or employee, complies with Section 409A of the Code.

(iv) No Liability to the Pension Benefit Guaranty Corporation has been, or is expected by the SmartFinancial Parties or their Subsidiaries to be, incurred with respect to any SmartFinancial Benefit Plan, if any, that is subject to Title IV of ERISA (a “SmartFinancial Pension Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by SmartFinancial or SmartBank or any ERISA Affiliate. No SmartFinancial Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each SmartFinancial Pension Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such SmartFinancial Pension Plan as of the end of the most recent plan year ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such SmartFinancial Pension Plan as of the date hereof; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the reporting requirement has not been waived has been required to be filed for any SmartFinancial Pension Plan within the 12-month period ending on the date of this Agreement. Neither SmartFinancial nor SmartBank, nor any of their Subsidiaries, has provided or is required to provide security to any SmartFinancial Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code. Neither SmartFinancial nor SmartBank, nor any of their Subsidiaries or any ERISA Affiliate, has contributed to or been obligated to contribute to any “multiemployer plan” as defined in Section 3(37) of ERISA.

(v) Each SmartFinancial Benefit Plan, if any, that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a “SmartFinancial Qualified Plan”) has received a current favorable determination letter from the IRS (or, in the case of an IRS pre-approved plan, the pre-approved plan has a current IRS opinion or advisory letter upon which the SmartFinancial Parties are entitled to rely under applicable IRS guidance), and to the Knowledge of the SmartFinancial Parties there are no facts or circumstances that could reasonably be expected to result in the revocation of any such favorable determination letter.

(vi) All contributions and payments (both employer and employee) required to be made with respect to any SmartFinancial Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable (both employer and employee) with respect to insurance policies funding any SmartFinancial Benefit Plan, for any period through the date hereof have been timely made or paid in full by the applicable due date, with extensions, or to the extent not required to be made or paid on or before the date hereof, have been properly accrued for or reserved to the extent required by GAAP or regulatory accounting requirements. Each SmartFinancial Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (A) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (B) is unfunded. Any unfunded SmartFinancial Benefit Plan pays benefits solely from the general assets of SmartFinancial or SmartBank, or their applicable Subsidiary, for which arrangement the establishment of a trust under ERISA is not required. All unfunded benefits for which claims have been filed under a SmartFinancial Benefit Plan have been or are being processed for payment or otherwise adjudicated in accordance with the terms of the applicable SmartFinancial Benefit Plan and paid (to the extent payment is due), or will be paid, within the customary, normal, and routine claims processing and payment time frames followed by the SmartFinancial Benefit Plan and as required by ERISA. No unfunded SmartFinancial Benefit Plan is delinquent in the payment of benefits, and neither SmartFinancial nor SmartBank, nor any of their Subsidiaries, is delinquent in making its required contributions to any such unfunded SmartFinancial Benefit Plan so that the SmartFinancial Benefit Plan can pay benefits on a timely basis.

(vii) All required reports, notice, disclosures, and descriptions (including without limitation Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1, and summary plan descriptions) have been filed or distributed in accordance in all material respects with applicable Law with respect to each SmartFinancial Benefit Plan. All required Tax filings with respect to each SmartFinancial Benefit Plan have been made, and any Taxes due in connection with such filings have been paid. Since January 1, 2014, neither SmartFinancial nor SmartBank, nor any of their Subsidiaries, has filed or been required to file with the IRS a Form 8928 in order to self-report any health plan violations which are subject to excise taxes under applicable provisions of the Code, and to the Knowledge of the SmartFinancial Parties there are no facts or circumstances that could reasonably be expected to result in SmartFinancial or SmartBank, or any of their Subsidiaries, being required by the Code to file any such Form 8928.

(viii) All of the SmartFinancial Benefit Plans are nondiscriminatory with respect to eligibility and benefits to the extent required under applicable provisions of the Code and other applicable Laws. To the extent required by applicable Law, all of the SmartFinancial Benefit Plans have been approved by the shareholders of SmartFinancial or SmartBank, as applicable, or the shareholders of corporations SmartFinancial or SmartBank has acquired.

(r) Fairness Opinion. Prior to the Parties’ execution of this Agreement, the board of directors of SmartFinancial has received from Raymond James & Associates, Inc. an opinion (which, if initially rendered verbally, has been or will be confirmed in a written opinion dated the same date) to the effect that, as of the date of such opinion and subject to the assumptions and qualifications set forth therein, the Merger Consideration is fair from a financial point of view to SmartFinancial.

(s) Broker Fees. Except for Raymond James & Associates, Inc. and fees and expenses payable thereto, neither the SmartFinancial Parties nor any of their officers, directors, employees, or agents has engaged or employed any broker, investment banker, or finder or incurred any Liability for any financial advisory, investment banking, brokerage, or finder’s fees, commissions, or expenses, and no broker, investment banker, or finder has acted directly or indirectly for or on behalf of the SmartFinancial Parties in connection with this Agreement or the transactions contemplated hereby.

(t) Loan Matters.

(i) All Loans made, originated, or held by SmartBank (collectively, the “SmartBank Loans”) (A) were made or originated for good, valuable, and adequate consideration in the ordinary course of business; (B) were solicited and originated, and are and have been administered and, where applicable, serviced, and the relevant Loan files are and have been being maintained, in accordance, in all material respects, with (1) the relevant notes or other credit or security documents, (2) the applicable underwriting and servicing standards of SmartBank (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors), and (3) all applicable Laws. To the Knowledge of the SmartFinancial Parties, none of such SmartBank Loans are subject to any defenses, setoffs, or counterclaims, including without limitation any of such as are afforded by usury or truth in lending Laws, except, however, such as may be provided by applicable bankruptcy, insolvency, or similar Laws or by general principles of equity. The notes or other evidences of indebtedness evidencing the SmartBank Loans and all pledges, mortgages, deeds of trust, and other collateral documents and security agreements related thereto are legal, valid, and binding.

(ii) Except as set forth on Schedule 5.2(t)(ii) of the SmartFinancial Disclosure Memorandum, neither the terms of any Loan held, originated, made, administered, or serviced by SmartFinancial or SmartBank or any of their Subsidiaries, any of the documentation for any such Loan, the manner in which any such Loan has been administered or serviced, nor SmartFinancial’s or SmartBank’s or their Subsidiaries’ practices of approving or rejecting Loan applications violate any Law applicable thereto, including without limitation the Truth in Lending Act of 1968, as amended; Regulation B, Regulation O, and Regulation Z of the Federal Reserve; the CRA; the Equal Credit Opportunity Act, as amended; and any state Laws relating to consumer protection, installment sales, or usury.

(iii) SmartBank’s allowance for loan and lease losses is, and shall be as of the Effective Time, in compliance with SmartBank’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board, and is and shall be adequate under all such standards.

(iv) Set forth on Schedule 5.2(t)(iv) of the SmartFinancial Disclosure Memorandum is a true, correct, and complete listing, as of March 31, 2017, by account of (A) all Loans of SmartBank (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are classified as “special mention,” “substandard,” “doubtful,” “loss,” or words of similar import, (4) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the origination of the Loans due to concerns regarding the borrowers’ ability to pay in accordance with the Loans’ original terms, or (5) where a specific reserve allocation exists in connection therewith and (B) all assets classified by SmartBank as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure, in each case including the book value thereof as of March 31, 2017.

(v) Each Loan held by SmartBank (A) is evidenced by notes, agreements, or other evidences of indebtedness that are true, genuine, and what they purport to be, (B) to the extent secured, has been secured by valid Liens which have been perfected and (C) is a legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, or similar Laws and general principles of equity.

(vi) The SmartFinancial Parties are not, and have not been since January 1, 2014, subject to any material fine, suspension, or settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale, or servicing of mortgage or consumer Loans.

(u) Insurance. The SmartFinancial Parties and their Subsidiaries are insured with reputable insurers against such risks and in such amounts as are customary in accordance with industry practices. The policies of insurance currently held or maintained by or providing coverage for the SmartFinancial Parties and their Subsidiaries are in full force and effect, neither the SmartFinancial Parties nor any of their Subsidiaries is in material default thereunder, and all premiums due and payable in respect of such policies of insurance have been timely and fully paid (to the extent due and payable). There is no claim for coverage by the SmartFinancial Parties or any of their Subsidiaries pending under any of such policies of insurance as to which coverage has been questioned, denied, or disputed, and the SmartFinancial Parties have not received written notice of any threatened termination of or material alteration of coverage under any of such policies of insurance.

(v) Investment Securities. The SmartFinancial Parties have good title to all securities and commodities owned by them (except those sold under repurchase agreements), free and clear of any Liens, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the SmartFinancial Parties and their Subsidiaries. Such securities and commodities are valued on the books of the SmartFinancial Parties in accordance with GAAP. The SmartFinancial Parties employ investment, securities, commodities, risk management, and other policies, practices, and procedures that are prudent and reasonable in the context of their respective businesses.

(w) Tax Treatment of Transaction. The SmartFinancial Parties have no Knowledge of any fact or circumstance that would reasonably be expected to prevent the Parent Merger from qualifying as a “reorganization” under the provisions of Section 368(a) of the Code.

(x) CRA, Anti-Money Laundering, OFAC, and Customer Information Security. SmartBank received a rating of “Satisfactory” or better during its most recent examination or interim review with respect to the CRA. The SmartFinancial Parties do not have Knowledge of any facts or circumstances that would reasonably be expected to cause SmartBank (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal banking regulators of lower than “Satisfactory”; (ii) to be deemed to be operating in violation, in any material respect, of the Bank Secrecy Act of 1970, as amended, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Law; or (iii) to be deemed not to be in satisfactory compliance in any material respect with applicable privacy of customer or consumer information requirements contained in any federal or state privacy Laws, including without limitation in Title V of the Gramm-Leach-Bliley Act of 1999, as amended, and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by SmartBank. To the Knowledge of the SmartFinancial Parties, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would, or would reasonably be expected to, cause SmartBank to undertake any significant remedial action. The board of directors of SmartBank has adopted, and SmartBank has implemented, an anti-money laundering program that contains customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act, and such anti-money laundering program meets the requirements of Section 352 of the USA PATRIOT Act and the regulations thereunder, and SmartBank has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(y) Internal Controls. SmartFinancial (i) has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and (ii) has disclosed, based on its most recent evaluation, to SmartFinancial’s outside auditors and the audit committee of SmartFinancial’s board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect SmartFinancial’s ability to record, process, summarize, and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in SmartFinancial’s internal control over financial reporting.

(z) Regulatory Capital. SmartFinancial and SmartBank are “well-capitalized” as such term is defined in 12 C.F.R. 225.2 and 12 C.F.R. 325.103, respectively.

(aa) Required Shareholder Vote. The affirmative vote of holders of at least a majority of the issued and outstanding shares of SmartFinancial Common Stock is required for the approval of this Agreement and the Parent Merger by the shareholders of SmartFinancial under the charter and bylaws of SmartFinancial and the Tennessee Corporation Act.

(bb) No Further Representations. Except for the representations and warranties made by the SmartFinancial Parties in this Article V (including the related portions of the SmartFinancial Disclosure Memorandum), neither SmartFinancial nor SmartBank, nor any other Person, makes or has made any express or implied representation or warranty with respect to SmartFinancial or SmartBank or their respective Subsidiaries or the respective businesses, operations, assets, liabilities, or conditions (financial or otherwise) of the SmartFinancial Parties and their Subsidiaries, and the SmartFinancial Parties hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither SmartFinancial nor SmartBank, nor any other Person, makes or has made any representation or warranty to the Capstone Parties or any of their Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget, or prospective information relating to the SmartFinancial Parties or any of their Subsidiaries or the respective businesses of the SmartFinancial Parties and their Subsidiaries or (ii) except for the representations and warranties made by the SmartFinancial Parties in this Article V, any oral or written information presented, delivered, or made available to the Capstone Parties or any of their Affiliates or representatives in the course of their due diligence investigation of the SmartFinancial Parties or their negotiation of this Agreement or otherwise in the course of the transactions contemplated hereby.

ARTICLE VI

CONDUCT PENDING THE PARENT MERGER

Section 6.1 Capstone Party Forbearances. Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or at the direction of a Governmental Entity, or with the prior written consent of the SmartFinancial Parties, which consent will not be unreasonably withheld, from the date of this Agreement until the Effective Time, neither Bancshares nor Capstone shall, and each of Bancshares and Capstone shall cause each of its Subsidiaries not to:

(a) Conduct its business other than in the regular, ordinary, and usual course consistent with past practice; fail to use commercially reasonable best efforts to maintain and preserve intact its business organizations and customer and other business relationships, and retain the services of its current officers and employees; or take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b) Incur, renew, modify, extend, or renegotiate any indebtedness for borrowed money or assume, guarantee, endorse, or otherwise as an accommodation become responsible for the obligations of any other Person, other than (i) the creation of deposit liabilities in the ordinary course of business consistent with past practice, (ii) purchases of federal funds, and (iii) Federal Home Loan Bank advances with a maturity of not more than one year; prepay any indebtedness or other similar arrangements so as to cause Bancshares or Capstone or any of their Subsidiaries to incur any prepayment penalty thereunder; or purchase, accept, or renew any brokered deposits, except in the ordinary course of business consistent with past practice and with maturities of 24 months or less;

(c) Adjust, split, combine, or reclassify any of its capital stock; make, declare, pay, or set aside for payment any dividend or other distribution on or in respect of its capital stock, other than dividends by Capstone to Bancshares for the purpose of funding the payment by Bancshares of expenses incurred by Bancshares in connection with the transactions contemplated by this Agreement; grant any Person any right to acquire any shares of its capital stock or any securities or rights convertible into or exercisable for its capital stock; issue any additional shares of capital stock or any securities or obligations convertible into or exercisable for any shares of its capital stock, except pursuant to the exercise of Bancshares Options outstanding as of the date hereof; or directly or indirectly redeem, purchase, repurchase, or otherwise acquire any shares of its capital stock;

(d) Other than in the ordinary course of business consistent with past practice, (i) sell, transfer, mortgage, encumber, or otherwise dispose of any of its properties, assets, or business (including without limitation “Other Real Estate Owned”) or (ii) cancel, release, or assign any material indebtedness or claims or waive any rights of substantial value;

(e) Make any equity investment, either by purchase of stock or other securities, contributions to capital, property transfers, purchase of any property or assets of any other Person, or otherwise, or form any new Subsidiary or dissolve, liquidate, or terminate any existing Subsidiary;

(f) Except (i) as contemplated by Section 6.1(g) or (ii) as set forth on Schedule 6.1(f) of the Capstone Disclosure Memorandum, enter into, renew, fail to renew, amend, modify, cancel, or terminate any new or existing Capstone Material Contract;

(g) Make, renew, increase the amount of, extend the term of, or modify any Loan, or commit to make, renew, increase the amount of, extend the term of, or modify any Loan, except (i) in conformity with existing lending practices and where the principal amount of the subject Loan does not exceed $1,250,000 or (ii) Loans as to which the Capstone Parties and their Subsidiaries have binding obligations to make such Loans (including without limitation lines of credit and letters of credit) as of the date of this Agreement and which are disclosed on Schedule 6.1(g) of the Capstone Disclosure Memorandum; provided, however, that neither Bancshares nor Capstone, nor any of their Subsidiaries, shall make, renew, increase the amount of, extend the term of, or modify any Loan, or commit to make, renew, increase the amount of, extend the term of, or modify any Loan, to any Person if, when aggregated with all other outstanding Loans and commitments for Loans to such Person and such Person’s family members and Affiliates, the aggregate principal amount of all such Loans and commitments would exceed $1,250,000;

(h) Extend credit to, directly or indirectly, any Person who has a Loan with Bancshares or Capstone or any of their Subsidiaries that is classified by Bancshares or Capstone (or any of their Subsidiaries) or the FDIC or the Banking Department as “doubtful,” “substandard,” or “special mention” or that is on non-accrual status (a “Capstone Classified Borrower”);

(i) Renegotiate, renew, increase the amount of, extend the term of, or modify any Loan with or to a Capstone Classified Borrower, except (i) in conformity with existing lending practices and regulatory requirements and (ii) where all outstanding Loans and commitments for Loans to such Capstone Classified Borrower and such Capstone Classified Borrower’s family members and Affiliates do not and would not exceed $1,250,000 in the aggregate;

(j) Except in strict compliance with Regulation O of the Federal Reserve (12 C.F.R. Part 215), make or increase the amount of any Loan, or commit to make or increase the amount of any Loan, to any director, executive officer, or principal shareholder (as such terms are defined in Regulation O) of Bancshares or Capstone or any of their Subsidiaries, or any entity controlled, directly or indirectly, by any such Person;

(k) Commence any claim, action, suit, or proceeding, other than to enforce an obligation owed to Bancshares or Capstone or any of their Subsidiaries and in accordance with past practice, or enter into any settlement or similar agreement with respect to any claim, action, suit, or proceeding, which claim, action, suit, proceeding, or settlement or other agreement (i) involves the payment by it of an amount in excess of $50,000 or (ii) would impose any material restriction on its business or operations or the operations of any of its Subsidiaries;

(l) Except as set forth on Schedule 6.1(l) of the Capstone Disclosure Memorandum, increase in any manner the salary, wages, bonuses, compensation, or other benefits of, for, or payable to any of its directors, officers, or employees (except for normal employee wage and salary increases in the ordinary course of business consistent with past practice not exceeding 3% per year on a per employee basis), or pay any bonus, pension, retirement allowance, or contribution not required by or accrued for under any existing plan, agreement, or arrangement to any such directors, officers, or employees; become a party to, establish, adopt, amend, renew, terminate, extend, or commit to any pension, retirement, profit-sharing, welfare, or other benefit plan, agreement, or arrangement, or any employment, severance, salary continuation, retention, change of control, consulting, or other Contact, with or for the benefit of any director, officer, or employee, except as required by applicable Law; amend, modify, or revise the terms of any outstanding stock option or voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other equity-based compensation; elect or appoint to any office with the title of executive vice president or higher any Person who does not hold such office as of the date of this Agreement or elect or appoint, or propose or recommend for election or appointment, to its board of directors any Person who is not a member of its board of directors as of the date of this Agreement; or hire any employee with annualized base compensation (excluding health insurance and retirement plan benefits) in excess of $50,000, except as may be necessary to replace an employee (other than an officer with a title of executive vice president or higher) whose employment is terminated, whether voluntarily or involuntarily;

(m) Amend its articles of incorporation, bylaws, or other governing documents, or enter into any stock or asset purchase agreement or any plan or agreement of consolidation, merger, share exchange, or reorganization with any Person or any indication of interest, letter of intent, or agreement in principle with respect thereto;

(n) Increase or decrease the rates of interest paid on time deposits or certificates of deposit, except in the ordinary course of business consistent with past practice;

(o) Purchase any debt security, including mortgage-backed and mortgage-related securities, other than United States government and United States government agency securities with final maturities of less than two years;

(p) Make any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof which are disclosed on Schedule 6.1(p) of the Capstone Disclosure Memorandum;

(q) Establish or commit to the establishment of any new branch office, loan or deposit production office, or other banking office or facility, or file any application or notice to relocate or close or terminate the operations of any banking office or facility;

(r) Except for interest rate caps and interest rate floors for individual Loans entered into in the ordinary course of business consistent with past practice, enter into any futures contract, option, swap agreement, interest rate cap, interest rate floor, or interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest;

(s) Make any material changes in policies or procedures in existence on the date of this Agreement with regard to extensions of credit, or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon, investments, or asset/liability management, or in any other material banking policies or procedures, except as may be required by changes in applicable Law or GAAP or at the direction of a Governmental Entity;

(t) Except with respect to foreclosures in process as of the date of this Agreement, foreclose upon or take a deed or title to any real property without providing prior written notice to the SmartFinancial Parties;

(u) Make or change any material election in respect of Taxes, settle or compromise any material Tax Liability, agree to an extension or waiver of the statute of limitations with respect to the assessment, collection, or determination of any Taxes, enter into any closing agreement with respect to any Taxes or surrender any right to claim a material Tax refund, adopt or change any method of accounting with respect to Taxes, or file any amended Tax Return;

(v) Take any action that is intended or would reasonably be expected to result in (i) any of the representations or warranties of the Capstone Parties set forth in this Agreement being or becoming untrue at any time prior to the Effective Time, (ii) any of the conditions to the Parent Merger set forth in Article VIII not being satisfied, or (iii) a breach or violation of any provision of this Agreement;

(w) Adopt or implement any change in its accounting principles, practices, or methods, other than as may be required by GAAP or regulatory guidelines;

(x) Except as set forth on Schedule 6.1(x) of the Capstone Disclosure Memorandum, enter into any new line of business, introduce any new products or services, or change the manner in which its investment securities or loan portfolio is classified or reported;

(y) Make any written communications to the officers or employees of the Capstone Parties or their Subsidiaries, or any oral communications presented to a significant portion of the officers or employees of the Capstone Parties or their Subsidiaries, pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, without first providing the SmartFinancial Parties a copy or written description of the intended communication and providing the SmartFinancial Parties with a reasonable period of time to review and comment on the communication;

(z) Except for non-structural repairs and maintenance, engage in or conduct any demolition, remodeling, or modifications or alterations to any of its business premises unless required by applicable Law, or fail to use commercially reasonable efforts to maintain its business premises or other assets in substantially the same condition as of the date hereof, ordinary wear and tear excepted;

(aa) Subject any of its properties or assets to any Lien (other than Liens existing as of the date of this Agreement and other than in connection with securing advances, repurchase agreements, and other borrowings from the Federal Home Loan Bank and transactions in federal funds);

(bb) Take any action or fail to take any action, which action or failure to act would prevent or impede the Parent Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(cc) Agree to do, make any commitment to do, or adopt any resolutions of its board of directors (or other governing body) in support of, recommending, or proposing any of the foregoing.

Section 6.2 SmartFinancial Party Forbearances. Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or at the direction of a Governmental Entity, or with the prior written consent of the Capstone Parties, which consent will not be unreasonably withheld, from the date of this Agreement until the Effective Time, neither SmartFinancial nor SmartBank shall, and each of SmartFinancial and SmartBank shall cause its Subsidiaries not to:

(a) Fail to use commercially reasonable efforts to maintain and preserve intact its business organizations and customer and other business relationships or take any action that would adversely affect or delay, in an material respect, its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b) Amend its charter, bylaws, or other governing documents in a manner that would adversely affect the economic benefits of the Parent Merger to the holders of Capstone Class A Stock;

(c) Take any action that is intended or would reasonably be expected to result in (i) any of the representations or warranties of the SmartFinancial Parties set forth in this Agreement being or becoming untrue at any time prior to the Effective Time, (ii) any of the conditions to the Parent Merger set forth in Article VIII not being satisfied, or (iii) a breach or violation of any provision of this Agreement;

(d) Take any action or fail to take any action, which action or failure to act would prevent or impede the Parent Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(e) Agree to do, make any commitment to do, or adopt any resolutions of its board of directors (or other governing body) in support of, recommending, or proposing any of the foregoing.

Section 6.3 Absence of Control. It is the mutual intent of the Parties that (a) neither SmartFinancial nor SmartBank shall, by reason of this Agreement, be deemed to control, directly or indirectly, Bancshares or Capstone or to exercise, directly or indirectly, a controlling influence over the management or policies of Bancshares or Capstone and (b) neither Bancshares nor Capstone shall, by reason of this Agreement, be deemed to control, directly or indirectly, SmartFinancial or SmartBank or to exercise, directly or indirectly, a controlling influence over the management or policies of SmartFinancial or SmartBank.

ARTICLE VII

COVENANTS

Section 7.1 Acquisition Proposals.

(a) The Capstone Parties shall, and shall direct and use their reasonable best efforts to cause their Subsidiaries and their and their Subsidiaries’ Affiliates, directors, officers, employees, agents, and representatives (including without limitation any investment banker, financial advisor, attorney, accountant, or other representative retained by the Capstone Parties or any of their Subsidiaries) to, immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Person other than the SmartFinancial Parties with respect to the possibility, consideration, or consummation of any Acquisition Proposal, and will use their reasonable best efforts to enforce, and will direct and use their reasonable best efforts to cause their Subsidiaries to use their reasonable best efforts to enforce, any confidentiality, nondisclosure, or similar agreement relating to any Acquisition Proposal, including by requesting any other party or parties thereto to promptly return or destroy any confidential information previously furnished by or on behalf of the Capstone Parties or any of its Subsidiaries thereunder and by specifically enforcing the terms thereof in a court of competent jurisdiction.

(b) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Capstone Parties shall not, and shall direct and cause their Subsidiaries and their and their Subsidiaries’ Affiliates, directors, officers, employees, agents, and representatives (including without limitation any investment banker, financial advisor, attorney, accountant, or other representative retained by the Capstone Parties or any of their Subsidiaries) not to, directly or indirectly through another Person, (i) solicit, initiate, or encourage (including by way of furnishing information or assistance), or take any other action to facilitate or that could result in, any inquiries or discussions regarding, or the making of any proposal or offer that constitutes or could be expected to lead to, an Acquisition Proposal; (ii) provide any non-public information or data regarding the Capstone Parties or any of their Subsidiaries to any Person other than the SmartFinancial Parties relating to or in connection with any Acquisition Proposal or any inquiry or indication of interest that could be expected to lead to an Acquisition Proposal; (iii) continue or participate in any discussions or negotiations, or otherwise communicate in any way with any Person other than the SmartFinancial Parties, regarding any Acquisition Proposal; (iv) approve, endorse, or recommend, or execute, enter into, or consummate, any indication of interest, letter of intent, or other Contract relating to any Acquisition Proposal or requiring the Capstone Parties to abandon, terminate, or fail to consummate the transactions contemplated by this Agreement, or propose to do any of the foregoing; or (v) make or authorize any statement, recommendation, or solicitation in support of any Acquisition Proposal; provided, however, that prior to the date of the Bancshares Meeting, if the Bancshares board of directors determines in good faith, after consultation with its outside legal and financial advisors, that the failure to do so would cause the Bancshares board of directors to breach its fiduciary duties under applicable Law, the Capstone Parties may, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 7.1 that the Bancshares board of directors determines in good faith constitutes a Superior Proposal, and subject to providing 48 hours prior written notice of their decision to take such action to the SmartFinancial Parties and identifying the Person making the Superior Proposal and all of the material terms and conditions of such Superior Proposal and compliance with Section 7.1(c), (A) furnish information with respect to the Capstone Parties and their Subsidiaries to any Person making such Superior Proposal pursuant to a customary confidentiality agreement on terms no more favorable to such Person than the terms contained in the Confidentiality Agreement (which confidentiality agreement shall not provide such Person the exclusive right to negotiate with the Capstone Parties) and (B) participate in discussions or negotiations with such Person regarding such Superior Proposal.

(c) In addition to the obligations of the Capstone Parties set forth above, the Capstone Parties shall promptly (within not more than 24 hours) advise the SmartFinancial Parties orally and in writing of their receipt of any Acquisition Proposal, or any request for information or inquiry which could be expected to lead to an Acquisition Proposal, and shall keep the SmartFinancial Parties informed, on a current basis, of the continuing status thereof, including the terms and conditions thereof and any changes thereto, and shall provide to the SmartFinancial Parties any written materials received by the Capstone Parties or any of their Subsidiaries in connection therewith. Additionally, the Capstone Parties shall contemporaneously provide or make available to the SmartFinancial Parties all materials provided or made available to any third party pursuant to this Section 7.1 which have not been previously provided or made available to the SmartFinancial Parties.

(d) For the avoidance of doubt, the Capstone Parties expressly agree that any breach or violation of any provision of this Section 7.1 by any of their Subsidiaries or by any of their or their Subsidiaries’ Affiliates, directors, officers, employees, agents, or representatives (including without limitation any investment banker, financial advisor, attorney, accountant, or other representative retained by such Party or any of its Subsidiaries) shall be deemed a breach or violation of this Section 7.1 by the Capstone Parties.

(e) Nothing contained in this Section 7.1 shall prevent Bancshares or Capstone or their respective boards of directors from (i) taking the actions permitted by Section 7.7(b) of this Agreement or (ii) informing any Person who submits an unsolicited, bona fide Acquisition Proposal of their obligations pursuant to this Section 7.1.

Section 7.2 Notice of Certain Matters. Prior to the Effective Time, each Party shall promptly notify the other Parties in writing of any fact, event, occurrence, circumstance, or condition known to it that (a) constitutes or has caused, or could reasonably be expected to cause, a material breach of any of the representations, warranties, covenants, or agreements of such Party set forth in this Agreement, provided, however, that no such notification shall (i) affect the representations, warranties, covenants, or agreements of the Parties, or the conditions to the obligations of the Parties, contained in this Agreement or (ii) be deemed to amend or supplement the Disclosure Memoranda; (b) has had, or is reasonably likely to have, either individually or taken together with all other facts, events, occurrences, circumstances, and conditions known to such Party, a Bancshares Material Adverse Effect (as to any notice required to be given by the Capstone Parties) or a SmartFinancial Material Adverse Effect (as to any notice required to be given by the SmartFinancial Parties); or (c) would, or could reasonably be expected to, prohibit or materially impede or delay the consummation of the transactions contemplated by this Agreement. Further, each Party shall promptly give written notice to the other Parties of any notice or other communication from any third party alleging that the consent or approval of such third party is or may be required in connection with any of the transactions contemplated by this Agreement. Additionally, upon becoming aware that any officer or employee of Bancshares or Capstone (or any of their Subsidiaries) intends to terminate his or her employment with Bancshares or Capstone (or any of their Subsidiaries), the Capstone Parties shall promptly give the SmartFinancial Parties notice of the same.

Section 7.3 Access and Information.

(a) Prior to the Effective Time, upon reasonable notice and subject to applicable Laws relating to the exchange of information, for the purpose of verifying the representations and warranties of the Capstone Parties and compliance by the Capstone Parties with their covenants and agreements set forth herein, and preparing for the Parent Merger and the other matters contemplated by this Agreement, the Capstone Parties shall, and shall cause their Subsidiaries to, afford to the SmartFinancial Parties and their representatives (including without limitation their directors, officers, and employees and financial advisors, legal counsel, accountants, and other professionals retained by the SmartFinancial Parties) reasonable access during normal business hours to the books, records, Contracts, properties, assets, personnel, and information technology systems of the Capstone Parties and their Subsidiaries, as well as such other information relating to the Capstone Parties or their Subsidiaries as the SmartFinancial Parties may reasonably request. Likewise, prior to the Effective Time, upon reasonable notice and subject to applicable Laws relating to the exchange of information, for the purpose of verifying the representations and warranties of the SmartFinancial Parties and compliance by the SmartFinancial Parties with their covenants and agreements set forth herein, and preparing for the Parent Merger and the other matters contemplated by this Agreement, the SmartFinancial Parties shall, and shall cause their Subsidiaries to, afford to the Capstone Parties and their representatives (including without limitation their directors, officers, and employees and financial advisors, legal counsel, accountants, and other professionals retained by the Capstone Parties) reasonable access during normal business hours to the books, records, Contracts, properties, assets, personnel, and information technology systems of the SmartFinancial Parties and their Subsidiaries, as well as such other information relating to the SmartFinancial Parties or their Subsidiaries as the Capstone Parties may reasonably request.

(b) From the date of this Agreement until the Effective Time, each of the Capstone Parties shall promptly furnish to the SmartFinancial Parties (i) a copy of any report, application, notice, schedule, or other document or instrument filed with or received from any Governmental Entity (other than any such materials which the Capstone Parties are not permitted to disclose under applicable Law) and (ii) such other information regarding their and their Subsidiaries’ business, properties, assets, or personnel as the SmartFinancial Parties may reasonably request. Additionally, prior to the Effective Time, Bancshares shall deliver to the SmartFinancial Parties (i) as soon as practicable, but in no event more than 30 days, after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31) its unaudited consolidated statement of financial condition and the related unaudited consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows as of the end of and for such quarter prepared in accordance with GAAP and (ii) as soon as practicable, but in no event more than 60 days, after the end of each fiscal year ending after the date of this Agreement, its audited consolidated statement of financial condition and the related audited consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows as of the end of and for such year (together with the notes thereto and accompanied by the audit reports of Bancshares’ independent registered public accounting firm) prepared in accordance with GAAP.

(c) Any investigation by a Party or its representatives pursuant to this Section 7.3 shall be conducted in a manner that does not unreasonably interfere with the business operations of the party being investigated. No investigation by the Parties or their representatives pursuant to this Section 7.3 shall affect or be deemed to modify any of the representations, warranties, covenants, or agreements of the Parties set forth in this Agreement. Neither the Capstone Parties or the SmartFinancial Parties nor their respective Subsidiaries shall be required to provide access to or to disclose information pursuant to this Section 7.3 where such access or disclosure would violate or prejudice the rights of the Capstone Parties’ or the SmartFinancial Parties’, as the case may be, customers, jeopardize the attorney-client privilege of the Party in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense, or similar agreement between the Parties), or contravene any Law, fiduciary duty, or binding Contract entered into prior to the date of this Agreement. The Parties agree to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

Section 7.4 Regulatory Filings; Consents and Approvals.

(a) The Parties shall cooperate with each other and use their respective reasonable best efforts to prepare all documentation, to make all filings, and to obtain all permits, consents, approvals, waivers, and authorizations of all Governmental Entities and other third parties, including the Regulatory Approvals, necessary or advisable to consummate the Parent Merger and the other transactions contemplated by this Agreement. The SmartFinancial Parties shall use their reasonable best efforts to make any initial application, notice, and waiver filings required by the Federal Reserve or the TDFI in connection with the Parent Merger on or before August 11, 2017. Each Party shall have the right to review in advance, and to the extent practicable each Party shall consult with the other Parties with respect to, in each case subject to applicable Laws relating to the exchange of information, all written applications, notices, and waiver requests, and any other written information, submitted to any Governmental Entity or other third party in connection with the transactions contemplated by this Agreement, provided that the SmartFinancial Parties shall not be required to provide or make available to the Capstone Parties the confidential portions of any filing made with a Governmental Entity. In exercising the foregoing rights, each Party agrees to act reasonably and as promptly as practicable. Each Party agrees that it shall consult with the other Parties with respect to the obtaining of all permits, consents, approvals, waivers, and authorizations of all Governmental Entities and other third parties, including the Regulatory Approvals, necessary or advisable to consummate the Parent Merger and other transactions contemplated by this Agreement, and each Party shall keep the other Parties reasonably apprised of the status of material matters relating to the consummation of such transactions.

(b) Each Party agrees to, upon request, furnish the other Parties with all information concerning itself, its Subsidiaries, and its and its Subsidiaries’ directors, officers, and shareholders, as well as such other matters, as may be necessary or advisable in connection with any filing, notice, or application made or given by or on behalf of such other Parties or any of their Subsidiaries with or to any Governmental Entity or other third party.

Section 7.5 Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties agrees to use its reasonable best efforts to promptly take, or cause to be promptly taken, all actions, and to promptly do, or cause to be promptly done, all things, necessary, proper, or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as expeditiously as reasonably possible, including using its reasonable best efforts to obtain all necessary actions or non-actions, extensions, waivers, consents, and approvals from Governmental Entities, effecting all necessary registrations, applications, and filings (including without limitation filings under any applicable federal or state securities Laws), and obtaining any required contractual consents and regulatory approvals.

Section 7.6 Publicity. The Parties shall consult with each other before issuing any press release or making any public statements or disclosures (including without limitation written communications to shareholders) with respect to this Agreement or the transactions, including the Parent Merger and the Bank Merger, contemplated hereby and shall not issue any such press release or make any such public statements or disclosures without the prior consent of the other Parties, which consent shall not be unreasonably withheld; provided, however, that nothing contained in this Section 7.6 shall be deemed to prohibit a Party from making any disclosure that legal counsel to such Party determines necessary in order to satisfy such Party’s disclosure obligations under applicable Law.

Section 7.7 Bancshares Shareholders Meeting.

(a) Bancshares and its board of directors shall take, in accordance with applicable Law and Bancshares’ articles of incorporation and bylaws, all action necessary to call, give notice of, convene, and hold, as promptly as reasonably practicable after the date on which the Registration Statement becomes effective under the Securities Act, a meeting of Bancshares’ shareholders (including any adjournment or postponement thereof, the “Bancshares Meeting”) for the purpose of Bancshares’ shareholders considering and voting on approval of this Agreement and any other matters required to be approved by Bancshares’ shareholders in order to consummate the transactions contemplated by this Agreement. Except with the prior approval of the SmartFinancial Parties (which will not be unreasonably withheld), no other matters shall be submitted for consideration by or the approval of Bancshares’ shareholders at the Bancshares Meeting. Subject to Section 7.7(b), (i) Bancshares and its board of directors shall at all times prior to and during the Bancshares Meeting recommend to Bancshares’ shareholders the approval of this Agreement and the transactions contemplated hereby and shall take all reasonable and lawful action to solicit and obtain such approval and (ii) neither Bancshares nor its board of directors shall withdraw, modify, or qualify in any manner adverse to the SmartFinancial Parties its recommendation that Bancshares’ shareholders approve this Agreement and the transactions contemplated hereby, or take any other action or make any other public statement inconsistent with such recommendation (the actions prohibited by this clause (ii) being referred to as a “Capstone Change of Recommendation”). Notwithstanding any Capstone Change of Recommendation, this Agreement shall be submitted to the shareholders of Bancshares at the Bancshares Meeting for the purpose of Bancshares’ shareholders considering and voting on approval of this Agreement and any other matters required to be approved by Bancshares’ shareholders in order to consummate the transactions contemplated by this Agreement. Additionally, neither Bancshares nor Capstone shall submit to or for a vote of its shareholder(s) any Acquisition Proposal.

(b) Notwithstanding the foregoing, Bancshares and its board of directors may make a Capstone Change of Recommendation if, but only if:

(i) The Capstone Parties have complied in all material respects with Section 7.1;

(ii) The Bancshares board of directors determines in good faith (after consultation with and based on the advice of outside legal counsel) that its failure to do so would result in a violation of its fiduciary duties under applicable Law; and

(iii) In the event the Capstone Change of Recommendation stems from or is a result of, or relates in any manner to, an Acquisition Proposal, (A) the Bancshares board of directors has concluded in good faith, after giving effect to all of the adjustments which may be offered by the SmartFinancial Parties pursuant to clause (C) below, that such Acquisition Proposal constitutes a Superior Proposal, (B) Bancshares notifies the SmartFinancial Parties at least five Business Days in advance of its intention to effect a Capstone Change of Recommendation in response to such Superior Proposal, and furnishes to the SmartFinancial Parties the identity of the Person making such Superior Proposal and a copy of the proposed transaction agreements and all other documents relating to such Superior Proposal, and (C) prior to effecting the Capstone Change of Recommendation, the Capstone Parties shall, and shall cause their financial, legal, and other advisors to, for a period of five Business Days following Bancshares’ delivery of the notice referred to in clause (B) above, negotiate in good faith with the SmartFinancial Parties (to the extent the SmartFinancial Parties desire to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

Section 7.8 SmartFinancial Shareholders Meeting.

(a) SmartFinancial and its board of directors shall take, in accordance with applicable Law and SmartFinancial’s charter and bylaws, all action necessary to call, give notice of, convene, and hold, as promptly as reasonably practicable after the date on which the Registration Statement becomes effective under the Securities Act, a meeting of SmartFinancial’s shareholders (including any adjournment or postponement thereof, the “SmartFinancial Meeting”) for the purpose of SmartFinancial’s shareholders considering and voting on approval of this Agreement and any other matters required to be approved by SmartFinancial’s shareholders in order to consummate the transactions contemplated by this Agreement. Subject to Section 7.8(b), (i) SmartFinancial and its board of directors shall at all times prior to and during the SmartFinancial Meeting recommend to SmartFinancial’s shareholders the approval of this Agreement and the transactions contemplated hereby and shall take all reasonable and lawful action to solicit and obtain such approval and (ii) neither SmartFinancial nor its board of directors shall withdraw, modify, or qualify in any manner adverse to the Capstone Parties its recommendation that SmartFinancial’s shareholders approve this Agreement and the transactions contemplated hereby, or take any other action or make any other public statement inconsistent with such recommendation (the actions prohibited by this clause (ii) being referred to as a “SmartFinancial Change of Recommendation”).

(b) Notwithstanding the foregoing, SmartFinancial and its board of directors may make a SmartFinancial Change of Recommendation if, but only if, the SmartFinancial board of directors determines in good faith (after consultation with and based on the advice of outside legal counsel) that its failure to do so would result in a violation of its fiduciary duties under applicable Law.

Section 7.9 Employee and Benefit Matters.

(a) Subject to applicable Law and the terms of the SmartFinancial Parties’ employee benefit plans, SmartFinancial or SmartBank will, as soon as reasonably practicable after the Effective Time, provide employees of Capstone who become employees of SmartFinancial or SmartBank at or immediately following the Effective Time (the “Continuing Employees”) with benefits that are no less favorable, in the aggregate, than that provided to similarly situated employees of the SmartFinancial Parties as of the date of this Agreement. With respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) maintained by SmartFinancial or SmartBank, excluding both any retiree health care plans or programs maintained by SmartFinancial or SmartBank and any equity compensation or deferred compensation plans or arrangements maintained by SmartFinancial or SmartBank (collectively, “Employee Plans”), in which any Continuing Employees will participate effective as of or after the Effective Time, SmartFinancial or SmartBank, as appropriate, will recognize all years of full-time service of Continuing Employees with the Capstone Parties for vesting and eligibility purposes (but not for benefit accrual purposes or purposes of early retirement subsidies under any Employee Plan that is a defined benefit pension plan) in any Employee Plan in which such Continuing Employees may be eligible to participate at or after the Effective Time; provided that such service shall not be recognized to the extent that (i) such recognition of service would result in a duplication of benefits or (ii) such service was not recognized under a corresponding Capstone Benefit Plan. With respect to Employee Plans providing health care, dental, or vision coverage, the SmartFinancial Parties will use commercially reasonable efforts to cause any pre-existing condition, eligibility waiting period, or other limitations or exclusions otherwise applicable under such plans to new employees not to apply to the Continuing Employees or their eligible spouses and eligible dependents who were covered under a similar Capstone Benefit Plan immediately prior to the Effective Time. Further, if Continuing Employees experience a transition in health care, dental, or vision coverage during the middle of a plan year, the SmartFinancial Parties will use commercially reasonable efforts to cause any successor Employee Plan providing health care, dental, or vision coverage for Continuing Employees to give credit towards satisfaction of any annual deductible limitation and out-of-pocket maximum applied under such successor plan for any deductible, co-payment, or other cost-sharing amounts previously paid by Continuing Employees in respect of their participation in the corresponding Capstone Benefit Plan during the plan year of the successor Employee Plan prior to the transition effective date. The Parties acknowledge and agree that, to the extent permitted by applicable Law and the terms of any pertinent plan documents, the SmartFinancial Parties may after the Effective Time maintain multiple benefit plans providing health care, dental, or vision coverage and/or multiple retirement savings plans.

(b) At the request of the SmartFinancial Parties, the Capstone Parties shall take, and shall cause their Subsidiaries to take, prior to the Effective Time, all actions reasonably requested by the SmartFinancial Parties that are necessary or appropriate to (i) cause one or more of the Capstone Benefits Plans (including without limitation the Capstone Bancshares, Inc. 2008 Employee Stock Purchase Plan) to terminate or be frozen as of or immediately prior to the Effective Time, (ii) cause benefit accruals and entitlements under any Capstone Benefit Plan to cease as of or immediately prior to the Effective Time, (iii) cause the continuation at and after the Effective Time of any Contract or insurance policy relating to any Capstone Benefit Plan for such period as may be requested by the SmartFinancial Parties, or (iv) facilitate the merger of any Capstone Benefit Plan into any employee benefit plan maintained by the SmartFinancial Parties or their Subsidiaries. All resolutions, notices, or other documents adopted, issued, or executed in connection with the implementation of this Section 7.9(b) shall be subject to the SmartFinancial Parties’ prior review and approval, which approval shall not be unreasonably withheld.

(c) The SmartFinancial Parties will provide to (i) employees of Capstone immediately prior to the Effective Time who are not offered continued employment with SmartFinancial or SmartBank and (ii) Continuing Employees whose employment is involuntarily terminated by the SmartFinancial Parties without cause during the six-month period immediately following the Effective Time (collectively, “Severed Employees”), and who are not otherwise entitled to contractual or other severance or change in control benefits, severance benefits in the amounts set forth on Schedule 7.9(c) of the SmartFinancial Disclosure Memorandum taking into account the number of years of full-time service of the Severed Employees with the Capstone Parties prior to the Effective Time and the SmartFinancial Parties thereafter; provided that it shall be a condition to payment of any such severance benefits that the Severed Employee executes a release of claims, which release shall be in a form that complies with Section 409A of the Code and is reasonably acceptable to the SmartFinancial Parties. Any such payments of severance benefits (including the timing of the same) shall be in compliance with Section 409A of the Code. For purposes of this Section 7.9(c), “cause” shall have the same meaning as provided in any written employment agreement between any Severed Employee and SmartFinancial and/or SmartBank on the date such Severed Employee’s employment is terminated, or if no such definition or employment agreement exists, “cause” shall mean conduct amounting to (i) fraud or dishonesty against or to the SmartFinancial Parties or their Subsidiaries, (ii) the Severed Employee’s willful misconduct, repeated refusal to follow the reasonable directions of his or her superiors, or knowing violation of Law in the course or scope of performance of services to or for the SmartFinancial Parties or their Subsidiaries; (iii) repeated absences from work without a reasonable excuse; (iv) intoxication with alcohol or drugs while on the premises of the SmartFinancial Parties or their Subsidiaries during regular business hours; (v) a conviction or plea of guilty or nolo contendere to a felony or a crime involving dishonesty; or (vi) a breach or violation of the terms of any agreement to which the Severed Employee and the SmartFinancial Parties or their Subsidiaries are parties.

(d) This Section 7.9 shall be binding upon and inure solely to the benefit of the Parties, and nothing in this Section 7.9, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.9. Nothing contained in this Section 7.9, express or implied, (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement or (ii) shall alter or limit the ability of the Surviving Corporation, SmartFinancial, or SmartBank, or any of their Subsidiaries or Affiliates, to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them. The Parties acknowledge and agree that the provisions of this Section 7.9 shall not create any right in any employee of Bancshares or Capstone or any of their Subsidiaries, or any other Person, to continued employment with the Surviving Corporation, SmartFinancial, or SmartBank, or any of their Subsidiaries or Affiliates (and shall not limit the right of the Surviving Corporation, SmartFinancial, or SmartBank, or any of their Subsidiaries or Affiliates, to terminate the employment of any employee), or any compensation or benefits of any nature or kind whatsoever.

Section 7.10 Indemnification.

(a) For a period of six years immediately following the Effective Time, the Surviving Corporation shall indemnify, defend, and hold harmless each of the current and former directors, officers, and employees of Bancshares and Capstone, determined as of immediately prior to the Effective Time (each, an “Indemnified Party”), against any and all costs and expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, and liabilities incurred in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative, arising out of matters existing or occurring prior to the Effective Time, whether asserted or claimed prior to, at, or after the Effective Time, and based on or pertaining to the fact that he or she was a director, officer, or employee of Bancshares or Capstone or was serving at the request of Bancshares or Capstone as a director, officer, employee, agent, trustee, or partner of another corporation, partnership, trust, joint venture, employee benefit plan, or other entity, to the fullest extent such Indemnified Party would have been entitled to be so indemnified, defended, and held harmless, subject to applicable Law, under the articles of incorporation and bylaws of Bancshares and Capstone as in effect as of the date of this Agreement (including the provisions thereof, if any, relating to the advancement of expenses).

(b) Any Indemnified Party wishing to claim indemnification under this Section 7.10, upon learning of any such claim, action, suit, proceeding, or investigation, shall promptly notify the Surviving Corporation of the same; provided that the failure of the Indemnified Party to so notify the Surviving Corporation shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party if such failure does not actually and materially prejudice the Surviving Corporation. In the event of any such claim, action, suit, proceeding, or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to the Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that, (A) if the Surviving Corporation elects not to assume such defense or (B) if counsel for the Indemnified Party advises the Surviving Corporation that there are legal defenses available to the

Indemnified Party that are different from or in addition to those available to the Surviving Corporation or that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Party that make joint representation inappropriate, the Indemnified Party may retain its own legal counsel and the Surviving Corporation shall pay, as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Party (which may not exceed one firm in any jurisdiction unless there are multiple Indemnified Parties who have conflicts of interest), (ii) the Indemnified Party will cooperate in the defense thereof, (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent, and (iv) the Surviving Corporation shall have no obligation hereunder in the event a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c) Prior to the Effective Time the Capstone Parties shall obtain, and after the Effective Time the Surviving Corporation shall maintain, a “tail” policy under the Capstone Parties’ existing directors’ and officers’ liability insurance policy providing coverage for a period of six years immediately after the Effective Time for Persons who are currently covered by the Capstone Parties’ existing directors’ and officers’ liability insurance policy (the “Tail Insurance”), which Tail Insurance shall provide for at least the same coverage and coverage amounts as, and contain terms and conditions no less advantageous than, those currently provided for by the Capstone Parties’ existing directors’ and officers’ liability insurance policy; provided, however, that, without the prior written consent of SmartFinancial, the Capstone Parties shall not expend for such Tail Insurance (for said six-year period) an amount in excess of 250% of the most recent annual premium paid by the Capstone Parties for their existing directors’ and officers’ liability insurance policy.

(d) In the event the Surviving Corporation or any of its successors or assigns shall consolidate with or merge with or into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or shall transfer all or substantially all of its properties and assets to any other Person, then, and in each such case, proper provision shall be made so that the successors or assigns of the Surviving Corporation assume the obligations of the Surviving Corporation set forth in this Section 7.10.

(e) Any indemnification payments made pursuant to this Section 7.10 are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. § 1828(k)) and the regulations promulgated thereunder by the FDIC (12 C.F.R. Part 359).

Section 7.11 Estoppel Letters. The Capstone Parties shall use commercially reasonable efforts to obtain and deliver to the SmartFinancial Parties prior to or at the Closing a customary estoppel letter, dated as of the Closing Date, executed by the lessor of each parcel of Leased Real Property, the form and substance of such estoppel letters to be satisfactory to the SmartFinancial Parties in their reasonable discretion.

Section 7.12 Registration Statement.

(a) As soon as reasonably practicable after the date of this Agreement, the Parties will prepare and file with the SEC the Joint Proxy Statement/Prospectus and the Registration Statement (which will include the Joint Proxy Statement/Prospectus), which shall comply with all of the requirements of the Securities Act (and the rules and regulations thereunder) applicable thereto, for the purpose, among other things, of registering the SmartFinancial Common Stock that will be issued to holders of Bancshares Class A Stock in connection with the Parent Merger pursuant to Article III of this Agreement. SmartFinancial shall use commercially reasonable efforts to cause the Registration Statement to become effective as soon as practicable after the filing thereof, to register or exempt from registration the SmartFinancial Common Stock to be issued to holders of Bancshares Class A Stock under the securities Laws of all applicable jurisdictions (federal and state), and to keep the Registration Statement and such registrations or exemptions current and in effect for so long as is necessary to consummate the transactions contemplated by this Agreement. SmartFinancial shall have primary responsibility for preparing and filing the Registration Statement, provided that SmartFinancial shall to the extent practicable afford the Capstone Parties and their legal, financial, and accounting advisors a reasonable opportunity to review and provide comments on (i) the Registration Statement before it is filed with the SEC and (ii) all amendments and supplements to the Registration Statement and all responses to requests for additional information and replies to comments relating to the Registration Statement before the same are filed with or submitted to the SEC. Each Party, to the extent permitted by Law, shall deliver to the other Parties copies of all material filings, correspondence, orders, and documents with, to, or from Governmental Entities, and shall promptly relay to the other Parties the substance of any material oral communications with, to, or from Governmental Entities, in each case pertaining or relating to the Registration Statement or any documents or materials related thereto.

(b) The Parties shall cooperate in the preparation of the Registration Statement and the Joint Proxy Statement/Prospectus for the purpose of submitting this Agreement and the transactions contemplated hereby to the shareholders of SmartFinancial and Bancshares for approval. Each Party will as promptly as reasonably practicable after the date of this Agreement furnish all data and information relating to it and its Subsidiaries, and its and its Subsidiaries’ directors, officers, and shareholders, as the other Parties may reasonably request for the purpose of including such data and information in the Registration Statement and/or the Joint Proxy Statement/Prospectus. The Capstone Parties expressly agree to cooperate with SmartFinancial and its legal and accounting advisors in requesting and obtaining appropriate opinions, consents, and letters from its financial advisor(s) and independent auditor(s), and in taking such other actions as may be reasonably requested by SmartFinancial, in connection with the Registration Statement or the Joint Proxy Statement/Prospectus. Each Party covenants and agrees that none of the information supplied or to be supplied by such Party for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement or any amendment or supplement thereto becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, (ii) the Joint Proxy Statement/Prospectus or any amendment or supplement thereto will, on the date the same is first mailed to shareholders of the Parties or at the time of the SmartFinancial Meeting or the Bancshares Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, or (iii) any other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement will, at the time such document is filed, fail to comply as to form, in all material respects, with the provisions of applicable Law. The Joint Proxy Statement/Prospectus will comply as to form, in all material respects, with all applicable requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by any Party with respect to statements made or incorporated by reference therein based on information supplied by any other Party for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus. Each Party covenants and agrees that, in the event such Party becomes aware of any information furnished by it that would cause any of the statements in the Registration Statement or the Joint Proxy Statement/Prospectus, or any other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement, to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, such Party will promptly inform the other Parties thereof in writing and take all necessary steps to correct the Registration Statement or Joint Proxy Statement/Prospectus, or other document, as applicable.

Section 7.13 Nasdaq Listing. SmartFinancial shall use its commercially reasonable efforts to cause the shares of SmartFinancial Common Stock to be issued as Merger Consideration in accordance with this Agreement to be authorized for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

Section 7.14 Appointment of Directors. Prior to or at the Effective Time, SmartFinancial and SmartBank and their respective boards of directors shall take all action required to (i) effective as of or immediately following the Effective Time, increase the total number of members of each of the board of directors of SmartFinancial and the board of directors of SmartBank to 13 and (ii) elect to the board of directors of SmartFinancial and the board of directors of SmartBank, effective as of or immediately following the Effective Time, Steven B. Tucker and J. Beau Wicks, or, if either of them is unwilling or unable to serve, another member of Bancshares’ board of directors as of the date hereof mutually agreed upon by SmartFinancial and Bancshares who continues to serve as a member of Bancshares’ board of directors until immediately prior to the Effective Time (the “New Smart Directors”).

Section 7.15 Notice of Dissenters’ Rights Matters. Prior to the Effective Time, the Capstone Parties shall give the SmartFinancial Parties prompt written notice of their receipt of any notice, demand, or other instrument or communication relating to dissenters’ rights (including any notice of intent to demand payment or any withdrawal of any such notice) provided by or behalf of any shareholder of Bancshares pursuant to Article 13 of the Alabama Corporation Act.

Section 7.16 Exemption from Section 16(b) Liability. SmartFinancial acknowledges that, in order to most effectively compensate and retain those officers and directors of the Capstone Parties that will become officers or directors of SmartFinancial subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with or as a result of the transactions contemplated by this Agreement (the “Target Insiders”), it is desirable that the Target Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the conversion, exchange, or assumption of shares of Bancshares Class A Stock or Bancshares Options in the Parent Merger, and for that compensatory and retentive purpose agrees to the provisions of this Section 7.16. The board of directors of SmartFinancial, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall prior to the Effective Time take all such action as may be reasonably required to cause any acquisitions of SmartFinancial Common Stock or options to acquire SmartFinancial Common Stock by any Target Insiders to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable Law.

Section 7.17 Termination of Change in Control Agreements. Prior to the Effective Time, the Capstone Parties shall use commercially reasonable efforts to terminate, effective as of immediately prior to the Effective Time, those certain Change in Control Agreements identified on Schedule 7.17 of the Capstone Disclosure Memorandum (the “Change in Control Agreements”) between Capstone and the Capstone officers identified on Schedule 7.17 of the Capstone Disclosure Memorandum (the “Specified Executives”). The termination of the Change in Control Agreements shall be effected without any payment by the Capstone Parties in connection therewith or in respect thereof. The Change in Control Agreements shall be terminated in a manner such that neither Capstone nor the Specified Executives shall have any further or continuing rights, duties, obligations, or liability under such agreements and otherwise in a manner acceptable to the SmartFinancial Parties in their reasonable discretion.

Section 7.18 Use Tax. Prior to Closing, the Capstone Parties shall use commercially reasonable efforts to report and pay all Alabama use Tax (state, city, county, or otherwise) due and payable by the Capstone Parties at any time or for any period prior to the Effective Time.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF PARENT MERGER

Section 8.1 Conditions to Each Party’s Obligation to Consummate Parent Merger. The respective obligation of each Party to consummate the Parent Merger and the other transactions contemplated by this Agreement is subject to the satisfaction or, to the extent permitted by applicable Law, written waiver by such Party prior to the Closing of each of the following conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions):

(a) Shareholder Approvals. This Agreement shall have been duly approved by (i) the shareholders of Bancshares in accordance with Bancshares’ articles of incorporation and bylaws and applicable Law and (ii) the shareholders of SmartFinancial in accordance with the charter and bylaws of SmartFinancial and applicable Law.

(b) Governmental Approvals. All approvals, consents, and waivers of or from Governmental Entities (including without limitation the Regulatory Approvals) required to consummate the transactions contemplated by this Agreement (including without limitation the Parent Merger and the Bank Merger) shall have been obtained and shall be in full force and effect, and all statutory waiting periods in respect thereof shall have expired, and no such approval, consent, or waiver shall contain any condition, restriction, or requirement that the SmartFinancial board of directors determines, in its sole discretion, would, individually or in the aggregate with one or more other conditions, restrictions, or requirements, materially reduce the benefits of the transactions contemplated by this Agreement to such a degree that SmartFinancial would not have entered into this Agreement had such condition(s), restriction(s), or requirement(s) been known as of the date of this Agreement (any such condition, restriction, or requirement, a “Burdensome Condition”); provided, however, that (i) any condition, restriction, or requirement imposed by a Governmental Entity which is customarily imposed in published orders or approvals for transactions such as the Parent Merger shall not be deemed to be a Burdensome Condition and (ii) prior to declaring a Burdensome Condition and electing not to consummate the transactions contemplated hereby as a result thereof, SmartFinancial shall use commercially reasonable efforts to negotiate with the relevant Governmental Entity a modification to the condition, restriction, or requirement to reduce the burdensome nature thereof such that the condition, restriction, or requirement no longer constitutes a Burdensome Condition.

(c) No Injunction; Illegality. There shall not be in effect any order, decree, or injunction of any Governmental Entity that enjoins or prohibits the consummation of the Parent Merger or the Bank Merger, and no Governmental Entity shall have instituted any action, suit, or proceeding for the purpose of enjoining or prohibiting the consummation of the Parent Merger or the Bank Merger. No Law shall have been enacted, entered, promulgated, or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Parent Merger or the Bank Merger.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending such effectiveness shall be in effect, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated, continuing, or threatened and unresolved, and all necessary registrations, consents, approvals, and notices under applicable state securities Laws relating to the issuance of the SmartFinancial Common Stock to be issued in connection with the Parent Merger shall have been filed and received.

(e) Nasdaq Listing. The shares of SmartFinancial Common Stock that will be issued to holders of Bancshares Class A Stock as consideration in the Parent Merger pursuant to this Agreement shall have been authorized for listing on Nasdaq (subject to official notice of issuance).

Section 8.2 Conditions to Obligations of Capstone Parties. The obligation of each of Bancshares and Capstone to consummate the Parent Merger and the other transactions contemplated hereby is also subject to the satisfaction or, to the extent permitted by applicable Law, written waiver by Bancshares and Capstone prior to the Closing of each of the following conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions):

(a) Representations and Warranties of SmartFinancial Parties. The representations and warranties of the SmartFinancial Parties contained in Section 5.2(c) (Capitalization), Section 5.2(d) (Authority), Section 5.2(k)(i) (Absence of Certain Changes or Events), Section 5.2(r) (Fairness Opinion), Section 5.2(s) (Broker Fees), and Section 5.2(aa) (Required Shareholder Vote) shall be true and correct in all respects (other than, in the case of Section 5.2(c) only, inaccuracies which, individually and in the aggregate, are de minimis in both amount and impact) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). The representations and warranties of the SmartFinancial Parties contained in Section 5.2(a) (Organization and Qualification) and Section 5.2(e) (No Violations) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). All other representations and warranties of the SmartFinancial Parties contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct has not had or resulted in, and would not reasonably be expected to have or result in, individually or in the aggregate, a SmartFinancial Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties containing or subject to a materiality, SmartFinancial Material Adverse Effect, or Knowledge qualifier shall be read without, and shall be deemed not to include or be subject to, any such qualifier.

(b) Performance of Obligations of SmartFinancial Parties. The SmartFinancial Parties shall have performed and complied with, in all material respects, all obligations and covenants required to be performed and complied with by them under this Agreement prior to or at the Closing.

(c) Officers’ Certificate. The Capstone Parties shall have received a certificate, dated as of the Closing Date, signed by the chief executive officer and the chief financial officer of each of SmartFinancial and SmartBank, and otherwise in form and substance reasonably satisfactory to the Capstone Parties, to the effect that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

(d) Third Party Consents. All of the consents, approvals, and waivers required to be obtained by the SmartFinancial Parties in connection with the consummation of the transactions contemplated by this Agreement (including without limitation those set forth on Schedule 5.2(f) of the SmartFinancial Disclosure Memorandum, but excluding those contemplated by Section 8.1(b)) shall have been obtained and the SmartFinancial Parties shall have delivered to the Capstone Parties such evidence of the same as the Capstone Parties may reasonably request.

(e) Tax Opinion. Bancshares shall have received an opinion from Burr & Forman LLP, legal counsel to Bancshares, dated as of the Closing Date and in form and substance reasonably satisfactory to Bancshares, to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in such opinion, the Parent Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon representations contained in certificates of officers of the Capstone Parties and the SmartFinancial Parties, reasonably satisfactory in form and substance to such counsel.

Section 8.3 Conditions to Obligations of SmartFinancial Parties. The obligation of each of SmartFinancial and SmartBank to consummate the Parent Merger and the other transactions contemplated hereby is also subject to the satisfaction or, to the extent permitted by applicable Law, written waiver by SmartFinancial and SmartBank prior to the Closing of each of the following conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions):

(a) Representations and Warranties of Capstone Parties. The representations and warranties of the Capstone Parties contained in Section 4.2(c) (Capitalization), Section 4.2(d) (Authority), Section 4.2(k)(i) (Absence of Certain Changes or Events), Section 4.2(v) (Fairness Opinion), Section 4.2(w) (Broker Fees), and Section 4.2(ii) (Required Shareholder Vote) shall be true and correct in all respects (other than, in the case of Section 4.2(c) only, inaccuracies which, individually and in the aggregate, are de minimis in both amount and impact) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). The representations and warranties of the Capstone Parties contained in Section 4.2(a) (Organization and Qualification) and Section 4.2(e) (No Violations) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). All other representations and warranties of the Capstone Parties contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct has not had or resulted in, and would not reasonably be expected to have or result in, individually or in the aggregate, a Bancshares Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties containing or subject to a materiality, Bancshares Material Adverse Effect, or Knowledge qualifier shall be read without, and shall be deemed not to include or be subject to, any such qualifier.

(b) Performance of Obligations of Capstone Parties. The Capstone Parties shall have performed and complied with, in all material respects, all obligations and covenants required to be performed and complied with by them under this Agreement prior to or at the Closing.

(c) Officers’ Certificate. The SmartFinancial Parties shall have received a certificate, dated as of the Closing Date, signed by the chief executive officer and the chief financial officer of each of Bancshares and Capstone, and otherwise in form and substance reasonably satisfactory to the SmartFinancial Parties, to the effect that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

(d) Third Party Consents. All of the consents, approvals, and waivers required to be obtained by the Capstone Parties in connection with the consummation of the transactions contemplated by this Agreement (including without limitation those set forth on Schedule 4.2(f) of the Capstone Disclosure Memorandum or otherwise required by or under any Capstone Material Contract, but excluding those contemplated by Section 8.1(b)), as well as the estoppel letters contemplated by Section 7.11, shall have been obtained and the Capstone Parties shall have delivered to the SmartFinancial Parties such evidence of the same as the SmartFinancial Parties may reasonably request.

(e) Tax Opinion. SmartFinancial shall have received an opinion from Butler Snow LLP, legal counsel to SmartFinancial, dated as of the Closing Date and in form and substance reasonably satisfactory to SmartFinancial, to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in such opinion, the Parent Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon representations contained in certificates of officers of the Capstone Parties and the SmartFinancial Parties, reasonably satisfactory in form and substance to such counsel.

(f) Director Resignations. Each member of the board of directors of Bancshares and each member of the board of directors of Capstone, other than the New Smart Directors, shall have delivered to Bancshares and Capstone, respectively, written resignations whereby such individuals resign from the Bancshares and Capstone boards of directors effective as of the Effective Time, and the Capstone Parties shall have delivered to the SmartFinancial Parties such evidence of the same as the SmartFinancial Parties shall reasonably request.

(g) Dissenting Shareholders. The holders of not more than 10% of the outstanding shares of Bancshares Class A Stock shall have perfected and not effectively withdrawn or lost their rights to dissent from the Parent Merger pursuant to Article 13 of the Alabama Corporation Act.

(h) Termination of Change in Control Agreements. The Change in Control Agreements of the Specified Executives shall have been terminated in accordance with Section 7.17.

(i) Use Tax. All Alabama use Tax (state, city, county, or otherwise) due and payable by the Capstone Parties at any time or for any period prior to the Effective Time shall not exceed $150,000 in the aggregate, and the Capstone Parties shall have delivered to the SmartFinancial Parties such evidence of the same as the SmartFinancial Parties shall reasonably request.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time or as otherwise indicated:

(a) By mutual written consent of SmartFinancial, SmartBank, Bancshares, and Capstone.

(b) By the SmartFinancial Parties (provided that neither SmartFinancial nor SmartBank is then in material breach of any representation, warranty, covenant, or agreement contained herein), in the event of a breach by Bancshares or Capstone of any representation, warranty, covenant, or agreement contained in this Agreement, or by the Capstone Parties (provided that neither Bancshares nor Capstone is then in material breach of any representation, warranty, covenant, or agreement contained herein), in the event of a breach by SmartFinancial or SmartBank of any representation, warranty, covenant, or agreement contained in this Agreement, in either case which breach (i) individually or in the aggregate with all other such breaches would, if occurring or continuing on the Closing Date, result in the failure of any of the conditions set forth in Article VIII and (ii) cannot be or has not been cured within 30 days after written notice to the breaching Party of such breach.

(c) By either the SmartFinancial Parties or the Capstone Parties, (i) in the event the shareholders of Bancshares fail to approve, by the requisite vote, this Agreement and the transactions contemplated hereby at the Bancshares Meeting, provided that the Capstone Parties shall only be entitled to exercise their right of termination under this Section 9.1(c)(i) if the Capstone Parties have complied with, and there has been no breach or violation by the Capstone Parties of, their obligations and covenants set forth in Section 7.7, or (ii) in the event the shareholders of SmartFinancial fail to approve, by the requisite vote, this Agreement and the transactions contemplated hereby at the SmartFinancial Meeting, provided that the SmartFinancial Parties shall only be entitled to exercise their right of termination under this Section 9.1(c)(ii) if the SmartFinancial Parties have complied with, and there has been no breach or violation by the SmartFinancial Parties of, their obligations and covenants set forth in Section 7.8.

(d) By either the SmartFinancial Parties or the Capstone Parties, in the event any approval, consent, or waiver of or from any Governmental Entity required to consummate the transactions contemplated by this Agreement (including without limitation the Parent Merger and the Bank Merger) shall have been denied by final and non-appealable action of such Governmental Entity or any application therefor shall have been permanently withdrawn at the request of a Governmental Entity; provided, however, that the SmartFinancial Parties shall not be entitled to exercise their right of termination under this Section 9.1(d) if such denial or withdrawal shall be due to the failure of SmartFinancial or SmartBank to perform or observe its obligations and covenants set forth in this Agreement, and that the Capstone Parties shall not be entitled to exercise their right of termination under this Section 9.1(d) if such denial or withdrawal shall be due to the failure of Bancshares or Capstone to perform or observe its obligations and covenants set forth in this Agreement.

(e) By either the SmartFinancial Parties or the Capstone Parties, in the event any court or other Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that the SmartFinancial Parties shall not be entitled to exercise their right of termination under this Section 9.1(e) if such action of such court or other Governmental Entity shall be due to the failure of SmartFinancial or SmartBank to perform or observe its obligations and covenants set forth in this Agreement, and that the Capstone Parties shall not be entitled to exercise their right of termination under this Section 9.1(e) if such action of such court or other Governmental Entity shall be due to the failure of Bancshares or Capstone to perform or observe its obligations and covenants set forth in this Agreement.

(f) By either the SmartFinancial Parties or the Capstone Parties, in the event the Parent Merger is not consummated by December 31, 2017, unless (i) in the event of termination by the SmartFinancial Parties, the failure to consummate the Parent Merger by such date shall be due to the failure of SmartFinancial or SmartBank to perform or observe its obligations and covenants set forth in this Agreement, and (ii) in the event of termination by the Capstone Parties, the failure to consummate the Parent Merger by such date shall be due to the failure of Bancshares or Capstone to perform or observe its obligations and covenants set forth in this Agreement.

(g) By the SmartFinancial Parties, in the event (i) of any breach by Bancshares or Capstone of Section 7.1 or Section 7.7 of this Agreement or (ii) the board of directors of Bancshares does not publicly recommend in the Joint Proxy Statement/Prospectus the approval of this Agreement and the transactions contemplated hereby by the shareholders of Bancshares or, after having made such recommendation, subsequently makes a Capstone Change of Recommendation.

(h) By the SmartFinancial Parties, in the event a tender offer or exchange offer for 10% or more of any class or series of outstanding shares of Bancshares Stock is commenced (other than by the SmartFinancial Parties) and the Bancshares board of directors recommends that the shareholders of Bancshares tender their shares in such tender offer or exchange offer or otherwise fails to timely recommend that such shareholders reject such tender offer or exchange offer.

(i) By the Capstone Parties, at any time prior to the approval of this Agreement by the shareholders of Bancshares, for the purpose of entering into an agreement with respect to a Superior Proposal, provided that there has been no breach by Bancshares or Capstone of Section 7.1 or Section 7.7.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall, subject to Section 9.3, become null and void and have no further force or effect and the Parties shall have no further or continuing liability or obligations under this Agreement, except that (a) Section 7.3(c), this Section 9.2, Section 9.3, and Article X of this Agreement shall survive any termination of this Agreement and (b) notwithstanding anything to the contrary contained in this Agreement, no Party shall be relieved of or released from any liability or damages arising out of such Party’s fraud or willful or intentional breach of any provision of this Agreement.

Section 9.3 Termination Fee.

(a) In the event (i) this Agreement is terminated by the SmartFinancial Parties pursuant to Section 9.1(b) and the Bancshares or Capstone breach giving rise to termination is knowing, willful, or intentional and (ii) within 12 months after the date of termination Bancshares or Capstone consummates or enters into any agreement with respect to an Acquisition Proposal, the Capstone Parties shall pay to the SmartFinancial Parties a termination fee of $2,800,000.

(b) In the event this Agreement is terminated by the SmartFinancial Parties pursuant to Section 9.1(g) or Section 9.1(h), the Capstone Parties shall pay to the SmartFinancial Parties a termination fee of $2,800,000.

(c) In the event this Agreement is terminated by the Capstone Parties pursuant to Section 9.1(i), the Capstone Parties shall pay to the SmartFinancial Parties a termination fee of $2,800,000.

Any termination fee and other amounts payable in accordance with this Section 9.3 shall be paid by wire transfer of immediately available funds to an account designated by the SmartFinancial Parties. Any termination fee and other amounts payable pursuant to Section 9.3(a) shall be paid by the Capstone Parties within two Business Days after their receipt of a payment demand notice from the SmartFinancial Parties. Any termination fee and other amounts payable pursuant to Section 9.3(b) or Section 9.3(c) shall be payable at the time of the termination of this Agreement. The Capstone Parties acknowledge that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and that absent such agreements the SmartFinancial Parties would not have entered into this Agreement. In the event the Capstone Parties fail to timely make payment of any amounts due and payable by them under this Section 9.3, the Capstone Parties shall pay or reimburse the SmartFinancial Parties all costs and expenses (including reasonable attorneys’ fees and expenses and court costs) incurred by the SmartFinancial Parties in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such amounts unpaid at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment. The termination fees and other amounts payable by the Capstone Parties pursuant to this Section 9.3 constitute liquidated damages and not a penalty and, except in the case of fraud or willful or intentional breach of this Agreement, shall be the sole monetary remedy of the SmartFinancial Parties in the event this Agreement is terminated under the circumstances described in Sections 9.3(a)-(c).

ARTICLE X

MISCELLANEOUS

Section 10.1 Survival. None of the representations, warranties, covenants, or agreements contained in this Agreement shall survive the Effective Time (other than those covenants and agreements contained herein that by their express terms are to be observed or performed after the Effective Time) or the termination of this Agreement (other than Section 7.3(c), Section 9.2, Section 9.3, and this Article X, each of which shall survive any such termination). Notwithstanding the foregoing or anything else in this Agreement to the contrary, none of the representations, warranties, covenants, or agreements contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive any Party hereto or any of its Affiliates of any defense, at law or in equity, which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

Section 10.2 Interpretation. When reference is made in this Agreement to an Article, Section, Exhibit, or Schedule, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement, unless otherwise indicated. The headings appearing in this Agreement have been inserted for purposes of convenience of reference only and shall not affect the meaning of, or be given any force or effect in the construction or interpretation of, this Agreement. Whenever the words “include,” “includes,” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not actually followed by such words. Any singular term used in this Agreement shall be deemed to include the plural, and any plural term the singular. Any gender reference in this Agreement shall be deemed to include all genders. Whenever the words “as of the date hereof” are used in this Agreement, such date shall be deemed the date of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 10.3 Amendment; Waiver. This Agreement may be amended, modified, or supplemented at any time, either before or after approval of this Agreement by any Party’s shareholders, by, but only by, a written instrument executed by each of the Parties; provided, however, that, after the approval of this Agreement by a Party’s shareholders, there may not be, without further approval of such shareholders, any amendment, modification, or supplement of or to this Agreement that requires further approval of or by such shareholders under applicable Law. Prior to the Effective Time, any provision of this Agreement may be waived by the Party or Parties entitled to the benefits thereof, provided that any such waiver shall be in writing and executed by the Party or Parties granting such waiver.

Section 10.4 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature page to this Agreement shall be deemed to be, and shall have the same force and effect as, an original signature page.

Section 10.5 Governing Law. This Agreement shall be governed by, and construed, interpreted, and enforced in accordance with, the laws of the State of Tennessee, without regard to conflict of laws principles.

Section 10.6 Expenses. Except as expressly otherwise provided in this Agreement, each Party shall be responsible for and pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

Section 10.7 Notices. All notices, requests, consents, and other communications required or permitted under or related to this Agreement shall be in writing and shall be deemed given, delivered, and effective (i) when delivered, if delivered personally, (ii) on the third Business Day after mailing, if mailed by first class United States Mail, postage prepaid and return receipt requested, or (iii) on the first Business Day after mailing, if sent by a nationally recognized overnight delivery service, in each case to the Parties at the following addresses (or such other addresses as the Parties may designate from time to time by notice given in accordance with this Section 10.7):

If to SmartFinancial or SmartBank:	with a copy (which shall not constitute notice) to:

SmartFinancial, Inc.	Butler Snow LLP
SmartBank	Attention: Adam G. Smith
Attention: William Y. Carroll, Jr.	150 3rd Avenue South, Suite 1600
5401 Kingston Pike, Suite 600	Nashville, Tennessee 37201
Knoxville, Tennessee 37919

If to Bancshares or Capstone:	with a copy (which shall not constitute notice) to:

Capstone Bancshares, Inc.	Burr Forman LLP
Capstone Bank	Attention: Gene T. Price
Attention: Robert W. Kuhn, Jr.	420 North 20th Street, Suite 3400
2301 University Boulevard	Birmingham, Alabama 35203
Tuscaloosa, Alabama 35401

Section 10.8 Entire Agreement; Third Party Beneficiaries. This Agreement, including and together with the Exhibits and Schedules hereto and the Disclosure Memoranda, and the Confidentiality Agreement (but only to the extent the Confidentiality Agreement is not inconsistent with any provision of this Agreement) represent the entire understanding of the Parties with respect to the transactions contemplated hereby and supersede any and all prior agreements, understandings, and arrangements, whether written or oral, between or among the Parties with respect to such subject matter. This Agreement is made solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and no other Person shall acquire or have any rights under or by virtue of this Agreement, except that the Indemnified Parties (and their heirs and legal and personal representatives) are intended third-party beneficiaries of this Agreement to the extent, but only to the extent, provided in Section 7.10.

Section 10.9 Severability. In the event any term or provision of this Agreement is held to be invalid, illegal, or unenforceable for any reason or in any respect, (a) such invalidity, illegality, or unenforceability shall in no event affect, prejudice, or disturb the validity, legality, or enforceability of the remainder of this Agreement, which shall be and remain in full force and effect enforceable in accordance with its terms, and (b) the Parties shall use their reasonable best efforts to substitute for such invalid, illegal, or unenforceable term or provision an alternative term or provision which, insofar as practicable, implements the original purposes and intent of this Agreement.

Section 10.10 Assignment. No Party may assign or delegate this Agreement or any of its rights, interests, duties, or obligations hereunder without the prior written consent of each of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 10.11 Attorneys’ Fees. In the event of any claim, action, suit, or proceeding arising out of or in any way relating to this Agreement or the transactions contemplated hereby, the prevailing Party or Parties shall be entitled to recover from the non-prevailing Party or Parties all fees, expenses, and disbursements, including without limitation reasonable attorneys’ fees and court costs, reasonably incurred by such prevailing Party or Parties in connection with such claim, action, suit, or proceeding, in addition to any other relief to which such prevailing Party or Parties may be entitled.

Section 10.12 Submission to Jurisdiction. EACH PARTY KNOWINGLY AND VOLUNTARILY HEREBY (A) IRREVOCABLY SUBMITS TO THE SOLE AND EXCLUSIVE JURISDICTION OF THE STATE COURTS OF THE STATE OF TENNESSEE LOCATED IN NASHVILLE, DAVIDSON COUNTY, TENNESSEE, OR IN THE EVENT (BUT ONLY IN THE EVENT) THAT NO SUCH STATE COURT HAS JURISDICTION, THE UNITED STATES DISTRICT COURT FOR THE MIDDLE DISTRICT OF TENNESSEE, NASHVILLE DIVISION (THE “TENNESSEE COURTS”), IN RESPECT OF ANY CLAIM, ACTION, SUIT, OR PROCEEDING UNDER, ARISING OUT OF, OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, (B) IRREVOCABLY WAIVES AND AGREES NOT TO ASSERT AS A DEFENSE IN OR TO ANY SUCH CLAIM, ACTION, SUIT, OR PROCEEDING THAT SUCH PARTY IS NOT SUBJECT TO THE JURISDICTION OF THE TENNESSEE COURTS, THAT SUCH CLAIM, ACTION, SUIT, OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN THE TENNESSEE COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE, OR THAT THIS AGREEMENT MAY NOT BE CONSTRUED, INTERPRETED, OR ENFORCED IN OR BY THE TENNESSEE COURTS, AND (C) IRREVOCABLY AGREES THAT ALL CLAIMS A PART OF OR WITH RESPECT TO ANY SUCH CLAIM, ACTION, SUIT, OR PROCEEDING SHALL BE HEARD AND DETERMINED BY THE TENNESSEE COURTS. THE PARTIES HEREBY GRANT THE TENNESSEE COURTS JURISDICTION OVER THE PERSONS OF THE PARTIES AND, TO THE EXTENT PERMITTED BY LAW, OVER THE SUBJECT MATTER OF ANY SUCH CLAIM, ACTION, SUIT, OR PROCEEDING.

Section 10.13 Jury Trial Waiver. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVES ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION, SUIT, OR PROCEEDING UNDER, ARISING OUT OF, OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be executed by their duly authorized officers as of the date first above written.

SMARTFINANCIAL, INC.

By:	/s/ William Y. Carroll, Jr.
William Y. Carroll, Jr.
President and Chief Executive Officer

SMARTBANK

By:	/s/ William Y. Carroll, Jr.
William Y. Carroll, Jr.
President and Chief Executive Officer

CAPSTONE BANCSHARES, INC.

By:	/s/ Steven B. Tucker
Steven B. Tucker
Chairman

CAPSTONE BANK

By:	/s/ Robert W. Kuhn, Jr.
Robert W. Kuhn, Jr.
President and Chief Executive Officer

(Signature Page to Agreement and Plan of Merger)

EXHIBIT A

FORM OF VOTING AGREEMENT

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